   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 26, 2000


                                                      REGISTRATION NO. 333-44860
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 3

                                       TO

                                   FORM S-11
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                 OF SECURITIES OF CERTAIN REAL ESTATE COMPANIES
                            ------------------------

                         SPECIALTY MORTGAGE TRUST, INC.
      (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS GOVERNING INSTRUMENTS)

                               6160 PLUMAS STREET
                               RENO, NEVADA 89509
                    (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)

                            ------------------------

                             NELLO GONFIANTINI III
          CHAIRMAN OF THE BOARD, PRESIDENT AND CHIEF FINANCIAL OFFICER
                         SPECIALTY MORTGAGE TRUST, INC.
                               6160 PLUMAS STREET
                               RENO, NEVADA 89509
                                 (775) 826-0809
                    (NAME AND ADDRESS OF AGENT FOR SERVICE)

                            ------------------------

                                    COPY TO:
                            PHILLIP R. POLLOCK, ESQ.
                                 TOBIN & TOBIN
                         500 SANSOME STREET, 8TH FLOOR
                            SAN FRANCISCO, CA 94111
                                 (415) 433-1400

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
At any time and from time to time after the effective date of this Registration
                                   Statement
                in light of market conditions and other factors

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ] __________

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ] __________

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check box: [X]

                            ------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

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

   THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE HAVE FILED A REGISTRATION STATEMENT RELATING TO THESE SECURITIES WITH THE SECURITIES AND EXCHANGE COMMISSION. WE CANNOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER
   TO SELL THESE SECURITIES AND WE ARE NOT SOLICITING OFFERS TO BUY THESE SECURITIES IN ANY STATE WHERE SUCH OFFER OR SALE IS NOT PERMITTED.


                    SUBJECT TO COMPLETION, DECEMBER 26, 2000

PROSPECTUS
DECEMBER    , 2000

                               UP TO $250,000,000

                         SPECIALTY MORTGAGE TRUST, INC.
                        COLLATERALIZED INVESTMENT NOTES
                           -------------------------
 CONSIDER CAREFULLY THE RISK
 FACTORS BEGINNING ON PAGE 13
 OF THIS PROSPECTUS, INCLUDING
 THE FOLLOWING:
 - The Notes are not insured
   or guaranteed and your
   recourse for payment is
   limited to our assets.
 - The Notes have limited
   liquidity and you may not
   be able to sell your Notes
   for cash. There is no
   secondary trading market
   and none is likely to
   develop.
 - The volatility of the
   market value of the pledged
   mortgage loans may result
   in a deficiency upon
   liquidation and in losses
   to noteholders.

 - We depend heavily on our
   manager and any change in
   managers could adversely
   affect our operations.
 - We have potential conflicts
   of interest with our
   manager that arise under
   the management agreement
   which, among other things,
   could lead to the
   acquisition of riskier or
   more speculative mortgage
   loans.
 - The manager negotiates
   origination and renewal
   fees and the first 2 1/2
   points collected from a
   borrower is paid to the
   manager. This presents a
   potential conflict of
   interest in that higher
   points could mean a lower
   interest rate which would
   reduce interest income over
   the life of a loan.

 - If we terminate our manager
   without cause, the
   termination fee payable to
   the manager would reduce
   cash available for
   operations and the
   repayment of Notes.

 - There are no charter or
   bylaw limitations on our
   use of leverage. We have a
   targeted debt to equity
   ratio of approximately 1:1.
   Any failure to refinance
   outstanding borrowings as
   they come due, whether
   under lines of credit or
   our note program, may
   materially adversely impact
   our operations and solvency
   and our ability to repay
   the Notes.
 - Should we fail to maintain
   REIT status, we would be
   subject to tax as a regular
   corporation which could
   reduce our earnings and our
   ability to make timely
   payments on the Notes.

 - Future revisions in
   policies and strategies at
   the discretion of the board
   of directors may adversely
   affect our operations and
   your investment.

 - We face loss exposure due
   to the credit risks of
   mortgage lending which
   could adversely affect our
   ability to make timely
   payments on the Notes.

 - There is no limit on the
   types of mortgage loans we
   may acquire.

 - There are no limits on the
   geographic concentration of

   the loans we may acquire.

Specialty Mortgage Trust, Inc. is a specialty mortgage finance company that acquires and holds, in a tax-advantaged real estate investment trust or REIT structure, mortgage loans secured by property located primarily in the State of Nevada. Gonzo Financial, Inc., as the manager for the REIT, originates and services our mortgage loans and is responsible for our day-to-day operations. Nello Gonfiantini III, a director and our sole executive officer, is also an executive officer, director and the sole stockholder of Gonzo Financial. We have no separate employees from the manager and we share its facilities. We have no ownership interest in the manager. Gonzo Financial has significant operating discretion as to the implementation of our business strategy and policies. These relationships create potential conflicts of interest to the extent Gonzo Financial's own interests at any given time are not identical to our interests.

Specialty Mortgage Trust, Inc. is offering up to $250,000,000 of its
                                  Collateralized Investment Notes with issuances expected to take place on a monthly basis. The maximum principal of Notes that can be outstanding at any time may not exceed $50 million. There is no minimum amount of Notes that may be sold. Unless otherwise stated in a supplement to this prospectus, no selling commissions will be deducted from the proceeds received by us from the issuance of the Notes.
  THE COLLATERALIZED INVESTMENT NOTES:

- will be secured by pledged assets of Specialty Mortgage Trust, Inc., consisting of mortgage loans, short-term money market instruments and/or cash;

- will have a maturity that is fixed on the date of issuance within a range of a minimum of 1 month to a maximum of 12 months from the date of issuance; and

- will bear interest rates as established from time to time, with interest payable, at the election of the noteholder, either monthly in arrears or, compounding monthly, at maturity.

Investors may select the term and corresponding interest rate offered in a supplement to this prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               TABLE OF CONTENTS


                                        PAGE
                                        ----
PROSPECTUS SUMMARY....................     1
  Summary of the Offering.............     1
  Summary Risk Factors................     2
  The Company.........................     9
  Use of Proceeds.....................     9
  Dividend Policy and Distributions...     9
  Business............................    10
  The Manager.........................    11
  Ratio of Earnings to Fixed
     Charges..........................    12
RISK FACTORS..........................    13
  Risk Factors Associated with an
     Investment in Collateralized
     Investment Notes.................    13
       The Notes are not insured or
          guaranteed and your recourse
          for payment is limited to
          our assets..................    13
       The Notes have limited
          liquidity and you may not be
          able to sell your Notes for
          cash........................    13
       The volatility of the market
          value of the pledged
          mortgage loans may result in
          a deficiency upon
          liquidation and in losses to
          noteholders.................    13
       The indenture governing the
          securities contains limited
          events of default which
          means there will be limited
          opportunities for a trustee
          to foreclose on behalf of
          noteholders on the pledged
          mortgage loans..............    13
       At the time of your investment,
          we may not have identified
          the mortgage loans that we
          will invest in with the
          proceeds of the offering and
          there is no assurance that
          our manager will identify
          and fund mortgage loans at
          favorable spreads...........    13
       At the time of your investment,
          you may not have sufficient
          information to make an
          informed investment decision
          because of our limited
          operating history...........    14
       Our Notes are unrated and your
          investment decision must be
          made without rating agency
          input.......................    14
       Timely payment to noteholders
          of amounts due on the Notes
          could be adversely affected
          by bankruptcy laws..........    14



                                        PAGE
                                        ----
  Risk Factors Associated with the
     Overall Enterprise of Specialty
     Mortgage Trust, Inc..............    14
       We depend heavily on our
          manager and any change in
          managers could adversely
          affect our operations.......    14
       We have potential conflicts of
          interest with our manager
          that arise under the
          management agreement........    14
       If we terminate our manager
          without cause, the
          termination fee payable to
          the manager would reduce
          cash available for
          operations and the repayment
          of Notes....................    15
       Failure to refinance
          outstanding borrowings may
          materially adversely impact
          our operations and solvency
          and our ability to repay the
          Notes.......................    15
       Should we fail to maintain REIT
          status, we would be subject
          to tax as a regular
          corporation which could
          reduce our earnings and our
          ability to make timely
          payments on the Notes.......    16
       Future revisions in policies
          and strategies at the
          discretion of board of
          directors may adversely
          affect our operations and
          your investment.............    16
       If we should cease to qualify
          for an Investment Company
          Act exemption, our ability
          to use leverage and to
          conduct our business would
          be materially adversely
          affected as would our
          ability to make timely
          payments on the Notes.......    16
  Risk Factors Associated with the
     Business of Mortgage Lending and
     Managing a Mortgage Loan
     Portfolio........................    17
       We face loss exposure due to
          the credit risks of mortgage
          lending which could
          adversely affect our ability
          to make timely payments on
          the Notes...................    17
       Intense competition in the
          mortgage loan industry may
          result in reduced net income
          or in revised underwriting
          standards which would
          adversely affect our
          operations and your
          investment..................    19

                                        PAGE
                                        ----
       General economic and financial
          conditions in mortgage and
          financial markets may affect
          our results of operations
          and your investment.........    19
       We face adverse effects of
          using leverage to finance
          mortgage loan
          originations................    20
       New laws and regulations, new
          administrative or judicial
          interpretations or our
          failure to comply with
          existing federal, state, or
          local legislation or
          regulation could adversely
          affect our operations and
          your investment.............    21
       Our mortgage portfolio has
          limited liquidity which
          could impact our ability to
          make timely payment on the
          Notes.......................    22
THE COMPANY...........................    23
USE OF PROCEEDS.......................    24
DIVIDEND POLICY AND DISTRIBUTIONS.....    25
CAPITALIZATION........................    26
SELECTED FINANCIAL AND OTHER DATA.....    27
MANAGEMENT'S DISCUSSION AND ANALYSIS
  OF FINANCIAL CONDITION AND RESULTS
  OF OPERATIONS.......................    28
  Overview............................    28
  Financial Condition.................    28
  Assets..............................    28
  Liabilities.........................    28
  Results of Operations...............    29
  Recent Developments.................    31
  Interest Rate/Market/Credit Risk....    31
  Liquidity and Capital Resources.....    32
  Quantitative and Qualitative
     Disclosures about Market Risk....    33
BUSINESS..............................    34
  Investment Strategies and Polices...    34
  Leverage Strategies and Policies....    39
  Operating Strategies and Policies...    40
  Other Company Policies..............    42
  Legal Proceedings...................    43
THE MANAGER...........................    44
  Management Fees.....................    44
  Administrative Services Provided by
     the Manager......................    45
  Expenses............................    46
  Term and Termination................    46
  Potential Conflicts of Interest and
     Limits of Responsibility.........    47



                                        PAGE
                                        ----
MANAGEMENT............................    48
  Directors and Officers..............    48
  Terms of Directors and Officers.....    49
  Committees of the Board.............    49
  Compensation Committee Interlocks...    50
  Compensation of Directors...........    50
  Executive Compensation..............    50
  Stock Option Plan...................    50
PRINCIPAL SECURITYHOLDERS.............    53
  Beneficial Ownership of Capital
     Stock by Large Securityholders...    53
  Beneficial Ownership of Capital
     Stock by Directors and
     Management.......................    53
DESCRIPTION OF THE NOTES..............    55
  General.............................    55
  Collateral..........................    56
  Calculation of the Value of the
     Collateral.......................    57
  Withdrawals and Substitutions of
     Collateral.......................    58
  Payments on Pledged Assets..........    58
  Purchase and Resale of Notes........    58
  Redemption..........................    58
  Financial Reports...................    59
  Events of Default...................    59
  Priority............................    60
  Merger..............................    60
  The Trustee.........................    60
  Modification........................    61
  List of Noteholders.................    61
  Annual Compliance Statement.........    61
  Trustee's Annual Report.............    61
  Trustee.............................    62
FEDERAL INCOME TAX CONSEQUENCES.......    62
  Tax Classification of the Notes.....    62
  Tax Classification of Specialty
     Mortgage Trust...................    62
  Tax Classification of the Collateral
     Pool.............................    63
  Tax Consequences to Noteholders.....    64
STATE AND LOCAL TAX CONSIDERATIONS....    65
ERISA INVESTORS.......................    65
PLAN OF DISTRIBUTION..................    65
LEGAL MATTERS.........................    66
EXPERTS...............................    67
WHERE YOU CAN FIND MORE INFORMATION...    67
SALES LITERATURE......................    67
GLOSSARY..............................    68
FINANCIAL STATEMENTS..................   F-1

                               PROSPECTUS SUMMARY

     This summary highlights selected information from this prospectus and does not contain all of the information that you need to consider in making your investment decision. You should read this entire prospectus carefully to understand all of the terms of the offering. We include a glossary beginning on page 49.

                            SUMMARY OF THE OFFERING

     Securities offered. This prospectus relates to up to $250,000,000 of Specialty Mortgage Trust, Inc.'s Collateralized Investment Notes. The maximum principal amount outstanding at any time may not exceed $50,000,000.

     Term. The Notes are expected to be issued monthly with maturities ranging from one month to twelve months from the date of issuance.

     Minimum denominations. $25,000.

     Date of Issuance. The 20th day of the month, or the first business day thereafter unless otherwise provided in the prospectus supplement.

     Interest. We will establish interest rates on the Notes offered in this prospectus from time to time, based on market conditions and our financial requirements. Once fixed at issuance, the interest rate on a Note will not change unless the term of the Note is extended. Interest on the Notes is payable at the election of the noteholder either (a) monthly in arrears on the 20th day of each month and at stated maturity or (b) compounding monthly, at stated maturity. Accrued interest is to be computed on the basis of a 360-day year consisting of twelve 30-day months. Investors may select the term and corresponding interest rate offered in a supplement to this prospectus.

     Collateral. The Notes will be collateralized by pledged assets consisting of (a) our mortgage loans in an aggregate principal amount at least equal to one and a half (1 1/2) times the aggregate principal amount outstanding on the Notes, (b) short-term money market instruments and cash at least equal to the aggregate principal amount outstanding on the Notes or (c) a combination of the foregoing. We anticipate that initially the pledged assets will consist primarily of various mortgage loans.

     The Trustee. Pursuant to the terms of an indenture, Bankers Trust Company of California, N.A. shall serve as trustee and shall hold the pledged assets for the benefit of the noteholders.

     Valuation of collateral. On the 20th day of each month, we are required to calculate and certify to the trustee the value of the collateral securing the Notes within the last five business days using the current principal amount of the pledged mortgage loans, the principal or face amount of the pledged short-term money market instruments and the face value of pledged cash.

     Maintenance of collateral. If on any valuation date the value of the pledged assets is less than that required to be maintained, we shall, not later than the month-end following the valuation date, (i) deliver to the trustee additional eligible collateral and/or (ii) purchase outstanding Notes, such that after taking such actions the value of the collateral is equal to or greater than that required to be maintained.

     Withdrawal or substitution of pledged assets. We may, upon request to the trustee, withdraw or substitute pledged assets at any time if, after giving effect to any such withdrawal or substitution, the value of the pledged assets is at least equal to the amount required to be maintained.

     Payments and distributions on the pledged assets. Unless an event of default has occurred and is continuing with respect to the Notes, we shall be entitled to collect all payments on the pledged assets. Upon the occurrence of an event of default and while it shall be continuing, the trustee may require that payments on pledged assets be paid directly to it and, if we then receive any payments on the pledged assets, we shall hold such payments in trust for the benefit of the trustee and the holders of the Notes.

     Redemption. The Notes are not subject to redemption at our option or at the option of a noteholder or otherwise.

     Form. Book-entry and nonnegotiable unless otherwise provided in the prospectus supplement. We will provide the holder with a confirmation of the transaction. We will not issue promissory notes to individual holders.

     Automatic Extension. We will send you at an address you provide us notice of maturity generally about two weeks prior to maturity. We will automatically rollover a maturing Note by issuing a new Note with a term equal to the maturing Note's original term unless we receive notice from the noteholder at least one business day before the maturity date of the Note to pay the maturing Note in cash or we give the holder notice at least five business days before the Note's maturity that the Notes will be paid in cash. We will rollover Notes at their maturity dates at the interest rate we are offering on newly-issued Notes of the same term and denomination as the maturing Note. A noteholder whose note is rolled over shall be paid the interest due at maturity in cash and only the principal amount shall be rolled over.

                              SUMMARY RISK FACTORS

     Prior to making an investment decision, prospective investors should carefully consider all of the information set forth in this prospectus and, in particular, should evaluate the factors set forth in "Risk Factors." These risk factors include:

RISK FACTORS ASSOCIATED WITH AN INVESTMENT IN COLLATERALIZED INVESTMENT NOTES

     THE NOTES ARE NOT INSURED OR GUARANTEED AND YOUR RECOURSE FOR PAYMENT IS LIMITED TO OUR ASSETS. The Notes represent obligations solely of Specialty Mortgage Trust and are not insured or guaranteed by any governmental agency or instrumentality or any other person or entity.

     THE NOTES HAVE LIMITED LIQUIDITY AND YOU MAY NOT BE ABLE TO SELL YOUR NOTES FOR CASH. There is no secondary trading market for the Notes and one is unlikely to develop. As a result, the ability of a noteholder to transfer the Note to another party for cash, or to pledge a Note as collateral, is expected to be very limited.

     THE VOLATILITY OF THE MARKET VALUE OF THE PLEDGED MORTGAGE LOANS MAY RESULT IN A DEFICIENCY UPON LIQUIDATION AND IN LOSSES TO NOTEHOLDERS. There is no well-developed secondary trading market for a substantial portion, if not all, of our portfolio. Many of our mortgage loans are construction or development loans whose value depends not only on favorable economic conditions but also the continued financial viability of the developer. Accordingly, the market value of the pledged mortgage loans, and of our mortgage loans generally, may fluctuate significantly. In addition, our mortgage loans, including those that are pledged, may prove to be illiquid. Consequently, such mortgage loans may need to be liquidated at a discount, in which case the proceeds of liquidation might be less than the outstanding principal amount of, and interest payable on, the Notes.

     THE INDENTURE GOVERNING THE SECURITIES CONTAINS LIMITED EVENTS OF DEFAULT WHICH MEANS THERE WILL BE LIMITED OPPORTUNITIES FOR A TRUSTEE TO FORECLOSE ON BEHALF OF NOTEHOLDERS ON THE PLEDGED MORTGAGE LOANS. The securities offered in this prospectus are governed by a trust indenture which is an agreement between us and the trustee about the terms of the securities. The indenture governing the securities contains only limited events of default other than our failure to pay principal or interest on time.

     AT THE TIME OF YOUR INVESTMENT, WE MAY NOT HAVE IDENTIFIED THE MORTGAGE LOANS THAT WE WILL INVEST IN WITH THE PROCEEDS OF THE OFFERING AND THERE IS NO ASSURANCE THAT OUR MANAGER WILL IDENTIFY AND FUND MORTGAGE LOANS AT FAVORABLE SPREADS. We rely on our manager to identify mortgage loans to be originated by it and acquired by us. Our earnings, and our ability to make payments on the Notes, depend on our ability to acquire mortgage loans at favorable rates compared to our borrowing costs. There is no assurance that the favorable spreads we require can be attained. At the time of your investment in Notes, we may not have identified the mortgage loans that we will invest in with the proceeds of the offering, except to the extent mortgages have been funded with bank lines or other borrowings that are being repaid with such proceeds. For example, on September 30, 2000, the balance outstanding on bank lines of credit was $3.04 million. If we had closed a sale of notes on the 20th of that month, proceeds would be used first to pay down those bank lines and then fund "pipeline" loans which might close thereafter. Prior to your investment, you will be unable to evaluate the manner in which proceeds are to be invested and the economic merit of the particular mortgage loan. In addition, there may be a substantial period of time before the proceeds of the offering are invested and therefore a delay in receiving the maximum return on the money we have available to invest.


     AT THE TIME OF YOUR INVESTMENT, YOU MAY NOT HAVE SUFFICIENT INFORMATION TO MAKE AN INFORMED INVESTMENT DECISION BECAUSE OF OUR LIMITED OPERATING
HISTORY. We began operations on January 31, 1998. Because we have not developed an extensive earnings history nor experienced a wide variety of interest rate or market conditions, our historical operating performance may not predict our future performance. In addition, our manager, Gonzo Financial, commenced operations in 1995, primarily originating and servicing mortgage loans, and had no experience in the day-to-day management of a mortgage REIT until we began our operations. This lack of experience could adversely affect our operating performance, particularly if we are called upon to respond to changing market conditions.


RISK FACTORS ASSOCIATED WITH THE OVERALL ENTERPRISE OF SPECIALTY MORTGAGE TRUST, INC.

     WE DEPEND HEAVILY ON OUR MANAGER AND ANY CHANGE IN MANAGERS COULD ADVERSELY AFFECT OUR OPERATIONS. Our operations depend heavily on the contributions of Mr. Gonfiantini and our manager Gonzo Financial. Mr. Gonfiantini, a director and our sole executive officer, is also an executive officer, director and the sole stockholder of Gonzo Financial. We have no separate employees from the manager and we share its facilities. We have no ownership interest in the manager. Gonzo Financial has significant operating discretion as to the implementation of our business strategy and policies. We rely on Gonzo Financial for day-to-day management and mortgage origination and servicing. Accordingly, our success depends in significant part on Mr. Gonfiantini and our manager, who would be difficult to replace. This dependence, if misplaced, and any change in the manager could adversely affect our operations and our ability to make timely payments of amounts due on the Notes.

     WE HAVE POTENTIAL CONFLICTS OF INTEREST WITH OUR MANAGER THAT ARISE UNDER THE MANAGEMENT AGREEMENT.

     Origination Fee. The first 2.5% (2 1/2 points) of any origination fees (points) collected from the borrower is paid to the manager as part of the management fee. The size of the mortgage origination fees are market driven but may vary through negotiation with the borrower. To the extent higher origination fees are paid, the interest rate on the loan may be reduced. This would reduce the interest income we would receive from the loan.

     Loan Servicing Fee. As part of the management fee, one-half of one percent of the total mortgage loan portfolio is retained by the manager as a loan servicing fee. An undue emphasis on increasing the size of the mortgage loan portfolio, thereby increasing the manager's compensation, could result in the acquisition of riskier or more speculative loans.

     Incentive Fee. We also pay our manager an incentive fee equal to 50% of our quarterly taxable income in excess of an annualized return of 12% on our net worth for that quarter. If the marketplace works as expected, i.e., higher risk, higher reward, the incentive fee structure to the extent it encourages an undue short-term emphasis on the acquisition of higher yielding loans could result in the acquisition of riskier or more speculative loans.

     Services to Others. The management agreement does not limit or restrict the right of the manager to engage in any business or render services of any kind to any other person, including the purchase of, or rendering advice to others purchasing, mortgages that meet our policies and criteria.

     No Minimum Time Commitment. The management agreement does not impose a minimum time commitment that the manager and its personnel must devote to providing services to us. The ability of the manager to engage in other business activities could reduce the time and effect spend by the manager on our management.

     Limits of Manager Responsibility. The manager assumes no responsibility other than to render the services called for under the management agreement in good faith and shall not be responsible for any action of the board of directors in following or declining to follow any advice or recommendations of the manager. The manager, its directors, officers, stockholders and employees will not be liable to us, any subsidiary of ours, our subsidiary's stockholders or the unaffiliated directors for any acts or omissions by the manager, its directors, officers, stockholders or employees under or in connection with the management agreement, except by reason of acts or omissions constituting bad faith, willful misconduct, gross negligence or reckless disregard of their duties under the management agreement.

     Indemnification. We have agreed to indemnify the manager, its directors, officers, stockholders and employees with respect to all expenses, losses, damages, liabilities, demands, charges and claims arising from any acts or omissions of the manager made in good faith in the performance of its duties under the management agreement and not constituting bad faith, willful misconduct, gross negligence or reckless disregard of its duties.

     IF WE TERMINATE OUR MANAGER WITHOUT CAUSE, THE TERMINATION FEE PAYABLE TO THE MANAGER WOULD REDUCE CASH AVAILABLE FOR OPERATIONS AND THE REPAYMENT OF NOTES. Upon nonrenewal by us of the management agreement without cause, a termination fee will be payable to the manager in an amount equal to the greater of the fair value of the management agreement as established by an independent appraiser or 4% of our mortgage loan portfolio. At September 30, 2000, 4% of our mortgage loan portfolio would be approximately $2.3 million. The termination fee, if paid, would adversely affect the cash available for our operations and the repayment of the Notes.

     FAILURE TO REFINANCE OUTSTANDING BORROWINGS MAY MATERIALLY ADVERSELY IMPACT OUR OPERATIONS AND SOLVENCY AND OUR ABILITY TO REPAY THE NOTES. We have a targeted debt-to-equity ratio of 1:1. Our ability to achieve our investment objectives depends not only on our ability to borrow money in sufficient amounts and on favorable terms from investors in our Notes but also on our ability to renew or replace on a continuous basis our maturing short-term bank borrowings, known as warehouse facilities, and our maturing Notes. We currently have lines of credit at three commercial banks in the aggregate amount of $12.5 million. If we are unable to maintain these facilities or to obtain alternative lending facilities on terms similar to the existing facilities, it may negatively impact our ability to continue to fund our operations and, as a result, our ability to repay indebtedness, including principal and interest due on the securities offered in this prospectus. In the event we are not able to renew or replace borrowings maturing under bank lines or our Note program, we could be required to sell mortgage loans under adverse market conditions and could incur losses as a result.

     SHOULD WE FAIL TO MAINTAIN REIT STATUS, WE WOULD BE SUBJECT TO TAX AS A REGULAR CORPORATION WHICH COULD REDUCE OUR EARNINGS AND OUR ABILITY TO MAKE TIMELY PAYMENTS ON THE NOTES. We intend, at all times, to operate so as to qualify as a REIT for federal income tax purposes. In order to maintain our qualification as a REIT, we must satisfy tests with respect to the sources of our income, the nature and diversification of our assets, the amount of our distributions to stockholders and the ownership of our stock. If we fail to qualify as a REIT in any taxable year and specific relief provisions of the Code do not apply, we would be subject to federal income tax as a regular, domestic corporation. As a result, we could be subject to income tax liability, thereby significantly reducing or eliminating the amount of cash available to make payments on the Notes.

     FUTURE REVISIONS IN POLICIES AND STRATEGIES AT THE DISCRETION OF BOARD OF DIRECTORS MAY ADVERSELY AFFECT OUR OPERATIONS AND YOUR INVESTMENT. Management has established our investment policies and strategies, such as the limitation on the amount of debt we may incur or the maximum investment in any single mortgage loan or in mortgage loans to one borrower, as set forth in this prospectus. These policies and strategies may be modified or waived by the Board of Directors, without shareholder approval. The ultimate effect of these changes may adversely affect our operations and our ability to make timely payment of amounts due on the Notes.

RISK FACTORS ASSOCIATED WITH THE BUSINESS OF MORTGAGE LENDING AND MANAGING A MORTGAGE LOAN PORTFOLIO

     WE FACE LOSS EXPOSURE DUE TO THE CREDIT RISKS OF MORTGAGE LENDING WHICH COULD ADVERSELY AFFECT OUR ABILITY TO MAKE TIMELY PAYMENTS ON THE NOTES.


     Default and foreclosure. At September 30, 2000, mortgage loans aggregating to $2,100,000, 3.73% of our portfolio, were in foreclosure. In addition, mortgage loans aggregating to $3,596,000, 6.4% of our portfolio, were in default but not in foreclosure. In the event of a default on the underlying mortgage loan, the ultimate extent of the loss, if any, may only be determined after a foreclosure of the mortgage encumbering the property and, if the lender takes title to the property, upon liquidation of the property. Factors such as the title to the property or its physical condition (including environmental considerations) may make a third party unwilling to purchase the property at a foreclosure sale or for a price sufficient to satisfy the obligations with respect to the related mortgage loan. Foreclosure laws may protract the foreclosure process. In addition, the condition of a property may deteriorate during the pendency of foreclosure proceedings. Some borrowers may become subject to bankruptcy proceedings, in which case the amount and timing of amounts due may be materially adversely affected. Even assuming that the underlying real estate provides adequate security for the mortgage loan, substantial delays could be encountered in connection with the liquidation of a defaulted mortgage loan and a corresponding delay in the receipt and reinvestment of principal and interest payments could occur.



     Real Estate Market Conditions. Many of the risks of holding mortgage loans reflect the risks of investing directly in the real estate securing the mortgage loans. This may be especially true in the case of a relatively small or less diverse pool of mortgage loans. Our business may be adversely affected by periods of economic slowdown or recession which may be accompanied by declining real estate values. Any material decline in real estate values reduces the ability of borrowers to use real estate equity to support borrowings and increases the loan-to-value ratios of mortgage loans previously made, thereby weakening collateral coverage and increasing the possibility of a loss in the event of default. In addition, delinquencies, foreclosures and losses generally increase during economic slowdowns and recessions.



     Land Loans and Construction Loans. There is no limit on the types of mortgage loans we may acquire. As of September 30, 2000, 77% of our mortgage loan portfolio consisted of land loans and 9% consisted of construction loans. Land loans consisted of mortgage loans for residential raw land (34.9% of the portfolio), residential land development (29.7% of the portfolio) and commercial raw land (12.7% of the portfolio). With a mortgage loan on raw land, there is generally no cash flow from the property to support periodic interest payments. A mortgage loan made to an owner or developer to finance a property that is being developed or under construction will generally involve greater risks than a property that has been constructed. There can be no assurance that the improvements to be constructed can be accomplished with available funds or in a timely manner. Since market value cannot be accurately determined until a property is sold in the marketplace, the appraised value of a proposed project can be subject to change. As of September 30, 2000, eight loans aggregating to $5,861,000, each either a land loan or a construction loan, were in default.


     Commercial Mortgage Loans. Commercial mortgage loans generally lack standardized terms, which may complicate their structure. Commercial properties themselves tend to be unique and are more difficult to value than residential properties. In addition, commercial properties, particularly industrial and warehouse properties, are generally subject to relatively greater environmental risks than non-commercial properties and the corresponding burdens and costs of compliance with environmental laws and regulations.

     Nonconforming Single-Family and Multifamily Residential Loans. Credit risks associated with nonconforming mortgage loans may be greater than those associated with conventional mortgage loans that conform to Fannie Mae and Freddie Mac guidelines. The combination of different underwriting criteria and higher rates of interest may lead to higher delinquency rates and/or credit losses for nonconforming as compared to conforming mortgage loans and could have an adverse effect on our business to the extent that we invest in such mortgage loans. Multifamily mortgage loans share many of the characteristics and risks associated with commercial mortgage loans and are often categorized as commercial loans rather than residential loans.


     Lack of Geographic or Industry Diversification. There are no limits on the geographic concentration of the loans we may acquire and properties underlying mortgage loans are located primarily in the State of Nevada. At September 30, 2000, 71% of our $56.5 million mortgage loan portfolio was invested in loans secured by Nevada property, about 33% in the Reno area and about 37% in the Las Vegas area. To the extent that properties underlying such mortgage loans are located in the same geographical region, such mortgage loans may be subject to a greater risk of delinquency or default in the event of adverse economic, political or business developments and natural hazard risks that may affect such region. If the region's real estate market should experience an overall decline in property values, the rates of delinquency, foreclosure, bankruptcy and loss on the mortgage loans may be expected to increase substantially, as compared to such rates in a stable or improving real estate market. In addition, borrowers might find it difficult, if not impossible, to sell or refinance property and repay outstanding principal and accrued interest. To the extent that the end use of commercial properties underlying mortgage loans tend to be concentrated in the same or similar industries and such industries suffer adverse economic or business developments, the ability of property owners to make principal and interest payments on the underlying mortgages will be impaired.



     Lack of Borrower Diversification. We generally limit the amount of our investment in any single mortgage loan or in mortgage loans to one borrower and related parties to $5 million, although exceptions may be approved by the board. At September 30, 2000, 57% of our $56.5 million mortgage loan portfolio was invested in single loans of $3 million or more, or aggregate loans to one borrower and related parties of $3 million or more. This represents 8 separate borrowers. In addition, at December 31, 1998, $12.3 million, 42% of our portfolio, was concentrated in three individual borrowers or related borrower groups; at December 31, 1999, $16.4 million, 45% of our portfolio, was concentrated in five individual borrowers or related borrower groups; and at September 30, 2000, $25.7 million, 46% of our portfolio, was concentrated in six individual borrowers or related borrower groups. This concentration of credit risk in our portfolio could adversely affect results of operation in the event of delinquency or default by one or more of these borrowers.


     Balloon Payments. Most of the loans in our portfolio require the borrower to make a "balloon payment" on the principal amount upon maturity of the loan. At September 30, 2000, less than 1% of the portfolio was fully amortizing. To the extent that a borrower has an obligation to pay a mortgage loan in a large lump sum payment, its ability to satisfy this obligation may be dependent upon its ability to obtain suitable refinancing or otherwise raise a substantial cash amount. An increase in interest rates over the mortgage rate applicable at the time the loan was originated may have an adverse effect on the borrower's ability to obtain refinancing or to pay the required monthly payments. As a result, such loans may involve a higher risk of default than fully amortizing loans.

     Environmental Liabilities. Some properties securing mortgage loans may be contaminated by hazardous substances. As a result, the value of the real property may be diminished. In the event that we are forced to foreclose on a defaulted mortgage loan on that property, we may be subject to environmental liabilities regardless of whether we were responsible for the contamination. While we intend to exercise due diligence to discover potential environmental liabilities prior to the acquisition of any property through foreclosure, hazardous substances or wastes, contaminants, pollutants or sources thereof, as defined by state and federal laws and regulations, may be discovered on properties during our ownership or after a sale thereof to a third party. If such hazardous substances are discovered on a property, we may be required to remove those substances or sources and clean up the property. We may also be liable to tenants and other users of neighboring properties. In addition, we may find it difficult or impossible to sell the property prior to or following any such clean up. At this time, we have no properties acquired through foreclosure but we do have three foreclosures in process. We know of no environmental liabilities or remediation with respect to the foreclosed properties.

     Limited Recourse Lending. Our mortgage loans may sometimes be nonrecourse to borrowers. This means, absent fraud, our recourse in the event of default is limited to the underlying collateral. Similarly, anti-deficiency laws may limit our recourse on consumer residential loans. To date, we have made no nonrecourse loans and only a small part, less than 10%, of our portfolio may be covered by consumer protection anti-deficiency laws. On loans made to corporations or limited liability companies without personal guaranties, recourse is effectively limited to the underlying collateral if the borrowing entity has few or no other assets. To the extent our recourse is limited to the underlying collateral, there may be an increased risk of default. In the event of foreclosure, the value of the collateral at that time may be less than the principal and unpaid interest outstanding. This would have a negative impact on our earnings and our ability to make timely payment of amounts due on the Notes.

     INTENSE COMPETITION IN THE MORTGAGE LOAN INDUSTRY MAY RESULT IN REDUCED NET INCOME OR IN REVISED UNDERWRITING STANDARDS WHICH WOULD ADVERSELY AFFECT OUR OPERATIONS AND YOUR INVESTMENT. We face competition, primarily from commercial banks, savings and loans, other independent mortgage lenders other mortgage REITs and investors in loans. If we expand into other geographic markets, we can expect to face competition from lenders with established positions in these locations. Competition can take place on various levels, including convenience in obtaining a mortgage loan, service, marketing, origination channels and pricing. Many of our competitors in the financial services business are substantially larger and have more capital and other resources than we do. There can be no assurance that we will be able to compete successfully in this market environment and any failure in this regard could have a material adverse effect on our results of operations and financial condition.

     GENERAL ECONOMIC AND FINANCIAL CONDITIONS IN MORTGAGE AND FINANCIAL MARKETS MAY AFFECT OUR RESULTS OF OPERATIONS AND YOUR INVESTMENT. The performance of our mortgage loan portfolio will depend on, among other things, the level of net interest income generated by our mortgage loans, the market value of such mortgage loans and the supply of and demand for such mortgage loans. Prepayment rates, interest rates, borrowing costs and credit losses depend upon the nature and terms of the mortgage loans, the geographic location of the properties securing the mortgage loans, conditions in financial markets, the fiscal and monetary policies of the United States government and the Board of Governors of the Federal Reserve System, international economic and financial conditions, competition and other factors, none of which can be predicted with any certainty.

     WE FACE ADVERSE EFFECTS OF USING LEVERAGE TO FINANCE MORTGAGE LOAN ORIGINATIONS.

     General. We employ a financing strategy to increase the size of our mortgage loan portfolio by borrowing a portion of the market value of our mortgage loans. We currently have lines of credit at three commercial banks in the aggregate amount of $12.5 million. At September 30, 2000, the aggregate amount outstanding under these lines was $3.04 million, leaving $9.46 million available to be drawn. We intend to maintain and renew these bank lines as sources of borrowings in addition to our note program. If the returns on the mortgage loans originated or purchased with borrowed funds fail to cover the cost of the borrowings, we will experience net interest losses and may experience net losses. In addition, we may not be able to achieve the degree of leverage we believe to be optimal, which may cause our business to be less profitable than it might be otherwise. REIT income and asset tests may limit our ability to effectively hedge our exposure to interest rate changes relative to our assets and borrowings.

     Availability of Funding Sources. We finance from time to time some of the mortgage loans which we hold through interim financing facilities such as bank warehouse credit lines. We are dependent upon a few lenders to provide the primary credit facilities for our mortgage loans. While there are no charter or bylaw limitations on our use of leverage, we have a targeted ratio of debt-to-equity of approximately 1:1. We currently have a policy and have agreed with our primary bank lender not to exceed that target by permitting our debt, whether under bank lines or our note program, to exceed our equity. This would mean, for example, at September 30, 2000 our total debt under bank lines and our note program could not exceed $46.2 million, the amount of our equity. Any failure to renew or obtain adequate funding under these financings, or any substantial reduction in the size of or pricing in the market for our mortgage loans, could have a material adverse effect on our operations. We face competition for financing sources, and the effect of the existence of additional mortgage REITs may be to deny us access to sufficient funds to carry out our business strategy and/or to increase the cost of funds to us.

     Availability and Cost of Borrowings. Our borrowings are generally collateralized borrowings the availability of which is based on the market value of the mortgage loans pledged to secure the specific borrowings, availability of financing in the market, circumstances then applicable in the lending market and other factors. The cost of such borrowings vary depending upon the lender, the nature and liquidity of the underlying collateral, the movement of interest rates, the availability of financing in the market and other factors.

     Changes in Interest Rates. Long-term assets are financed with short-term liabilities in that our mortgage assets generally have maturities of one to three years and are funded with our equity and our borrowings under our note program and our bank lines. Profitability may be directly affected by the levels of and fluctuations in interest rates, which affect our ability to earn a spread between interest received on our loans and the costs of borrowings. Our profitability is likely to be adversely affected during any period of unexpected or rapid changes in interest rates. For example, a substantial or sustained increase in interest rates could adversely affect our ability to acquire mortgage loans and would reduce the interest rate differential between the average rate borne by our loans and our cost of borrowing and could result in losses. A significant decline in interest rates could decrease the size of our loan portfolio by increasing the level of loan prepayments. This may also reduce the interest rate differential between the average rate borne by our interest-bearing assets and our cost of borrowing, as prepayment proceeds are invested at lower interest rates. There can be no assurance that our profitability would not be adversely affected during any period of changes in interest rates.

     Risk of an Increase in the Level of Delinquencies or a Decline in Market Value of Mortgage Assets. An increase in the level of delinquencies in our portfolio or a decline in the market value of our portfolio of mortgage loans may limit our ability to borrow or result in lenders increasing the level of collateral required upon renewal of maturing facilities, i.e., requiring a pledge of cash or additional mortgage loans to satisfy the required ratio of the amount of the borrowing to the value of the collateral. We could be required to sell mortgage loans under adverse market conditions in order to maintain liquidity. Such sales may be effected by management when deemed by it to be necessary in order to preserve our capital base. If these sales were made at prices lower than the amortized cost of the mortgage loans, we would experience losses. A default by us under our collateralized borrowings could also result in a liquidation of the collateral, including any cross-collateralized assets, and a resulting loss of the difference between the value of the collateral and the amount borrowed.

     NEW LAWS AND REGULATIONS, NEW ADMINISTRATIVE OR JUDICIAL INTERPRETATIONS OR OUR FAILURE TO COMPLY WITH EXISTING FEDERAL, STATE, OR LOCAL LEGISLATION OR REGULATION COULD ADVERSELY AFFECT OUR OPERATIONS AND YOUR INVESTMENT. To the extent the manager makes residential mortgage loans, its business and, to a lesser extent, our business is subject to extensive regulation, supervision and licensing by federal, state and local governmental authorities and is subject to various laws and judicial and administrative decisions imposing requirements and restrictions on part or all of its operations. Failure to comply with these requirements can lead to loss of approved status, termination or suspension of servicing contracts without compensation to the servicer, demands for indemnifications or mortgage loan repurchases, rights of rescission for mortgage loans, class action lawsuits and administrative enforcement actions. There can be no assurance that Specialty Mortgage Trust and the manager will maintain compliance with these requirements in the future without additional expenses, or that more restrictive local, state or federal laws, rules and regulations will not be adopted or that existing laws and regulations will not be interpreted in a more restrictive manner, which would make compliance more difficult for Specialty Mortgage Trust and the manager.

     OUR MORTGAGE PORTFOLIO HAS LIMITED LIQUIDITY WHICH COULD IMPACT OUR ABILITY TO MAKE TIMELY PAYMENT ON THE NOTES. There is no limit on the percentage of our assets that may be invested in illiquid mortgage loans. Our portfolio is comprised of mortgage loans for which a secondary trading market is not well developed. At any one time, particularly in periods of changing interest rates or market conditions, all of our mortgage loans may prove to be illiquid. As a result, if we desired or needed to sell some or all of our

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

mortgage loans, there may be only a very limited number of willing buyers for those loans. In addition, during turbulent market conditions, the price received for mortgage loans may be adversely impacted. If sales were made at prices lower than the amortized cost of the mortgage loans, we would experience losses. This could have a material adverse effect on our business and results of operation and on our ability to make timely payment of amounts due on the Notes.

                                  THE COMPANY

     Specialty Mortgage Trust, Inc. ("Specialty Mortgage Trust") was incorporated in the State of Maryland on October 21, 1997. Our founder was Nello Gonfiantini III. He is a director and our sole executive officer. We began operations on January 31, 1998. Beginning with our 1998 tax year, we elected to be subject to tax as a REIT for federal income tax purposes. Assuming we maintain our qualification as a REIT, we generally will be permitted to deduct dividend distributions to stockholders, thereby effectively eliminating the "double taxation" that generally results when a corporation earns income and distributes that income to stockholders in the form of dividends. Our principal executive offices are located at 6160 Plumas Street, Reno, Nevada 89509.

     Gonzo Financial, as manager, originates and services our mortgage loans and manages the day-to-day operations of Specialty Mortgage Trust, subject to the supervision of our board of directors. Gonzo Financial was incorporated in the State of Nevada on October 25, 1994 and has operated as a private mortgage finance and real estate development business in Nevada since January 1995. Mr. Gonfiantini is also an executive officer, director and the sole stockholder of Gonzo Financial. We have no separate employees from the manager and we share its facilities.

                                USE OF PROCEEDS

     The net proceeds from the issuance of the Notes will be used to fund the acquisition of mortgage loans, to retire borrowings incurred to acquire mortgage loans and for general working capital and other corporate purposes. Pending use of the proceeds for such purposes, the net proceeds will be invested in short-term obligations, such as Treasury bills and money market funds. All or a portion of the assets purchased with net proceeds may be included in the collateral for the Notes. The maximum principal amount of Notes that can be outstanding at any time may not exceed $50 million. There is no minimum amount of Notes that may be sold.

                       DIVIDEND POLICY AND DISTRIBUTIONS

     We intend to distribute substantially all of our net income, as computed for tax purposes, each year, to our stockholders so as to qualify for the tax benefits accorded to a REIT under the Code. We intend to make dividend distributions quarterly. The dividend policy is subject to revision at the discretion of the board of directors. This dividend policy may reduce cash available to cover amounts due noteholders in future periods.

                                    BUSINESS

     Our business objective is to build and hold a portfolio of mortgage loans for investment that generates net income for distribution to stockholders. We finance our acquisitions of mortgage loans with equity and secured borrowings. We are structured as a real estate investment trust (REIT), thereby generally eliminating federal taxes at the corporate level on income we distribute to stockholders.

     Mortgage Loan Acquisition Strategy. Our business involves acquiring and holding loans to borrowers primarily in the State of Nevada whose borrowing needs are generally not being served by traditional financial institutions. We acquire loans originated by our manager. We generally limit the amount of our investment in any single mortgage loan or in mortgage loans to one borrower to $5 million, although exceptions may be approved by the board on a case-by-case basis. Most loans will have terms of one to three years. At September 30, 2000, less than 1% of our loan portfolio consisted of loans with original maturities of more than three years. We expect that approximately 90% of our mortgage loan balances will at any one time be secured by first deeds of trust on the underlying real property, with the remaining mortgage loan balances secured by second deeds of trust. Our mortgage loans may be secured by mortgages on unimproved as well as improved real property and non-income producing as well as income-producing real property. Our loans generally produce higher yields than are obtained on traditional single-family residential mortgage loans, but are subject to higher risks of default and loss.

     All loans provide for monthly payments of interest. Currently all of our loans are at fixed rates of interest. Most of the loans we acquire and hold require the borrower to make a "balloon payment" on the principal amount upon maturity of the loan. At September 30, 2000, less than 1% of our loan portfolio consisted of fully amortizing mortgage loans. To the extent that a borrower has an obligation to pay a mortgage loan in a large lump sum payment, its ability to satisfy this obligation may be dependent upon its ability to obtain suitable refinancing, sell the underlying property or otherwise raise a substantial cash amount.

     We generally hold our mortgage loans to maturity. From time to time, however, management may decide to sell mortgage loans.

     Types of Mortgage Loans. The principal types of mortgage loans we acquire are described below. At September 30, 2000, 71% of our $56.5 million mortgage loan portfolio was invested in loans secured by Nevada property, about 33% in the Reno area and about 37% in the Las Vegas area. Our investment in any mortgage loan may be for the entire loan or a percentage participation interest in the loan.

     - Land Loans. Land loans are made against (a) underdeveloped or "raw" land zoned for either commercial or residential use and (b) land prepared for commercial or residential development, typically with entitlements obtained and basic infrastructure such as streets and utilities in place. While land loans are generally made at low loan-to-value ratios, usually less than 50%, there is generally no cash flow from the property and the borrower's other sources of income must be relied upon to support the periodic interest payments due under the loans. At September 30, 2000, 77% of our mortgage loan portfolio consisted of land loans.

     - Construction Mortgage Loans. Construction loans are loans made for the renovation of developed property, and for the construction of new structures on undeveloped property. Construction loans acquired and held by us will generally be secured by first deeds of trust on commercial or residential real property. Most of our construction loans are to developers building the property for sale. Such loans are typically for terms of from six months to two years. At September 30, 2000, 9% of our portfolio consisted of construction loans.

     - Commercial Building Loans. Commercial building loans have distinct risk characteristics depending on the type of structure on the property. Commercial building loans generally lack standardized terms, which may complicate their structure. Commercial buildings themselves tend to be unique and are more difficult to value than residential properties. If underlying commercial buildings do not generate sufficient income to meet operating expenses, debt service, capital expenditures and tenant improvements, borrowers under commercial building loans may be unable to make payments of principal and interest in a timely fashion.

     - Nonconforming Single-Family and Small Multifamily Residential Mortgage Loans. The nonconforming single-family residential mortgage loans are conventional mortgage loans that vary in one or more respects from the requirements for participation in Fannie Mae or Freddie Mac programs. Credit risks associated with nonconforming mortgage loans may be greater than those associated with mortgage loans that conform to Fannie Mae and Freddie Mac guidelines. Small multifamily mortgage loans are generally secured by a first lien on a 5-unit to 20-unit residential property. Multifamily mortgage loans share many of the characteristics and risks associated with commercial mortgage loans and are often categorized as commercial loans rather than residential loans. We also include loans on mobile home parks in this residential category.

     - Junior Mortgage Loans. Second, third and wraparound mortgage loans are secured by deeds of trust on single-family residences which are already subject to prior mortgage indebtedness.

     Table 1 in the "Business" section of this prospectus contains is a summary of our mortgage loan portfolio as of September 30, 2000. The table contains information on each mortgage loan, identifying the type, the interest rate, the principal amount, the portfolio amount, the maturity date, the current loan-to-value ratio and the lien position.

     Leverage Strategies and Policies. We employ a debt financing strategy to increase our investment in mortgage loans. By using our mortgage loans as collateral to borrow funds, we are able to invest in mortgage loans with greater value than our equity. We have a targeted ratio of debt-to-equity of approximately 1 to 1. While there are no charter or bylaw limitations on our use of leverage, we currently have a policy and have agreed with our primary bank lenders not to exceed that target by permitting our debt, whether under bank lines or our note program, to exceed our equity.

     We intend to finance our mortgage loan acquisitions through the Notes and bank warehouse credit lines. At September 30, 2000, the amount of such credit lines was $12.5 million, of which $3.04 million was outstanding bearing interest at 9.5%. The section of this prospectus entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations" contains a description of the terms of the credit lines. In October 1998, we began to offer to accredited investors on a monthly basis our Class A Collateralized Mortgage Notes secured by our mortgage loans for terms that may range from one month to twelve months. The maximum principal amount that could be outstanding at any time was limited by the board of directors to $20 million. As of September 30, 2000, $7,643,888 of these Class A Notes were outstanding, bearing interest at rates of 7.00% to 8.75%. No additional Class A Notes were issued after August 21, 2000.

     Our goal is to strike a balance between the under-utilization of leverage, which reduces potential returns to stockholders, and the over-utilization of leverage, which could reduce our ability to meet our obligations during adverse market conditions.

                                  THE MANAGER

     Gonzo Financial serves as our manager and is responsible for loan originations, loan servicing and our day-to-day operations. Mr. Gonfiantini, a director and our sole executive officer, is also an executive officer, director and the sole stockholder of Gonzo Financial. We have no separate employees from the manager and we share its facilities. We have no ownership interest in the manager. Gonzo Financial has significant operating discretion as to the implementation of our business strategy and policies. The manager operates from office space located at 6160 Plumas Street, Reno, Nevada 89509, telephone (775) 826-0809.

     Management Fees. Pursuant to a management agreement entered into with Specialty Mortgage Trust, Gonzo Financial receives management fees. A description of the management fees and a breakdown of the management fees actually paid in 1998 and 1999 and estimates of the fees that might be paid in 2000 and 2001 is set forth in this prospectus in the section entitled "The Manager."

     Expenses. The operating expenses required to be borne by the manager include compensation and other employment costs, the cost of office space and equipment and all other administrative incurred in our day-to-day operations. Those expenses do not include debt service or taxes. While most costs are paid through the manager from fees earned by the manager, we do pay directly certain REIT-related expenses such as directors' fees and legal and accounting fees.

     Term and Termination. The management agreement had an initial term of three years beginning January 30, 1998 and is renewed automatically for successive one year periods unless we timely deliver a notice of nonrenewal. Upon nonrenewal of the management agreement without cause, a termination fee will be payable to the manager in an amount equal to the greater of (i) the fair value of the management agreement as established by an independent appraiser, or (ii) 4% of the mortgage loan portfolio of Specialty Mortgage Trust. At September 30, 2000, 4% of our mortgage loan portfolio would be approximately $2.3 million. In addition, we have the right to terminate the management agreement at any time for cause. A majority of our unaffiliated directors (currently 5 of 6 directors are unaffiliated) may determine that the manager has violated the management agreement in a material respect and, after notice and an opportunity to cure, terminate the agreement. Upon such a termination for cause, no termination fee will be payable to the manager.

     Potential Conflicts of Interest and Limits of Responsibility. Certain provisions of the management agreement raise potential conflicts of interest or limit the manager's responsibilities. These were previously described in the summary risk factors and are subsequently described in "Risk Factors" and "The Manager."

                       RATIO OF EARNINGS TO FIXED CHARGES

     The following table shows our ratio of earnings to fixed charges for the periods indicated:

                                      ELEVEN MONTHS                              NINE MONTHS
                                          ENDED             YEAR ENDED              ENDED
                                    DECEMBER 31, 1998    DECEMBER 31, 1999    SEPTEMBER 30, 2000
                                    -----------------    -----------------    ------------------
Fixed Charges:
  Interest Expense................     $   76,877           $  263,633            $  365,197
  Capitalized Expenses Related to
     Indebtedness.................         10,189               56,398                35,755
     Total Adjusted Fixed
       Charges....................         87,066              320,031               400,952
Earnings:
  Net Earnings....................      2,025,870            3,809,424             3,154,943
  Fixed Charges...................         87,066              320,031               400,952
                                       ----------           ----------            ----------
     Total Adjusted Earnings......     $2,112,936           $4,129,455            $3,555,895
                                       ==========           ==========            ==========
Ratio of Earnings to Fixed
  Charges.........................          24.27%               12.90%                 8.87%

                                  RISK FACTORS

     An investment in our Notes involves a high degree of risk. The following is a discussion of the risk factors that we believe are material at this time. You should consider carefully these risk factors, together with all of the other information included in this prospectus and the applicable prospectus supplement before you decide to purchase any of the securities.

RISK FACTORS ASSOCIATED WITH AN INVESTMENT IN COLLATERALIZED INVESTMENT NOTES

     THE NOTES ARE NOT INSURED OR GUARANTEED AND YOUR RECOURSE FOR PAYMENT IS LIMITED TO OUR ASSETS.

     The Notes represent obligations solely of Specialty Mortgage Trust and are not insured or guaranteed by any governmental agency or instrumentality or any other person or entity.

     THE NOTES HAVE LIMITED LIQUIDITY AND YOU MAY NOT BE ABLE TO SELL YOUR NOTES FOR CASH.

     There is no secondary trading market for the Notes and one is unlikely to develop. As a result, the ability of a noteholder to transfer the Note to another party for cash, or to pledge a Note as collateral, is expected to be very limited.

     THE VOLATILITY OF THE MARKET VALUE OF THE PLEDGED MORTGAGE LOANS MAY RESULT IN A DEFICIENCY UPON LIQUIDATION AND IN LOSSES TO NOTEHOLDERS.

     There is no well-developed secondary trading market for a substantial portion, if not all, of our portfolio. Many of our mortgage loans are construction or development loans whose value depends not only on favorable economic conditions but also the continued financial viability of the developer. Accordingly, the market value of the pledged mortgage loans, and of our mortgage loans generally, may fluctuate significantly. In addition, our mortgage loans, including those that are pledged, may prove to be illiquid. Consequently, such mortgage loans may need to be liquidated at a discount, in which case the proceeds of liquidation might be less than the outstanding principal amount of, and interest payable on, the Notes.

     THE INDENTURE GOVERNING THE SECURITIES CONTAINS LIMITED EVENTS OF DEFAULT WHICH MEANS THERE WILL BE LIMITED OPPORTUNITIES FOR A TRUSTEE TO FORECLOSE ON BEHALF OF NOTEHOLDERS ON THE PLEDGED MORTGAGE LOANS.

     The securities offered in this prospectus are governed by a trust indenture which is an agreement between us and the trustee about the terms of the securities. The indenture governing the securities contains only limited events of default other than our failure to pay principal or interest on time.

     AT THE TIME OF YOUR INVESTMENT, WE MAY NOT HAVE IDENTIFIED THE MORTGAGE LOANS THAT WE WILL INVEST IN WITH THE PROCEEDS OF THE OFFERING AND THERE IS NO ASSURANCE THAT OUR MANAGER WILL IDENTIFY AND FUND MORTGAGE LOANS AT FAVORABLE SPREADS.

     We rely on our manager to identify mortgage loans to be originated by it and acquired by us. We generally have not identified the mortgage loans we will purchase with the proceeds of the Notes except to the extent mortgages have been funded with bank lines or other borrowings. Our earnings, and our ability to make payments on the Notes, depend on our ability to acquire mortgage loans at favorable rates compared to our borrowing costs. At the time of your investment in the Notes, we may not have identified the mortgage loans that we will invest in with the proceeds of the offering. There is no assurance that the favorable spreads we require can be attained.

     In addition, prior to your investment, you will be unable to evaluate the manner in which proceeds are to be invested and the economic merit of the particular mortgage loan. There may be a substantial period of time before the proceeds of the offering are invested and therefore a delay in receiving the maximum return on the money we have available to invest. For example, on September 30, 2000, the balance outstanding on bank lines of credit was $3.04 million. If we had closed a sale of notes on the 20th of that month, proceeds would be used first to pay down those bank lines and then fund "pipeline" loans which might close thereafter.

     AT THE TIME OF YOUR INVESTMENT, YOU MAY NOT HAVE SUFFICIENT INFORMATION TO MAKE AN INFORMED INVESTMENT DECISION BECAUSE OF OUR LIMITED OPERATING HISTORY.


     We began operations on January 31, 1998 after the initial closing of our private placement. Because we have not developed an extensive earnings history nor experienced a wide variety of interest rate or market conditions, our historical operating performance may not predict our future performance. Our limited operating history makes it difficult to make an informed investment decision. In addition, our manager, Gonzo Financial, commenced operations in 1995, primarily originating and servicing mortgage loans, and had no experience in the day-to-day management of a mortgage REIT until we began our operations. This lack of experience could adversely affect our operating performance, particularly if we are called upon to respond to changing market conditions.


     OUR NOTES ARE UNRATED AND YOUR INVESTMENT DECISION MUST BE MADE WITHOUT RATING AGENCY INPUT.

     No rating agency or other third party has reviewed this transaction for the purpose of assessing the likelihood of our repaying the Notes.

     TIMELY PAYMENT TO NOTEHOLDERS OF AMOUNTS DUE ON THE NOTES COULD BE ADVERSELY AFFECTED BY BANKRUPTCY LAWS.

     In the event of the bankruptcy or insolvency of Specialty Mortgage Trust, the trustee on behalf of noteholders will have a perfected security interest in the pledged assets. Nonetheless, a bankruptcy court could defer timely payment of amounts due on the Notes. In addition, although the amount of interest due on the Notes would continue to accrue during any such delay, the collateral securing the Notes would not be increased.

RISK FACTORS ASSOCIATED WITH THE OVERALL ENTERPRISE OF SPECIALTY MORTGAGE TRUST, INC.

     WE DEPEND HEAVILY ON OUR MANAGER AND ANY CHANGE IN MANAGERS COULD ADVERSELY AFFECT OUR OPERATIONS.

     Our operations depend heavily on the contributions of Mr. Gonfiantini and our manager Gonzo Financial. Mr. Gonfiantini, a director and our sole executive officer, is also an executive officer, director and the sole stockholder of Gonzo Financial. We have no separate employees from the manager and we share its facilities. We have no ownership interest in the manager. Gonzo Financial has significant operating discretion as to the implementation of our business strategy and policies. We rely on Gonzo Financial for day-to-day management and mortgage origination and servicing. Accordingly, our success depends in significant part on Mr. Gonfiantini and our manager, who would be difficult to replace. This dependence, if misplaced, and any change in the manager could adversely affect our operations and our ability to make timely payments of amounts due on the Notes.

     WE HAVE POTENTIAL CONFLICTS OF INTEREST WITH OUR MANAGER THAT ARISE UNDER THE MANAGEMENT AGREEMENT.

     Origination Fee. The first 2.5% (2 1/2 points) of any origination fees (points) collected from the borrower is paid to the manager as part of the management fee. The size of the mortgage origination fees are market driven but may vary through negotiation with the borrower. To the extent higher origination fees are paid, the interest rate on the loan may be reduced. This would reduce the interest income we would receive from the loan.

     Loan Servicing Fee. As part of the management fee, one-half of one percent of the total mortgage loan portfolio is retained by the manager as a loan servicing fee. Payment of this fee, in effect, lowers the yield on our mortgage loans. An undue emphasis on increasing the size of the mortgage loan portfolio, thereby increasing the manager's compensation, could result in the acquisition of riskier or more speculative loans.

     Incentive Fee. We also pay our manager an incentive fee equal to 50% of our quarterly taxable income in excess of an annualized return of 12% on our net worth for that quarter. If the marketplace works as expected, i.e., higher risk, higher reward, the incentive fee structure to the extent it encourages an undue short-term emphasis on the acquisition of higher yielding loans could result in the acquisition of riskier or more speculative loans. The return on net worth does not include interest accrued on loans once they are determined to be impaired; however, if the return produced by the performing loans in the portfolio causes the total return to exceed the threshold, the incentive fee will still be paid.


     Services to Others. The management agreement does not limit or restrict the right of the manager to engage in any business or render services of any kind to any other person, including the purchase of, or rendering advice to others purchasing, mortgages that meet our policies and criteria. The management agreement does say that the manager and its officers may not provide services to another mortgage REIT unless a majority of our unaffiliated directors (currently 5 of 6 directors are unaffiliated) confirm that the other mortgage REIT has operating policies and strategies different from ours. Neither Mr. Gonfiantini nor Gonzo Financial provide or intend to provide services to any mortgage REIT that is competitive to us or invests in mortgages which we might invest in, but there is nothing in the management agreement that strictly precludes it.

     No Minimum Time Commitment. The management agreement does not impose a minimum time commitment that the manager and its personnel must devote to providing services to us. The ability of the manager to engage in other business activities could reduce the time and effect spend by the manager on our management.

     Limits of Manager Responsibility. The manager assumes no responsibility other than to render the services called for under the management agreement in good faith and shall not be responsible for any action of the board of directors in following or declining to follow any advice or recommendations of the manager. The manager, its directors, officers, stockholders and employees will not be liable to us, any subsidiary of ours, our subsidiary's stockholders or the unaffiliated directors for any acts or omissions by the manager, its directors, officers, stockholders or employees under or in connection with the management agreement, except by reason of acts or omissions constituting bad faith, willful misconduct, gross negligence or reckless disregard of their duties under the management agreement.

     Indemnification. We have agreed to indemnify the manager, its directors, officers, stockholders and employees with respect to all expenses, losses, damages, liabilities, demands, charges and claims arising from any acts or omissions of the manager made in good faith in the performance of its duties under the management agreement and not constituting bad faith, willful misconduct, gross negligence or reckless disregard of its duties.

     IF WE TERMINATE OUR MANAGER WITHOUT CAUSE, THE TERMINATION FEE PAYABLE TO THE MANAGER WOULD REDUCE CASH AVAILABLE FOR OPERATIONS AND THE REPAYMENT OF NOTES.

     Upon nonrenewal by us of the management agreement without cause, a termination fee will be payable to the manager in an amount equal to the greater of the fair value of the management agreement as established by an independent appraiser or 4% of our mortgage loan portfolio. Since the fair market value of the management agreement would be determined by an independent appraiser at a future date based upon then applicable facts and circumstances, no such termination fee can be estimated with any reasonable degree of certainty. On the other hand, 4% of our mortgage loan portfolio at September 30, 2000 would be approximately $2.3 million. The termination fee, if paid, would adversely affect the cash available for our operations and the repayment of the Notes.

     FAILURE TO REFINANCE OUTSTANDING BORROWINGS MAY MATERIALLY ADVERSELY IMPACT OUR OPERATIONS AND SOLVENCY AND OUR ABILITY TO REPAY THE NOTES.

     We have a targeted debt-to-equity ratio of 1:1. Our ability to achieve our investment objectives depends not only on our ability to borrow money in sufficient amounts and on favorable terms from investors in our Notes but also on our ability to renew or replace on a continuous basis our maturing short-term bank borrowings, known as warehouse facilities. We currently have lines of credit at three commercial banks in the aggregate amount of $12.5 million. If we are unable to obtain additional lending facilities on terms similar to the existing facilities, it may negatively impact our ability to continue to fund our operations and, as a result, our ability to repay indebtedness, including principal and interest due on the securities offered in this prospectus. In the event we are not able to renew or replace maturing borrowings, we could be required to sell mortgage loans under adverse market conditions and could incur losses as a result. An event or development such as a sharp rise in interest rates or increasing market concern about the value or liquidity of a type or types of mortgage loans in which our portfolio is concentrated will reduce the market value of the mortgage loans, which would likely cause lenders to require additional collateral. A number of such factors in combination may cause us difficulties, including a possible liquidation of a major portion of our mortgage loan portfolio at disadvantageous prices with consequent losses, which could have a material adverse effect on Specialty Mortgage Trust and its solvency.

     SHOULD WE FAIL TO MAINTAIN REIT STATUS, WE WOULD BE SUBJECT TO TAX AS A REGULAR CORPORATION WHICH COULD REDUCE OUR EARNINGS AND OUR ABILITY TO MAKE TIMELY PAYMENTS ON THE NOTES.

     We intend, at all times, to operate so as to qualify as a REIT for federal income tax purposes. In order to maintain our qualification as a REIT, we must satisfy tests with respect to the sources of our income, the nature and diversification of our assets, the amount of our distributions to stockholders and the ownership of our stock. If we fail to qualify as a REIT in any taxable year and specific relief provisions of the Code do not apply, we would be subject to federal income tax as a regular, domestic corporation. As a result, we could be subject to income tax liability, thereby significantly reducing or eliminating the amount of cash available to make payments on the Notes. Further, we could also be disqualified from re-electing REIT status for the four taxable years following the year during which we became disqualified.

     REIT qualification requirements with respect to (i) our source of income, the nature of assets and the requirement to distribute earnings may limit operational and financial opportunities otherwise available to us and (ii) shareholder diversification may limit our access to some equity investors.

     No assurance can be given that future legislation, regulations, administrative interpretations or court decisions will not significantly change the tax laws with respect to our qualification as a REIT or the federal income tax consequences of such qualification, which changes may reduce or eliminate our competitive advantage over non-REIT competitors.

     FUTURE REVISIONS IN POLICIES AND STRATEGIES AT THE DISCRETION OF BOARD OF DIRECTORS MAY ADVERSELY AFFECT OUR OPERATIONS AND YOUR INVESTMENT.

     Management has established our investment policies and strategies, such as the limitation on the amount of debt we may incur or the maximum investment in any single mortgage loan or in mortgage loans to one borrower, as set forth in this prospectus. These policies and strategies may be modified or waived by the Board of Directors, without shareholder approval. The ultimate effect of these changes may adversely affect our operations and our ability to make timely payment of amounts due on the Notes.

     IF WE SHOULD CEASE TO QUALIFY FOR AN INVESTMENT COMPANY ACT EXEMPTION, OUR ABILITY TO USE LEVERAGE AND TO CONDUCT OUR BUSINESS WOULD BE MATERIALLY ADVERSELY AFFECTED AS WOULD OUR ABILITY TO MAKE TIMELY PAYMENTS ON THE NOTES.

     We at all times intend to conduct our business so as not to become regulated as an investment company under the Investment Company Act. Accordingly, we do not expect to be subject to the restrictive provisions of the Investment Company Act. The Investment Company Act exempts entities that are "primarily engaged in the business of purchasing or otherwise acquiring mortgages and other liens on and interests in real estate." We are presently covered by this exemption but if we should cease to qualify for this or another exemption in the future, our ability to use leverage would be substantially reduced and we would be unable to conduct our business as described herein. Any such failure to continue to qualify for exemption could have a material adverse effect on our business.

RISK FACTORS ASSOCIATED WITH THE BUSINESS OF MORTGAGE LENDING AND MANAGING A MORTGAGE LOAN PORTFOLIO

     WE FACE LOSS EXPOSURE DUE TO THE CREDIT RISKS OF MORTGAGE LENDING WHICH COULD ADVERSELY AFFECT OUR ABILITY TO MAKE TIMELY PAYMENTS ON THE NOTES.


     Default and foreclosure. At September 30, 2000, mortgage loans aggregating to $2,100,000, 3.73% of our portfolio, were in foreclosure. In addition, mortgage loans aggregating to $3,596,000, 6.4% of our portfolio, were in default but not in foreclosure. In the event of a default on the underlying mortgage loan, the ultimate extent of the loss, if any, may only be determined after a foreclosure of the mortgage encumbering the property and, if the lender takes title to the property, upon liquidation of the property. Factors such as the title to the property or its physical condition (including environmental considerations) may make a third party unwilling to purchase the property at a foreclosure sale or for a price sufficient to satisfy the obligations with respect to the related mortgage loan. Foreclosure laws may protract the foreclosure process. In addition, the condition of a property may deteriorate during the pendency of foreclosure proceedings. Some borrowers may become subject to bankruptcy proceedings, in which case the amount and timing of amounts due may be materially adversely affected. Even assuming that the underlying real estate provides adequate security for the mortgage loan, substantial delays could be encountered in connection with the liquidation of a defaulted mortgage loan and a corresponding delay in the receipt and reinvestment of principal and interest payments could occur.



     Real Estate Market Conditions. Many of the risks of holding mortgage loans reflect the risks of investing directly in the real estate securing the mortgage loans. This may be especially true in the case of a relatively small or less diverse pool of mortgage loans. Our business may be adversely affected by periods of economic slowdown or recession which may be accompanied by declining real estate values. Any material decline in real estate values reduces the ability of borrowers to use real estate equity to support borrowings and increases the loan-to-value ratios of mortgage loans previously made, thereby weakening collateral coverage and increasing the possibility of a loss in the event of default. In addition, delinquencies, foreclosures and losses generally increase during economic slowdowns and recessions.



     Land Loans and Construction Loans. There is no limit on the types of mortgage loans we may acquire. As of September 30, 2000, 77% of our mortgage loan portfolio consisted of land loans and 9% consisted of construction loans. Land loans consisted of mortgage loans for residential raw land (34.9% of the portfolio), residential land development (29.7% of the portfolio) and commercial raw land (12.7% of the portfolio). With a mortgage loan on raw land, there is generally no cash flow from the property to support periodic interest payments. A mortgage loan made to an owner or developer to finance a property that is being developed or under construction will generally involve greater risks than a property that has been constructed. There can be no assurance that the improvements to be constructed can be accomplished with available funds or in a timely manner. Although a project is usually refined upon completion, sale of the completed project sometimes provides the funds for repayment of the mortgage loan. Since market value cannot be accurately determined until a property is sold in the marketplace, the appraised value of a proposed project can be subject to change. As of September 30, 2000, eight loans aggregating to $5,861,000, each either a land loan or a construction loan, were in default.


     Commercial Mortgage Loans. Commercial mortgage loans generally lack standardized terms, which may complicate their structure. Commercial properties themselves tend to be unique and are more difficult to value than residential properties. In addition, commercial properties, particularly industrial and warehouse properties, are generally subject to relatively greater environmental risks than non-commercial properties and the corresponding burdens and costs of compliance with environmental laws and regulations.

     Commercial mortgage loans are also subject to the effects of: (i) local and other economic conditions on real estate values, (ii) the ability of tenants to make lease payments, (iii) the ability of a property to attract and retain tenants, which may in turn be affected by local conditions such as oversupply of space or a reduction in demand for rental space in the area, the attractiveness of properties to tenants, competition from other available space, the ability of the owner to pay leasing commissions, provide adequate maintenance and insurance, pay tenant improvements costs and to make other tenant concessions, and

(iv) increased operating costs, including energy costs and real estate taxes. While owners of real property generally will carry comprehensive liability and casualty coverage, such coverage may not provide full protection for the value of the underlying property and may not protect against all casualty losses. If underlying commercial properties do not generate sufficient income to meet operating expenses, debt service, capital expenditures and tenant improvements, borrowers under commercial mortgage loans may be unable to make payments of principal and interest in a timely fashion. Income from and values of commercial properties are also affected by such factors as applicable laws, including tax laws, interest rate levels, the availability of financing for owners and tenants, and the impact of and costs of compliance with environmental controls and regulations. In the event of foreclosure on a commercial mortgage loan, there may be costs and delays involved in enforcing rights of a property owner against tenants in default under the terms of leases with respect to commercial properties and such tenants may seek the protection of the bankruptcy laws which can result in termination of lease contracts.

     Nonconforming Single-Family and Multifamily Residential Loans. Credit risks associated with nonconforming mortgage loans may be greater than those associated with conventional mortgage loans that conform to Fannie Mae and Freddie Mac guidelines. The principal difference between nonconforming mortgage loans and conforming mortgage loans include the applicable loan-to-value ratios, the credit and income histories of the mortgagors, the documentation required for approval of the mortgagors, the types of properties securing the mortgage loans, loan sizes and the mortgagors' occupancy status with respect to the mortgaged property. As a result of these and other factors, the interest rates charged on nonconforming mortgage loans are often higher than those charged for conforming mortgage loans. The combination of different underwriting criteria and higher rates of interest may lead to higher delinquency rates and/or credit losses for nonconforming as compared to conforming mortgage loans and could have an adverse effect on our business to the extent that we invest in such mortgage loans. Multifamily mortgage loans share many of the characteristics and risks associated with commercial mortgage loans and are often categorized as commercial loans rather than residential loans. Commercial mortgage loans have distinct risk characteristics.


     Lack of Geographic or Industry Diversification. There are no limits on the geographic concentration of the loans we may acquire and properties underlying mortgage loans are located primarily in the State of Nevada. At September 30, 2000, 71% of our $56.5 million mortgage loan portfolio was invested in loans secured by Nevada property, about 33% in the Reno area and about 37% in the Las Vegas area. Although Nevada has experienced growth in its economy, population and real estate values in recent years, such trends may not continue during the period the Notes are outstanding. Historically, the Nevada economy, particularly Reno and Las Vegas, is dependent on tourism, gaming and general economic prosperity. To the extent that properties underlying such mortgage loans are located in the same geographical region, such mortgage loans may be subject to a greater risk of delinquency or default in the event of adverse economic, political or business developments and natural hazard risks that may affect such region. If the region's real estate market should experience an overall decline in property values, the rates of delinquency, foreclosure, bankruptcy and loss on the mortgage loans may be expected to increase substantially, as compared to such rates in a stable or improving real estate market. In addition, borrowers might find it difficult, if not impossible, to sell or refinance property and repay outstanding principal and accrued interest. To the extent that the end use of commercial properties underlying mortgage loans tend to be concentrated in the same or similar industries and such industries suffer adverse economic or business developments, the ability of property owners to make principal and interest payments on the underlying mortgages will be impaired.



     Lack of Borrower Diversification. We generally limit the amount of our investment in any single mortgage loan or in mortgage loans to one borrower and related parties to $5 million, although exceptions may be approved by the board. At September 30, 2000, 57% of our $56.5 million mortgage loan portfolio was invested in single loans of $3 million or more or aggregate loans to one borrower and related parties of $3 million or more. This represents 8 separate borrowers. In addition, at December 31, 1998, $12.3 million, 42% of our portfolio, was concentrated in three individual borrowers or related borrower groups; at December 31, 1999, $16.4 million, 45% of our portfolio, was concentrated in five individual borrowers or related borrower groups; and at September 30, 2000, $25.7 million, 46% of our portfolio, was concentrated in six individual borrowers or related borrower groups. This concentration of credit risk in our portfolio could adversely affect results of operation in the event of delinquency or default by one or more of these borrowers.


     Balloon Payments. Most of the loans in our portfolio require the borrower to make a "balloon payment" on the principal amount upon maturity of the loan. Less than 1% are fully amortized. To the extent that a borrower has an obligation to pay a mortgage loan in a large lump sum payment, its ability to satisfy this obligation may be dependent upon its ability to obtain suitable refinancing or otherwise raise a substantial cash amount. An increase in interest rates over the mortgage rate applicable at the time the loan was originated may have an adverse effect on the borrower's ability to obtain refinancing or to pay the required monthly payments. As a result, such loans may involve a higher risk of default than fully amortizing loans.

     Environmental Liabilities. Some properties securing mortgage loans may be contaminated by hazardous substances. As a result, the value of the real property may be diminished. In the event that we are forced to foreclose on a defaulted mortgage loan on that property, we may be subject to environmental liabilities regardless of whether we were responsible for the contamination. While we intend to exercise due diligence to discover potential environmental liabilities prior to the acquisition of any property through foreclosure, hazardous substances or wastes, contaminants, pollutants or sources thereof, as defined by state and federal laws and regulations, may be discovered on properties during our ownership or after a sale thereof to a third party. If such hazardous substances are discovered on a property, we may be required to remove those substances or sources and clean up the property. We may also be liable to tenants and other users of neighboring properties. In addition, we may find it difficult or impossible to sell the property prior to or following any such clean up. At this time, we have no properties acquired through foreclosure but we do have three foreclosures in process. We know of no environmental liabilities or remediation with respect to the foreclosed properties.

     Limited Recourse Lending. Our mortgage loans may sometimes be nonrecourse to borrowers. This means, absent fraud, our recourse in the event of default is limited to the underlying collateral. Similarly, anti-deficiency laws may limit our recourse on consumer residential loans. To date, we have made no nonrecourse loans and only a small part, less than 10%, of our portfolio may be covered by consumer protection anti-deficiency laws. On loans made to corporations or limited liability companies without personal guaranties, recourse is effectively limited to the underlying collateral if the borrowing entity has few or no other assets. To the extent our recourse is limited to the underlying collateral, there may be an increased risk of default. In the event of foreclosure, the value of the collateral at that time may be less than the principal and unpaid interest outstanding. This would have a negative impact on our earnings and our ability to make timely payment of amounts due on the Notes.

     INTENSE COMPETITION IN THE MORTGAGE LOAN INDUSTRY MAY RESULT IN REDUCED NET INCOME OR IN REVISED UNDERWRITING STANDARDS WHICH WOULD ADVERSELY AFFECT OUR OPERATIONS AND YOUR INVESTMENT.

     We face competition, primarily from commercial banks, savings and loans, other independent mortgage lenders, other mortgage REITs and investors in loans. If we expand into other geographic markets, we can expect to face competition from lenders with established positions in these locations. Competition can take place on various levels, including convenience in obtaining a mortgage loan, service, marketing, origination channels and pricing. Many of our competitors in the financial services business are substantially larger and have more capital and other resources than we do. There can be no assurance that we will be able to compete successfully in this market environment and any failure in this regard could have a material adverse effect on our results of operations and financial condition.

     GENERAL ECONOMIC AND FINANCIAL CONDITIONS IN MORTGAGE AND FINANCIAL MARKETS MAY AFFECT OUR RESULTS OF OPERATIONS AND YOUR INVESTMENT.

     The performance of our mortgage loan portfolio will depend on, among other things, the level of net interest income generated by our mortgage loans, the market value of such mortgage loans and the supply of and demand for such mortgage loans. Prepayment rates, interest rates, borrowing costs and credit losses depend upon the nature and terms of the mortgage loans, the geographic location of the properties securing the mortgage loans, conditions in financial markets, the fiscal and monetary policies of the United States government and the Board of Governors of the Federal Reserve System, international economic and financial conditions, competition and other factors, none of which can be predicted with any certainty.

     WE FACE ADVERSE EFFECTS OF USING LEVERAGE TO FINANCE MORTGAGE LOAN ORIGINATIONS.

     General. We employ a financing strategy to increase the size of our mortgage loan portfolio by borrowing a portion of the market value of our mortgage loans. We currently have lines of credit at three commercial banks in the aggregate amount of $12.5 million. At September 30, 2000, we had an outstanding balance of $3.04 million under these lines, bearing interest at 9.5% per annum, leaving $9.46 million available to be drawn. We intend to maintain and renew these bank lines as sources of borrowings in addition to our note program. If the returns on the mortgage loans originated or purchased with borrowed funds fail to cover the cost of the borrowings, we will experience net interest losses and may experience net losses. In addition, we may not be able to achieve the degree of leverage we believe to be optimal, which may cause our business to be less profitable than it might be otherwise. REIT income and asset tests may limit our ability to effectively hedge our exposure to interest rate changes relative to our assets and borrowings.

     Availability of Funding Sources. We finance from time to time some of the mortgage loans which we hold through interim financing facilities such as bank warehouse credit lines. We are dependent upon a few lenders to provide the primary credit facilities for our mortgage loans. While there are no charter or bylaw limitations on our use of leverage, we have a targeted ratio of debt-to-equity of approximately 1:1. We currently have a policy and have agreed with our primary bank lender not to exceed that target by permitting our debt, whether under bank lines or our note program, to exceed our equity. This would mean, for example, at September 30, 2000 our total debt under bank lines and our note program could not exceed $46.2 million, the amount of our equity. Any failure to renew or obtain adequate funding under these financings, or any substantial reduction in the size of or pricing in the market for our mortgage loans, could have a material adverse effect on our operations. We face competition for financing sources, and the effect of the existence of additional mortgage REITs may be to deny us access to sufficient funds to carry out our business strategy and/or to increase the cost of funds to us.

     Availability and Cost of Borrowings. Our borrowings are generally collateralized borrowings the availability of which is based on the market value of the mortgage loans pledged to secure the specific borrowings, availability of financing in the market, circumstances then applicable in the lending market and other factors. The cost of such borrowings vary depending upon the lender, the nature and liquidity of the underlying collateral, the movement of interest rates, the availability of financing in the market and other factors.

     Changes in Interest Rates. Long-term assets are financed with short-term liabilities in that our mortgage assets generally have maturities of one to three years and are funded with our equity and our borrowings under our note program and our bank lines. Profitability may be directly affected by the levels of and fluctuations in interest rates, which affect our ability to earn a spread between interest received on our loans and the costs of borrowings. Our profitability is likely to be adversely affected during any period of unexpected or rapid changes in interest rates. For example, a substantial or sustained increase in interest rates could adversely affect our ability to acquire mortgage loans and would reduce the interest rate differential between the average rate borne by our loans and our cost of borrowing. A significant decline in interest rates could decrease the size of our loan portfolio by increasing the level of loan prepayments. This may also reduce the interest rate differential between the average rate borne by our interest-bearing assets and our cost of borrowing, as prepayment proceeds are invested at lower interest rates. There can be no assurance that our profitability would not be adversely affected during any period of changes in interest rates.

     Risk of an Increase in the Levels of Delinquencies or a Decline in Market Value of Mortgage Assets. An increase in the level of delinquencies in our portfolio or a decline in the market value of our portfolio of mortgage loans may limit our ability to borrow or result in lenders increasing the level of collateral required upon renewal of maturing facilities, i.e., requiring a pledge of cash or additional mortgage loans to satisfy the required ratio of the amount of the borrowing to the value of the collateral. We could be required to sell mortgage loans under adverse market conditions in order to maintain liquidity. Such sales may be effected by management when deemed by it to be necessary in order to preserve our capital base. If these sales were made at prices lower than the amortized cost of the mortgage loans, we would experience losses. A default by us under our collateralized borrowings could also result in a liquidation of the collateral, including any cross-collateralized assets, and a resulting loss of the difference between the value of the collateral and the amount borrowed.

     NEW LAWS AND REGULATIONS, NEW ADMINISTRATIVE OR JUDICIAL INTERPRETATIONS OR OUR FAILURE TO COMPLY WITH EXISTING FEDERAL, STATE, OR LOCAL LEGISLATION OR REGULATION COULD ADVERSELY AFFECT OUR OPERATIONS AND YOUR INVESTMENT.

     To the extent the manager makes residential mortgage loans, its business and, to a lesser extent, our business is subject to extensive regulation, supervision and licensing by federal, state and local governmental authorities and is subject to various laws and judicial and administrative decisions imposing requirements and restrictions on part or all of its operations. Regulated matters include, without limitation, mortgage loan origination marketing efforts, credit application and underwriting activities, maximum finance and other charges, disclosure to customers, rights of rescission on mortgage loans, closing and servicing mortgage loans, collection and foreclosure procedures, qualification and licensing requirements for doing business in various jurisdictions and other trade practices. Mortgage loan origination activities are subject to the laws and regulations in each of the states in which those activities are conducted. Activities as a lender are also subject to various federal laws. The Truth in Lending Act or TILA and Regulation Z promulgated thereunder, as both are amended from time to time, contain disclosure requirements designed to provide consumers with uniform, understandable information with respect to the terms and conditions of loans and credit transactions in order to give them ability to compare credit terms. TILA also guarantees consumers a three-day right to cancel specific credit transactions. TILA also imposes disclosure, underwriting and documentation requirements on mortgage loans, known as "Section 32 loans," with (i) total points and fees upon origination in excess of eight percent of the mortgage loan amount or (ii) an annual percentage rate of more than ten percentage points higher than comparably maturing U.S. treasury securities. The manager will also be required to comply with the Equal Credit Opportunity Act of 1974, as amended or ECOA, which prohibits creditors from discriminating against applicants on the basis of race, color, sex, age or marital status. Regulation B promulgated under ECOA restricts creditors from obtaining specified types of information from loan applicants. It also requires specified disclosures by the lender regarding consumer rights and requires lenders to advise applicants of the reasons for any credit denial. In instances where the applicant is denied credit or the rate or charge for a loan increases as a result of information obtained from a consumer credit agency, the Fair Credit Reporting Act of 1970, as amended, requires the lender to supply the applicant with a name and address of the reporting agency. The manager will also be subject to the Real Estate Settlement Procedures Act or RESPA and the Debt Collection Practices Act and will be required to file an annual report with the Department of Housing and Urban Development pursuant to the Home Mortgage Disclosure Act or HMDA. The manager will also be subject to the rules and regulations of, and examinations by, state regulatory authorities with respect to originating, processing, underwriting, selling and servicing loans. Failure to comply with these requirements can lead to loss of approved status, termination or suspension of servicing contracts without compensation to the servicer, demands for indemnifications or mortgage loan repurchases, rights of rescission for mortgage loans, class action lawsuits and administrative enforcement actions. There can be no assurance that Specialty Mortgage Trust and the manager will maintain compliance with these requirements in the future without additional expenses, or that more restrictive local, state or federal laws, rules and regulations will not be adopted or that existing laws and regulations will not be interpreted in a more restrictive manner, which would make compliance more difficult for Specialty Mortgage Trust and the manager.

     The laws and regulations described above are subject to legislative, administrative and judicial interpretation, and some of these laws and regulations have been infrequently interpreted or only recently enacted. Infrequent interpretations of these laws and regulations or an insignificant number of interpretations of recently enacted regulations can result in ambiguity with respect to permitted conduct under these laws and regulations. Any ambiguity under the regulations to which Specialty Mortgage Trust or the manager is subject may lead to regulatory investigations or enforcement actions and private causes of action, such as class action lawsuits, with respect to Specialty Mortgage Trust's or the manager's compliance with the applicable laws and regulations. Specialty Mortgage Trust or the manager may also be subject to regulatory enforcement actions and private causes of action from time to time with respect to its compliance with applicable laws and regulations.

     OUR MORTGAGE PORTFOLIO HAS LIMITED LIQUIDITY WHICH COULD IMPACT OUR ABILITY TO MAKE TIMELY PAYMENT ON THE NOTES.

     There is no limit on the percentage of our assets that may be invested in illiquid mortgage loans. Our portfolio is comprised of mortgage loans for which a secondary trading market is not well developed. At any one time, particularly in periods of changing interest rates or market conditions, all of our mortgage loans may prove to be illiquid. As a result, if we desired or needed to sell some or all of our mortgage loans, there may be only a very limited number of willing buyers for those loans. In addition, during turbulent market conditions, the price received for mortgage loans may be adversely impacted. If sales were made at prices lower than the amortized cost of the mortgage loans, we would experience losses. This could have a material adverse effect on our business and results of operation and on our ability to make timely payment of amounts due on the Notes.

                                  THE COMPANY

     Specialty Mortgage Trust, Inc. ("Specialty Mortgage Trust") was incorporated in the State of Maryland on October 21, 1997. Our initial 300,000 shares of common stock were issued to and continue to be owned by Mr. Gonfiantini. We began operations on January 31, 1998 following the initial closing of our private placement. On March 31, 1998, we completed our initial private placement of 2,169,588 shares of Class A Convertible Preferred Stock, par value $0.01 per share, for approximately $21.7 million. On April 1, 1999, we completed a private placement of 1,084,794 shares for approximately $10.8 million and, on July 1, 1999, 520,690 shares for approximately $5.2 million. On July 1, 2000 we completed a private placement of 689,320 shares for approximately $6.9 million. Beginning with our 1998 tax year, we elected to be subject to tax as a REIT for federal income tax purposes. Assuming we maintain our qualification as a REIT, we generally will be permitted to deduct dividend distributions to stockholders, thereby effectively eliminating the "double taxation" that generally results when a corporation earns income and distributes that income to stockholders in the form of dividends. Our principal executive offices are located at 6160 Plumas Street, Reno, Nevada 89509.

     Gonzo Financial, as manager, originates and services our mortgage loans and manages the day-to-day operations of Specialty Mortgage Trust, subject to the supervision of our board of directors. The management team of Gonzo Financial has considerable expertise in the origination of mortgage loans and the management of a portfolio of mortgage loans.

                                USE OF PROCEEDS

     The net proceeds from the issuance of the Notes, estimated to be $249,749,000 (assuming the maximum amount of Notes are sold), will be used to fund the acquisition of mortgage loans, to retire borrowings incurred to acquire mortgage loans and for general working capital and other corporate purposes. Pending use of the proceeds for such purposes, the net proceeds will be invested in short-term obligations, such as Treasury bills and money market funds. All or a portion of the assets purchased with net proceeds may be included in the collateral for the Notes. The maximum principal amount of Notes that can be outstanding at any time may not exceed $50 million. There is no minimum amount of Notes that may be sold.

     The following table sets forth certain information concerning the estimated use of the proceeds from the issuance of the Notes, based on the maximum amount that can be outstanding at any time and the aggregate maximum amount that are sold.

                                            MAXIMUM AT ANY TIME               AGGREGATE MAXIMUM
                                        ----------------------------    -----------------------------
                                                       PERCENTAGE OF                    PERCENTAGE OF
                                          AMOUNT        TOTAL FUNDS        AMOUNT        TOTAL FUNDS
                                        -----------    -------------    ------------    -------------
SOURCE OF FUNDS:
  Gross Offering Proceeds(1)..........  $50,000,000        100.0%       $250,000,000         100%
                                        ===========        =====        ============        ====
USE OF FUNDS:
  Offering Expenses:
     Selling Commissions(2)...........            0            0%                  0           0%
     Offering Expenses(3).............      251,000          0.5%            251,000         0.1%
  Retirement of Borrowings(4).........   10,683,888         21.4%         10,683,888         4.3%
  Working Capital and Other Corporate
     Purposes.........................      750,000          1.5%            750,000         0.3%
  Funding of Acquisitions of Mortgage
     Loans............................   38,315,112         76.6%        238,315,112        95.3%

-------------------------
(1) These amounts assume issuance of the full amounts of Notes permitted under the indenture, without giving effect to potential limitations resulting from our targeted debt-to-equity ratio of 1 to 1.

(2) Unless otherwise described in the prospectus supplement, only employees of the manager will be involved in selling the Notes and no selling commissions will be deducted from the proceeds received by us from the issuance of the Notes.

(3) This amount consists of estimated retail marketing, legal, printing and other expenses of the offering. No organizational expenses will be paid from proceeds.

(4) We maintain three lines of credit with commercial banks aggregating to $12.5 million. At September 30, 2000, we had an outstanding balance of $3.04 million under these lines bearing interest at 9.5% per annum and payable on demand. We also had $7.64 million outstanding under our Class A Collateralized Mortgage Notes bearing interest at rates from 7.0% to 8.5% per annum and maturing between October 20, 2000 and August 20, 2001. The proceeds of all borrowings were used to fund the acquisition of mortgage loans. The amounts shown assume retirement of amounts outstanding under the bank lines and repayment of the Class A notes as they mature, from proceeds of the offering. No assumptions are made with respect to the prepayment or repayment of mortgage loans.

                       DIVIDEND POLICY AND DISTRIBUTIONS

     We intend to distribute substantially all of our net income, as computed for tax purposes, each year, to our stockholders so as to qualify for the tax benefits accorded to a REIT under the Code. We intend to make dividend distributions quarterly. Any taxable income remaining after distribution of the final regular quarterly dividend each year is distributed together with the first regular quarterly dividend payments of the following taxable year or in a special dividend distributed prior thereto. The dividend policy is subject to revision at the discretion of the board of directors. During 1999, we declared dividends of $230,519 for the period from January 1 to January 31 ($.10625 per share), $620,694 for the period from January 31 to March 31 ($.2000 per share), $976,315 for the second quarter ($.3000 per share) and $1,132,520 for the third quarter ($.3000 per share) and $1,079,875 for the fourth quarter ($.2842 per share). We declared dividends of $1,149,048 for the first quarter 2000 ($.30 per share). On July 17, 2000 we declared dividends of $1,158,922 for the second quarter ($.30 per share).

     We have a dividend reinvestment plan for shareholders who choose to reinvest all or part of their distributions in additional shares of preferred stock instead of receiving cash payments. The reinvestment price is the fair market value as determined by our Board of Directors. Any future discount to the then current market price, if there is a public market for our stock, cannot exceed 5% of the fair market value of the stock to comply with REIT qualification requirements. In October 1999, January, April and July 2000, proceeds from reinvested dividends amounted to approximately $246,000, $305,000, $329,000 and $333,000, respectively. We use the proceeds for mortgage loans, working capital and general corporate purposes.

                                 CAPITALIZATION

     The following table sets forth the capitalization of Specialty Mortgage Trust at September 30, 2000, as adjusted at that date to give effect to the issuance of the maximum amount of the Notes offered hereby that can be outstanding at any time.

                                                                SEPTEMBER 30, 2000
                                                            --------------------------
                                                            HISTORICAL     AS ADJUSTED
                                                            -----------    -----------
BORROWINGS:
Lines of Credit...........................................  $ 3,040,000    $        --
Collateralized Investment Notes(1)........................           --     46,237,354
Class A Collateralized Mortgage Notes.....................    7,643,888             --
                                                            -----------    -----------
     Total Borrowings.....................................  $10,683,888    $46,237,354
                                                            ===========    ===========
STOCKHOLDERS' EQUITY:
Capital stock, $0.01 par value, 50,000,000 shares
  authorized:
  Preferred stock -- 4,585,695 shares issued and
     outstanding..........................................  $    45,857    $    45,857
  Common stock -- 333,200 shares issued and
     outstanding(2).......................................        3,332          3,332
Additional paid-in capital................................   45,677,605     45,677,605
Accumulated other comprehensive loss......................      (20,641)       (20,641)
Undistributed income......................................      531,201        531,201
                                                            -----------    -----------
     Total stockholders' equity...........................  $46,237,354    $46,237,354
                                                            -----------    -----------
Total stockholders' equity and borrowings.................  $56,921,242    $92,474,708
                                                            ===========    ===========

-------------------------
(1) Under the indenture, the maximum principal amount outstanding at any time is $50 million. However, since our targeted debt-to-equity ratio is 1 to 1, the maximum amount of Notes that could be outstanding as of September 30, 2000 was $46,237,354.

(2) Specialty Mortgage Trust's founder has purchased an aggregate of 300,000 shares of common stock at $.01 per share. This does not include shares reserved for issuance upon exercise of options granted to non-employee directors of Specialty Mortgage Trust and certain key employees of Gonzo Financial.

                       SELECTED FINANCIAL AND OTHER DATA

     The information in this table should be read in conjunction with Management's Discussion and Analysis of Financial Condition and Results of Operations and with the financial statements and the notes thereto included elsewhere in this prospectus. Operating results for the nine months ended September 30, 2000 are not necessarily indicative of the results that may be expected for the year ending December 31, 2000.

                                                                               FOR THE NINE MONTHS
                                     FOR THE ELEVEN      FOR THE TWELVE        ENDED SEPTEMBER 30,
                                      MONTHS ENDED        MONTHS ENDED      -------------------------
                                    DECEMBER, 31 1998   DECEMBER 31, 1999      1999          2000
                                    -----------------   -----------------   -----------   -----------
Interest and Dividend Income......     $ 2,279,052         $ 4,450,193      $ 3,248,071   $ 3,888,692
Interest Expense..................          76,877             263,633          184,114       365,197
Net Revenues......................       2,102,175           3,936,560        2,888,957     3,248,495
Net Earnings......................       2,025,870           3,809,424        2,791,432     3,154,943
Basic Earnings Per Share..........            (.28)               (.73)            3.09          2.62
Diluted Earnings Per Share........            (.28)               (.73)             .76           .71
Preferred Stock Dividends.........       2,111,145           4,039,923        1,827,526     2,307,968
Mortgage Loans....................      29,500,401          35,755,670       39,386,552    55,898,660
Allowance for Mortgage Loan
  Losses..........................         100,000             350,000          275,000       625,000
Total Assets......................      29,835,306          44,132,700       42,573,406    56,968,660
Short-Term Borrowings.............       8,212,000           5,217,467        4,015,052    10,683,888
Long-Term Borrowings..............              --                  --               --            --
Number of Preferred Shares
  Outstanding.....................       2,169,588           3,799,700        3,775,072     4,585,695
Number of Common Shares
  Outstanding.....................         300,000             320,200          320,200       333,200

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

OVERVIEW

     Specialty Mortgage Trust is a mortgage finance company specializing in acquiring nonconforming residential and commercial real estate mortgage loans for the purpose of holding the loans in its portfolio. We fund our loans chiefly through equity and to a lesser degree with short-term debt. This short-term debt is in the form of bank lines of credit or mortgage-backed notes.

     Specialty Mortgage Trust operates as a real estate investment trust ("REIT"). In general, our REIT status allows us to avoid corporate income taxes since we are permitted to deduct dividend distributions to our shareholders so long as we distribute to our shareholders an amount equal to at least 95% of taxable income, or 90% for tax years beginning after December 31, 2000, and otherwise continue to meet the REIT qualification requirements.

FINANCIAL CONDITION

     Our balance sheet presents our mortgage finance assets and liabilities. As of September 30, 2000 our assets totaled $56,968,660. This compares to total assets of $44,132,700 on December 31, 1999 and $29,835,306 as of December 31, 1998. This increase from $29,835,306 on December 31, 1998 to $56,968,660 on
September 30, 2000 is due primarily to the increase in stockholder's equity and short-term borrowings. Shareholder equity was $21,536,529 on December 1998 and increased to $46,237,354 on September 30, 2000. This increase was due to two private placement offerings during the period. Total liabilities were $8,298,777 on December 31, 1998. Liabilities decreased to $6,564,296 on December 31, 1999 and then increased to $10,731,306 on September 30, 2000.

ASSETS

     Cash and Cash Equivalents. At September 30, 2000, cash and cash equivalents were $70,115. This compares to $7,998,709 on December 31, 1999 and $17,317 on December 31, 1998. The fluctuation in cash at anytime is a function of the company's ability to fund new loans. As loans payoff, the proceeds are placed in a cash account and used to fund new loans or the cash is used to pay down bank lines of credit. The amount of cash held by the company is determined by future loan fundings. It is our goal to keep cash invested in loans and therefore keep cash balances low.

     Investments. On September 30, 2000 total investments were $228,833, which compares to zero in previous periods. This investment of preferred REIT stock was an opportunity for the company to invest in a qualifying REIT investment where the yield and risk parameters were met. Since our main focus is on mortgage loans, we do not expect significant changes in this line item.

     Mortgage Loans. Mortgage loans held for investment net of allowance for loan losses have been increasing from $29,500,401 on December 31, 1998 to $35,755,670 on December 31, 1999 and $55,898,660 on September 30, 2000. This
increase in mortgage loans is due to our efforts to acquire loans for our portfolio with the available capital.

LIABILITIES

     Dividends Payable. At year-end 1999 we had a dividend payable of $1,079,875. This represents a carry over dividend from December 1999 to be paid in January 2000. Due to our REIT status, the Board of Directors must declare dividends for the fourth quarter in December of the earnings year. Therefore this dividend carries over the fiscal year and is due in January. Dividends payable in December 1998 and September 30, 2000 were zero.

     Deposits. Deposits were zero on December 31, 1998, $225,000 on December 31, 1999 and zero on September 30, 2000. These funds represent deposits made by investors to purchase Specialty Mortgage Trust stock at the first of the next month.

     Lines of Credit. Lines of credit totaled $6,518,000 on December 31, 1998, zero on December 31, 1999 and $3,040,000 on September 30, 2000. This line item representing short-term borrowings from banks will fluctuate over time due to loan funding needs and loan prepayments. Additionally, when we issue stock through private placements, the net proceeds have been used to first pay down bank lines of credit. These lines of credit are secured by mortgage loans pledged by Specialty Mortgage Trust.

     Collateralized Notes. This represents the private placement of mortgage-backed notes issued with maturities ranging from 1 to 12 months. These notes are secured by mortgage loans held in Specialty Mortgage Trust's portfolio. At December 31, 1998 total collateralized notes were $1,694,000 and on December 31, 1999 the balance was $5,217,467. On September 30, 2000 the total was $7,643,888. The collateralized notes increased between year end 1998 and 1999 and increased between year end 1999 and September 30, 2000.

     Stockholders' Equity. Total stockholders' equity has increased from $21,536,529 in December 31, 1998 to $37,568,404 on December 31, 1999 and to
$46,237,354 on September 30, 2000. The increase was primarily due to the issuance of additional shares of preferred stock through private placements.

RESULTS OF OPERATIONS

     The rate volume analysis set forth in the following table analyzes changes in net interest income for the last two years and the nine months ended September 30, 2000 by their rate and volume components.


                                             YEAR ENDED                       NINE MONTHS ENDED
                                          DECEMBER 31, 1999                  SEPTEMBER 30, 2000
                                             OVER/UNDER                          OVER/UNDER
                                          DECEMBER 31, 1998                  SEPTEMBER 30, 1999
                                 -----------------------------------   -------------------------------
                                    NET                                  NET
                                   CHANGE       RATE        VOLUME      CHANGE      RATE       VOLUME
                                 ----------   ---------   ----------   --------   ---------   --------
INTEREST INCOME:
  Mortgage Loans...............  $2,243,827   $ 106,941   $2,136,886   $543,970   $(295,700)  $839,670
  Cash Accounts................     (80,428)   (100,355)      19,927     63,459      64,444       (985)
                                 ----------   ---------   ----------   --------   ---------   --------
          Total................  $2,163,399   $   6,586   $2,156,813   $607,429   $(231,256)  $838,685
                                 ==========   =========   ==========   ========   =========   ========
INTEREST EXPENSE:
  Line of Credit...............  $   (6,780)  $  (1,916)  $   (4,864)  $ (3,769)  $  (9,829)  $(13,598)
                                 ----------   ---------   ----------   --------   ---------   --------
  Collateralized Notes.........     193,536          --      193,536    184,852     (18,751)   203,603
                                 ----------   ---------   ----------   --------   ---------   --------
          Total................  $  186,756   $  (1,916)  $  188,672   $181,083   $  (8,922)  $190,005
                                 ----------   ---------   ----------   --------   ---------   --------
  Changes in net interest
     income....................  $1,976,643   $   8,502   $1,968,141   $426,346   $(222,334)  $648,680
                                 ==========   =========   ==========   ========   =========   ========


     Our operating results include all of the reported income of our mortgage finance operation. The comparison of year ending 1999 to the eleven months ending 1998 as well as September 30, 1999 and September 30, 1998 are as follows:

Interest Income.

     Year-End and Eleven-Month Comparison. Net interest income was $4,169,912 for December 31, 1999, compared to $2,193,269 for December 31, 1998, an increase of $1,976,643, or 90.1%. This increase in net interest income was primarily due to the net $1,975,730 increase related to volume, partial increase related to interest rates of $913. Total interest income increased $2,163,399, primarily the result of higher volumes of mortgage loans and cash accounts, in part increased by the higher mortgage loan rates and offset by the lower yields earned on cash accounts during the year ended December 31, 1999. Interest income on mortgage loans grew 108.5% and cash accounts interest income decreased 39.8%. The increase in interest income is mainly due to additional funds invested in mortgage loans as a result of increased cash available from private placement of new stock and to a lesser degree the use of short-term borrowings.

     September 30 Comparison. Net interest income was $3,477,350 for September 30, 2000, compared to $3,051,004 for September 30, 1999, an increase of $426,346, or 14%. This increase in net interest income was due to the net $635,794 increase related to volume, offset by a decrease related to interest rates of $209,448. Total interest income increased $607,429, as the result of higher volumes of mortgage loans, offset by the decrease in mortgage loan rates and increased by the higher yields earned on cash accounts during the nine months ended September 30, 2000. Interest income on mortgage loans and cash accounts grew 17.1% and 106.9%, respectively. The increase in interest income is mainly due to additional funds invested in mortgage loans as a result of increased cash available from private placement of new stock and the use of short-term borrowings.

Total Interest Expense.


     Year-End and Eleven-Month Comparison. Total interest expense grew $186,756 during the year ended December 31, 1999 or 242.9%, compared to the eleven months ended December 31, 1998. This increase is the result of increases in use of collateralized notes, in part offset by a decrease in use of lines of credit.



     September 30 Comparison. Total interest expense grew $181,083 during the nine months ended September 30, 2000 or 98.4%, compared to the nine months ended September 30, 1999. This increase is the result of increases in use of collateralized notes, in part offset by a decrease in use of lines of credit. This increase is also offset by lower rates of interest paid on collateralized notes during the nine months ended September 30, 2000.


Provision for Loan Losses.

     Year-End and Eleven-Month Comparison. The provision for loan losses at December 31, 1998 was $100,000 and increased to $250,000 at December 31, 1999.

     September 30 Comparison. The provision for loan losses increased from $175,000 on September 30, 1999 to $275,000 on September 30, 2000.

Net Revenue.

     Year-End and Eleven-Month Comparison. Net revenues for December 31, 1998, were $2,102,175 compared to $3,936,560 at December 1999. This increase was due to an increasing portfolio of mortgage loans funded primarily with new preferred stock issuance.

     September 30 Comparison. At September 30, 1999 net revenues were $2,888,957 and increased to $3,248,495 at September 30, 2000. This increase was due to the increase in mortgage loans funded through new stock issuance and the use of short-term borrowings.

Total Expenses.

     Year-End and Eleven-Month Comparison. Total expenses including General and Administrative as well as Management and Director's fees increased from $76,305 in December 31, 1998 to $124,144 on December 31, 1999. This increase was due to an increasing loan portfolio. Total expenses are a small portion of our net revenues since the Manager pays for most expenses directly.

     September 30 Comparison. Total expenses decreased slightly between September 30, 1999 to September 30, 2000. The total expenses at September 30, 1999 were $94,525 and the total expenses at September 30, 2000 were $93,552.

Net Earnings.

     Year-End and Eleven-Month Comparison. Net earnings increased from $2,025,870 on December 31, 1998 to $3,809,424 on December 31, 1999. This
increase results from an increased earning mortgage loan portfolio, increased number of preferred stock outstanding and the use of short-term borrowings.

     September 30 Comparison. At September 30, 1999 net earnings were $2,791,432 and increased to $3,154,943 at September 30, 2000. This increase results from an increased earning mortgage loan portfolio, increased number of preferred stock outstanding and the use of short-term borrowings.

Preferred Stock Dividend.

     Year-End and Eleven-Month Comparison. The preferred stock dividend increased from $2,111,145 on December 31, 1998 to $4,039,923 on December 31, 1999. This increase is the result of two factors. First, we completed our initial private placement of 2,169,588 shares of Class A Convertible Preferred stock on March 31, 1998. Therefore, 1998 preferred dividend results are for nine months of operation. Secondly, we issued additional shares of preferred stock in 1999 thereby having more funds to invest and resulting in an increase in the dividend.

     September 30 Comparison. The nine-month comparison of preferred stock dividends shows an increase from $1,827,526 on September 30, 1999 to $2,307,968 on September 30, 2000. This increase resulted from an increase in stockholder equity due to additional placement of preferred stock on April 1, 1999 and July 1, 1999. On a per share basis, we issued dividend as follows:

     We declared dividends of $230,519 for the period of January 1, 1999 to January 31, 1999 ($.10625 per share), $620,694 for the period from January 31, 1999 to March 31, 1999 ($.2000 per share), $976,315 for the second quarter ($.3000 per share) and $1,132,520 for the third quarter ($.3000 per share). We declared dividends of $1,149,048 for the first quarter 2000 ($.30 per share). On July 17, 2000 we declared dividends of $1,158,922 for the second quarter ($.30 per share). On October 23, 2000 we declared dividends of $1,375,709 for the third quarter ($.30 per share).

Net (Loss) Earnings.

     Year-End and Eleven-Month Comparison. Net loss at December 31, 1998 were ($85,275) compared to ($230,499) at December 31, 1999. This increase in our loss is primarily due to the difference between GAAP earnings and tax earnings. As a REIT, we intend to distribute substantially all of our taxable income each year to our stockholders so as to qualify for the tax benefits accorded to a REIT under the Code. The losses shown above represent those differences between tax and GAAP earnings.

     September 30 Comparison. Net earnings at September 30, 1999 was $963,906 and decreased on September 30, 2000 to $846,975. This decrease is primarily due to the difference in net earnings compared to the preferred stock dividend. While net earnings increased from $2,791,432 at September 30, 1999 to $3,154,943 at September 30, 2000, a net increase of $363,511, dividends increased from $1,827,526 at September 30, 1999 to $2,307,968 at September 30, 2000, a net
increase of $480,442. Therefore, the comparative earnings increased by $363,511 but the comparative dividend increased by $480,442. This difference accounts for the majority of change in the net earnings figure.

RECENT DEVELOPMENTS

     On July 1, 2000 we completed a private placement of 689,320 preferred shares at $10 per share for total cash proceeds of approximately $6.9 million.

INTEREST RATE/MARKET/CREDIT RISK

     We seek to manage the interest rate, credit and market risk of our portfolio. By originating short-term loans (generally less than three years), we can significantly reduce the risk of changing interest rates. Additionally, we continue to stress the quality of our borrowers through our underwriting guidelines and loss mitigation through our servicing procedures. In this way we seek to control credit risk. Since the majority of our loans are in the state of Nevada, we are beginning to acquire loans in California, Arizona and Colorado. This will help diversify the portfolio and reduce the risk of investing in one market. See "Business -- Operating Strategies and Policies."

     The following table sets forth the weighted average yield earned on our assets and the weighted average expense of our liabilities for the periods shown.


                             ELEVEN                   NINE MONTHS
                             MONTHS      YEAR            ENDED
                             ENDED      ENDED      ------------------
                            12/31/98   12/31/99    9/30/99    9/30/00
                            --------   --------    -------    -------
INTEREST INCOME:
  Mortgage Loans..........    11.51%     12.08%     12.07%     11.01%
  Cash Accounts...........     6.02%      3.27%      2.56%      5.38%

INTEREST EXPENSE:
  Line of Credit..........     8.44%      8.17%      8.17%      9.50%
  Collateralized Notes....     5.76%      7.55%      8.48%      7.39%

          Net Interest
            Spread........     2.93%      3.58%      2.91%      3.00%


LIQUIDITY AND CAPITAL RESOURCES

     We manage our short-term liquidity (that is, our funding needs to cover commitments and anticipated uses coming due over the next 12 months) in a number of ways. First, the scheduled payments on our mortgage portfolio produce generally monthly cash flow which can be used to originate new loans or to pay dividends to shareholders. This source produces approximately $5.0 million on an annual basis. We generally have the ability to apply this cash flow as needed.

     Secondly, the payoff and prepayment of loans provides additional liquidity to our portfolio. Historically, we have experienced annual loan payoffs and prepayments of approximately 25% to 30% of our outstanding portfolio. Since our loan terms are usually one to three years, the rate of principal payoffs is significant. With a current portfolio of over $56 million we would anticipate annual cash flows from principal pay downs in the range of $12.5 million to $15.0 million. As we issue Collateralized Investment Notes, our portfolio will increase and so will the cash flow from principal pay downs. Again, normally these funds are used to originate new mortgage loans, but can be used otherwise.

     Lastly, we have three lines of credit with commercial banks to provide another level of liquidity for Specialty Mortgage Trust. We can borrow up to $5 million on two of the lines to provide funding for new loans and $2.5 million on the third, for an aggregate of $12.5 million. The two $5 million lines extend through July 1, 2001 and October 1, 2001, respectively, and the $2.5 million line extends through July 1, 2001. All of the lines are collateralized by mortgage loans and borrowings under the lines bear interest at the applicable bank's prime or reference rate. We are required to comply with various operating and financial covenants in the lines. Such covenants include restrictions on (i) any change in business activities from those we are presently engaged in, and
(ii) any change in executive and management personnel that would result in reduced qualifications and experience compared to present personnel. Such covenants also contain requirements for (i) minimum tangible net worth, (ii) minimum liquidity (cash and available borrowings), (iii) minimum quarterly net earnings, and (iv) maximum debt-to-equity ratio. We leave at least $2.5 million of the lines unused for liquidity needs. At September 30, 2000, we had an outstanding balance of $3.04 million under these lines, bearing interest at 9.5% per annum leaving $9.46 million available to be drawn.

     We believe the combination of these three sources of capital allows us to manage our short-term liquidity needs in virtually any business situation and thereby efficiently use our capital resources.

     With respect to our long-term liquidity (funding needs during periods beyond the next 12 months), our only commitments that require funding are those arising from our construction loans. We do not have any commitments for material capital expenditures or payments due on long-term debt obligations. We believe the same three sources we rely on for short-term liquidity needs will be sufficient to fund our long-term needs as well.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     Market risk includes risks that arise from changes in interest rates, foreign currency exchange rates, commodity prices, equity prices and other market changes that affect market sensitive instruments. We are a party to various financial instruments that are subject to market risk. These instruments include commercial mortgage loans, land loans, nonconforming single-family and small multifamily residential mortgage loans, lines of credit and collateralized notes. Our financial instruments involve elements of interest rate risk. Our loan portfolio is also subject to real estate market risk.

     None of our financial instruments have been entered into for trading purposes. We have not entered into, nor do we intend to enter into, any financial instruments for trading or speculative purposes. As we have no investments outside of the United States, we are not subject to foreign currency exchange rate risk. We do not hedge our exposure to changes in the fair value of our loans through the use of derivative instruments. Instead, we have managed these exposures through careful underwriting and servicing of our loans. Further, we target as potential customers borrowers with relatively significant equity value in their property.

     Loans provide for either monthly payments of interest only and a payment of principal in full at the end of the loan term, principal and interest payments with a balloon payment at the end of the loan term, or interest only with principal payments upon lot releases and principal in full at the end of the loan term. Because of the high yield of our loans, we do not believe that a 10% increase or decrease in general interest rates (from those prevailing at September 30, 2000) would have a significant impact on the fair value of our fixed rate loan portfolio. A significant increase in interest rates could, however, make it more difficult for our borrowers to sell or refinance their respective properties. This could have a material adverse effect on us, either through loan defaults or the need to grant extensions of the maturity dates, thereby delaying repayment. Additionally, a real estate market decline in Nevada could have a material adverse impact on us. If real estate values were to decline, borrowers might find it difficult, if not impossible, to repay some or all of the principal and accrued interest in connection with a sale or refinancing of the underlying properties. A number of factors could lead to a real estate market decline including, but not limited to, a slowdown in the growth of the economy, increasing commercial interest rates and supply and demand factors. It is not possible for us to quantify the potential loss in earnings or cash flows that might result from a real estate market decline.

     We have attempted to mitigate these risk exposures by carefully underwriting and servicing our loans. The underwriting decision to provide a loan to an applicant is based primarily upon the loan-to-value ratio for the underlying collateral. Thereafter, our manager uses early intervention, aggressive collection and loss mitigation techniques in the servicing process. While we have attempted to mitigate these risk exposures, there can be no assurance that these efforts will be successful.

                                    BUSINESS

     Our business objective is to build and hold a portfolio of mortgage loans for investment that generates net income for distribution to stockholders. We finance our acquisitions of mortgage loans with equity and secured borrowings. We are structured as a real estate investment trust (REIT), thereby generally eliminating federal taxes at the corporate level on income we distribute to stockholders. Because we are not structured as a traditional lender which accepts deposits, we are subject to substantially less regulatory oversight and incur lower compliance expenses compared to banks, thrifts and many other holders of mortgage loans.

     Gonzo Financial serves as our manager and is responsible for loan originations, loan servicing and our day-to-day operations, subject to the supervision of our board of directors.

     Our business strategies and policies are described below.

INVESTMENT STRATEGIES AND POLICIES

     Mortgage Loan Acquisition Strategy. Our business involves acquiring and holding loans to borrowers primarily in the State of Nevada whose borrowing needs are generally not being served by traditional financial institutions. Our strategy is to focus on land loans, construction loans, commercial building loans and nonconforming single-family and small multifamily residential loans. We generally limit the amount of our investment in any single mortgage loan or in mortgage loans to one borrower to $5 million, although exceptions may be approved by the board. Most loans will have terms of two to three years. At September 30, 2000, less than 1% of our loan portfolio consisted of loans with original maturities of more than three years. We expect that approximately 90% of our mortgage loan balances will at any one time be secured by first deeds of trust on the underlying real property, with the remaining mortgage loan balances secured by second deeds of trust. Our mortgage loans may be secured by mortgages on unimproved as well as improved real property and non-income producing as well as income-producing real property. Some mortgage loans may be secured by the borrower's leasehold interest in real property. Our loans generally produce higher yields than are obtained on traditional single-family residential mortgage loans, but are subject to higher risks of default and loss.

     We acquire loans originated by our manager. The manager targets as potential customers borrowers with relatively significant equity value in their property, but who either:

     - require a small commercial loan;

     - own real property which is difficult to evaluate under standard underwriting guidelines or unlikely to support a mortgage saleable in the secondary market;

     - are self-employed, tend to experience some volatility in their income or have difficult-to-document sources of income; or

     - are otherwise unable to qualify for traditional mortgage loans.

     All loans provide for monthly payments of interest. As part of the acquisition or refinance of a particular mortgage loan, we may acquire an equity-like interest in the real property securing the loan in the form of a shared appreciation interest or other equity-like participation.

     Most of the loans we acquire and hold require the borrower to make a "balloon payment" on the principal amount upon maturity of the loan. At September 30, 2000, less than 1% of our loan portfolio consisted of fully amortizing mortgage loans. To the extent that a borrower has an obligation to pay a mortgage loan in a large lump sum payment, its ability to satisfy this obligation may be dependent upon its ability to obtain suitable refinancing, sell the underlying property or otherwise raise a substantial cash amount. An increase in interest rates over the mortgage rate applicable at the time the loan was originated may have an adverse effect on the borrower's ability to obtain refinancing or to pay the required monthly payments. As a result, such loans may involve a higher risk of default than fully amortizing loans.

     We generally hold our mortgage loans to maturity. In addition, the REIT provisions of the Code limit in some respects our ability to sell mortgage loans. From time to time, however, management may decide to sell mortgage loans. This could occur for any number of reasons, for example, to dispose of a mortgage loan as to which credit risk concerns have arisen, to reduce interest rate risk, or generally to re-structure the balance sheet when management deems such action advisable. Management will select any mortgage loans to be sold according to the particular purpose such sale will serve. The board of directors has not adopted a policy that would restrict management's authority to determine the timing of sales or the selection of mortgage loans to be sold.

     Types of Mortgage Loans. The principal types of mortgage loans we acquire are described below. At September 30, 2000, 71% of our $56.5 million mortgage loan portfolio was invested in loans secured by Nevada property, about 33% in the Reno area and about 37% in the Las Vegas area. Our investment in any mortgage loan may be for the entire loan or a percentage participation interest in the loan.

     - Land Loans. Land loans are made against (a) underdeveloped or "raw" land zoned for either commercial or residential use and (b) land prepared for commercial or residential development, typically with entitlements obtained and basic infrastructure such as streets and utilities in place. An example of a residential land development loan would be a loan secured by a residential subdivision with residential lots ready for building. While land loans are generally made at low loan-to-value ratios, usually less than 50%, there is generally no cash flow from the property and the borrower's other sources of income must be relied upon to support the periodic interest payments due under the loans.

     - Construction Mortgage Loans. Construction loans are loans made for the renovation of developed property, and for the construction of new structures on undeveloped property. Construction loans acquired and held by us will generally be secured by first deeds of trust on commercial or residential real property. Most of our construction loans are to developers building the property for sale. Such loans are typically for terms of from six months to two years. Generally we do not disburse funds with respect to a particular construction loan until work in the previous phase of the project on which the loan is being made has been completed, and until an independent inspector has verified the quality of construction and adherence to the construction plans and has reviewed the estimated cost of completing the project. In addition, we require the submission of signed labor and material lien releases by the borrower in connection with each completed phase of the project prior to making any periodic disbursements of proceeds of the loan to the borrower.

     - Commercial Building Loans. Commercial building loans have distinct risk characteristics depending on the type of structure on the property. Commercial building loans generally lack standardized terms, which may complicate their structure. Commercial buildings themselves tend to be unique and are more difficult to value than residential properties. In addition, commercial buildings, particularly industrial and warehouse properties, are generally subject to relatively greater environmental risks than non-commercial properties and the corresponding burdens and costs of compliance with environmental laws and regulations.

      Commercial building loans are also subject to the effects of:

        -- local and other economic conditions on real estate values;

        -- the ability of tenants to make lease payments;

        -- the ability of a building to attract and retain tenants, which may in turn be affected by local conditions such as oversupply of space or a reduction in demand for rental space in the area, the attractiveness of properties to tenants, competition from other available space, the ability of the owner to pay leasing commissions, provide adequate maintenance and insurance, pay tenant improvements costs and to make other tenant concessions; and

        -- increased operating costs, including energy costs and real estate taxes.

     While owners of commercial buildings generally will carry comprehensive liability and casualty coverage, such coverage may not provide full protection for the value of the underlying property and may not protect against all casualty losses. If underlying commercial buildings do not generate sufficient income to meet operating expenses, debt service, capital expenditures and tenant improvements, borrowers under commercial building loans may be unable to make payments of principal and interest in a timely fashion. Income from and values of commercial buildings are also affected by such factors as applicable laws, including tax laws, interest rate levels, the availability of financing for owners and tenants, and the impact of and costs of compliance with environmental controls and regulations. In the event of foreclosure on a commercial building loan, there may be costs and delays involved in enforcing rights of a property owner against tenants in default under the terms of leases with respect to commercial properties and such tenants may seek the protection of the bankruptcy laws which can result in termination of lease contracts.

     - Nonconforming Single-Family and Small Multifamily Residential Mortgage Loans. The nonconforming single-family residential mortgage loans are conventional mortgage loans that vary in one or more respects from the requirements for participation in Fannie Mae or Freddie Mac programs. Credit risks associated with nonconforming mortgage loans may be greater than those associated with mortgage loans that conform to Fannie Mae and Freddie Mac guidelines. The principal differences between nonconforming mortgage loans and conforming mortgage loans include the applicable loan-to-value ratios, the credit and income histories of the mortgagors, the documentation required for approval of the mortgagors, the types of properties securing the mortgage loans, loan sizes and the mortgagors' occupancy status with respect to the mortgaged property. Nonconforming loans may include loans secured by timeshare vacation property. As a result of these and other factors which cause these nonconforming mortgage loans to higher risk of credit default and loss, the interest rates charged on these loans are often higher than those charged for conforming mortgage loans.

       Small multifamily mortgage loans are generally secured by a first lien on a 5-unit to 20-unit residential property. Multifamily mortgage loans share many of the characteristics and risks associated with commercial mortgage loans and are often categorized as commercial loans rather than residential loans. We also include loans on mobile home parks in this residential category.

     - Junior Mortgage Loans. Second, third and wraparound mortgage loans are secured by deeds of trust on single-family residences which are already subject to prior mortgage indebtedness. A wraparound loan is a junior mortgage loan having a principal amount equal to the outstanding balance under the existing mortgage loans plus the amount actually to be advanced under the wraparound mortgage loan. Under a wraparound loan, we generally make principal and interest payments on behalf of the borrower to the holders of the prior mortgage loans. Junior mortgage loans generally have lower qualifying loan-to-value ratios.

                          THE MORTGAGE LOAN PORTFOLIO

     Table 1 is a summary of our mortgage loan portfolio as of September 30, 2000:

                        TABLE 1: MORTGAGE LOAN PORTFOLIO
                               SEPTEMBER 30, 2000


LOAN     FOOT                                       INTEREST     PRINCIPAL      PORTFOLIO     MATURITY             LIEN
 NO.    NOTES          DESCRIPTION OF LOAN            RATE        AMOUNT         AMOUNT         DATE      LTV    POSITION
----    ------         -------------------          --------    -----------    -----------    --------    ---    ---------
                                                        LAND LOANS
98106                    Residential Lot             12.00%     $    93,000    $    93,000      9/1/01    47%       1st
99169                  Residential Raw Land          12.50%     $   170,000    $   170,000     12/1/00    63%       1st
99175                  Residential Raw Land          12.50%     $   400,000    $   400,000      4/1/02    21%       1st
99164    (4)           Residential Raw Land          12.50%     $ 3,260,000    $   515,000      1/1/02    36%       1st
99216    (3)           Residential Raw Land          13.00%     $ 2,900,000    $ 1,000,000      5/1/02    29%       1st
99137    (8)           Residential Raw Land          12.00%     $ 2,260,200    $ 1,700,000      8/1/00    62%       1st
99223    (5)           Residential Raw Land          12.50%     $ 5,700,000    $ 2,461,000     12/1/01    75%       1st
99238                  Residential Raw Land          12.50%     $ 2,800,000    $ 2,800,000     10/1/03    46%       1st
99141    (3)           Residential Raw Land          12.50%     $ 3,500,000    $ 3,000,000      6/1/01    26%       1st
99152                  Residential Raw Land          13.00%     $ 5,625,000    $ 3,125,000      1/1/01    50%       1st
99151    (4)           Residential Raw Land          12.50%     $ 7,000,000    $ 4,485,000      9/1/01    50%       1st
                                                                -----------    -----------
                          RESIDENTIAL RAW LAND TOTAL            $33,708,200    $19,749,000
                                                                ===========    ===========

98096    (1)       Residential Land Development      12.00%     $ 2,338,000    $    13,135      7/1/01    41%       1st
99172    (3)       Residential Land Development      12.50%     $   117,000    $    35,750      2/1/01    75%       1st
97081    (1)       Residential Land Development      12.00%     $   250,000    $   250,000      1/1/01    41%       1st
97053    (1)       Residential Land Development      12.00%     $ 2,052,375    $   536,891      2/1/01    41%       1st
98093    (1)       Residential Land Development      12.00%     $ 1,100,000    $ 1,100,000      6/1/01    41%       1st
97067    (1)       Residential Land Development      12.50%     $ 2,060,000    $ 1,286,689      7/1/02    41%       1st
99235              Residential Land Development      13.00%     $ 1,400,000    $ 1,400,000     10/1/02    38%       1st
96045    (1)       Residential Land Development      12.00%     $ 2,464,000    $ 1,625,704      6/1/02    41%       1st
99227              Residential Land Development      12.25%     $ 1,950,000    $ 1,950,000      7/1/01    15%       1st
99232              Residential Land Development      12.75%     $ 2,500,000    $ 2,500,000      1/1/02    48%       1st
97080   (2)(7)     Residential Land Development      12.00%     $ 2,726,000    $ 2,726,000     11/1/99    89%       1st
99221              Residential Land Development      12.25%     $ 3,388,000    $ 3,388,000      7/1/03    56%       1st
                                                                -----------    -----------
                      RESIDENTIAL LAND DEVELOPMENT TOTAL        $22,345,375    $16,812,169
                                                                ===========    ===========

98121    (8)           Commercial Raw Land           18.50%     $ 1,300,000    $   400,000      2/1/00    56%       1st
99138   (2)(7)         Commercial Raw Land           12.00%     $ 1,000,000    $   870,000      6/1/00    89%       1st
99203                  Commercial Raw Land           12.25%     $ 1,000,000    $ 1,000,000      6/1/03    56%       1st
98109    (5)           Commercial Raw Land           12.25%     $ 2,217,629    $ 1,267,745    12/23/00    51%       1st
99167    (6)           Commercial Raw Land           12.50%     $ 1,500,000    $ 1,500,000     12/1/00    65%       1st
99239                  Commercial Raw Land           13.00%     $ 2,125,000    $ 2,125,000      9/1/02    50%       1st
                                                                -----------    -----------
                          COMMERCIAL RAW LAND TOTAL             $ 9,142,629    $ 7,162,745
                                                                ===========    ===========

                                                    CONSTRUCTION LOANS
99147    (2)             SFR Construction            12.00%     $    41,141    $    41,141      7/1/00    80%       1st
99148    (2)             SFR Construction            12.00%     $    41,141    $    41,141      7/1/00    80%       1st
99149    (2)             SFR Construction            12.00%     $    41,141    $    41,141      7/1/00    80%       1st
99150    (2)             SFR Construction            12.00%     $    41,141    $    41,141      7/1/00    80%       1st
99153                    SFR Construction            12.25%     $   821,473    $   821,473     11/1/00    59%       1st
                                                                -----------    -----------
                            SFR CONSTRUCTION TOTAL              $   986,037    $   986,037
                                                                ===========    ===========

99197    (2)           Office/Construction           12.00%     $   408,000    $   408,000      4/1/02    80%       1st
99200    (2)           Office/Construction           12.00%     $   625,000    $   625,000      4/1/02    81%       1st
99174                  Office/Construction           12.50%     $   950,000    $   950,000      3/1/01    63%       1st
99218                   Commercial/Retail            12.75%     $ 2,000,000    $ 2,000,000      6/1/01    65%       1st
                                                                -----------    -----------
                        COMMERCIAL CONSTRUCTION TOTAL           $ 3,983,000    $ 3,983,000
                                                                ===========    ===========

LOAN     FOOT                                       INTEREST     PRINCIPAL      PORTFOLIO     MATURITY             LIEN
 NO.    NOTES          DESCRIPTION OF LOAN            RATE        AMOUNT         AMOUNT         DATE      LTV    POSITION
----    ------         -------------------          --------    -----------    -----------    --------    ---    ---------
                                                COMMERCIAL BUILDING LOANS
97078                    Retail Building             12.00%     $   875,000    $    75,000     10/1/02    47%       1st
99163               Historical Mansion/Museum        13.50%     $   125,000    $   125,000     11/1/01    40%       2nd
99196             Commercial/Industrial Building     12.50%     $   155,000    $   155,000      3/1/05    34%       1st
96043                    Retail Building              8.75%     $   200,929    $   200,929      3/1/01    73%       1st
95011                      Motel/Hotel               12.25%     $   375,000    $   375,000      4/1/02    47%       1st
98089                      Motel/Hotel               12.00%     $ 1,570,000    $ 1,570,000      4/1/03    60%       1st
99226    (6)             Medical Building            12.25%     $ 1,890,000    $ 1,890,000      6/1/01    70%       1st
                                                                -----------    -----------
                          COMMERCIAL BUILDINGS TOTAL            $ 5,190,929    $ 4,390,929
                                                                ===========    ===========

                                 NONCONFORMING SINGLE-FAMILY AND SMALL MULTIFAMILY LOANS
96050                Single-Family Residence         13.00%     $    15,373    $    15,373     12/1/06    73%       2nd
99157                Single Family Residence         12.25%     $    22,000    $    22,000     10/1/02    36%       2nd
99140                Single Family Residence         12.50%     $    74,000    $    74,000      5/1/01    67%       1st
99211                Single Family Residence         12.00%     $   126,500    $   126,500      7/1/01    78%       1st
99213                Single Family Residence         12.50%     $   150,000    $   150,000      6/1/02    67%       2nd
99165                Single Family Residence         12.00%     $   180,000    $   180,000     12/1/02    38%       1st
99230                Single Family Residence         13.00%     $   233,909    $   233,909      9/1/09    81%       1st
99142                Single Family Residence         12.50%     $   365,000    $   365,000      8/1/00    50%    1st & 3rd
99237                Single Family Residence         13.00%     $   773,000    $   773,000      9/1/01    59%       1st
99128                Single Family Residence         12.00%     $ 2,000,000    $ 1,000,000      3/1/01    51%       1st
                                                                -----------    -----------
                        SINGLE FAMILY RESIDENCE TOTAL           $ 3,939,782    $ 2,939,782
                                                                ===========    ===========

98094                    Mobile Home Park            12.00%     $   500,000    $   500,000      5/1/03    61%       2nd
                                                                -----------    -----------
                            MOBIL HOME PARK TOTALS              $   500,000    $   500,000
                                                                ===========    ===========

                                    TOTALS                      $79,795,952    $56,523,662
                                                                ===========    ===========


-------------------------

(1) Loans to same borrower or related parties secured by different parcels of real property aggregating to $4,812,419.



(2) Loans to same borrower or related parties secured by different parcels of real property aggregating to $4,793,564.



(3) Loans to same borrower or related parties secured by different parcels of real property aggregating to $4,035,750.



(4) Loans to same borrower or related parties secured by different parcels of real property aggregating to $5,000,000.



(5) Loans to same borrower or related parties secured by different parcels of real property aggregating to $3,728,745.



(6) Loans to same borrower or related parties secured by different parcels of real property aggregating to $3,390,000.



(7) Loans 90 days delinquent, defaulted and foreclosure may be necessary-no estimate of when proceeds will be received or in what amount.



(8) Loans defaulted and in foreclosure, interest accruing at default rate.

     Table 2 is a summary of our mortgage loan portfolio by the type of property securing the loans as of September 30, 2000.

                   TABLE 2: MORTGAGE LOAN BY TYPE OF PROPERTY
                               SEPTEMBER 30, 2000

                                                                 CARRYING                       AMOUNT
                             INTEREST       PRINCIPAL AMOUNT      AMOUNT        MATURITY      SUBJECT TO
     TYPE OF LOANS             RATES          OF MORTGAGES     OF MORTGAGES       DATES       DELINQUENCY
     -------------        ---------------   ----------------   ------------   -------------   -----------
Land....................  12.0 % - 19.5 %     $65,196,204      $43,723,914    02/00 - 10/03           --
Construction............  12.0 % - 12.75%       4,969,037        4,969,037    07/00 - 04/02   $5,696,000
Commercial Building.....   8.75% - 13.5 %       5,190,929        4,390,929    03/01 - 03/05      165,000
Nonconforming Single-
  Family and Small
  Multifamily...........  12.0 % - 13.0 %       4,439,782        3,439,782    08/00 - 09/09           --
                                              -----------      -----------                    ----------
          Totals........                      $79,795,952      $56,523,662                    $5,851,000
                                              ===========      ===========                    ==========

     Other Investments. We may purchase our own common or preferred stock or the debt or the common or preferred stock of other mortgage REITs or other companies when we believe that such purchases will yield attractive returns on capital employed. Any such purchase would be for investment purposes and not for short-term trading (turnover) gain. REIT or other debt or equity securities may be undervalued at points in the economic cycle. When the stock market valuation of companies are low in relation to the market value of other assets, stock purchases can be a way for us to acquire indirectly a beneficial interest in a pool of mortgage assets or other types of assets at an attractive price. Also, REITs and other companies may have attractive mortgage finance or other businesses in which we may want to become a partial owner. We do not, however, presently intend to invest in the securities of other issuers for the purpose of exercising control or to underwrite securities of other issuers. We do not limit the amount of securities of other issuers we may acquire, although we do not expect that such holdings will comprise a substantial portion of our assets. At September 30, 2000, we owned $228,833 of such securities.

LEVERAGE STRATEGIES AND POLICIES

     We employ a debt financing strategy to increase our investment in mortgage loans. By using our mortgage loans as collateral to borrow funds, we are able to invest in mortgage loans with greater value than our equity. We have a targeted ratio of debt-to-equity of approximately 1 to 1. While there are no charter or bylaw limitations on our use of leverage, we currently have a policy and have agreed with our primary bank lenders not to exceed that target by permitting our debt, whether under bank lines or our Note program, to exceed our equity. Our financing strategy is designed to maintain a cushion of equity sufficient to respond to short-term liquidity needs. We expect that all of our borrowing arrangements will require us to pledge cash or additional mortgage loans in the event the market or discounted value of existing collateral declines. To the extent that cash reserves are insufficient to cover such deficiencies in collateral, we may be required to sell mortgage loans to reduce the borrowings.

     We intend to finance our mortgage loan acquisitions through the Notes and bank warehouse credit lines. At September 30, 2000, the amount of such credit lines was $12.5 million. The section of this prospectus entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations" contains a description of the terms of such credit lines. In October 1998, we began to offer to accredited investors on a monthly basis our Class A Collateralized Mortgage Notes secured by our mortgage loans for terms that may range from one month to twelve months. The maximum principal amount that could be outstanding at any time was limited by the board of directors to $20 million. As of September 30, 2000, $7,643,888 million of these Class A Notes were outstanding, bearing interest at rates of 7.00% to 8.5%. No additional Class A Notes were issued after August 21, 2000.

     Our goal is to strike a balance between the under-utilization of leverage, which reduces potential returns to stockholders, and the over-utilization of leverage, which could reduce our ability to meet our obligations during adverse market conditions.

OPERATING STRATEGIES AND POLICIES

     Origination and Underwriting. Gonzo Financial continuously evaluates prospective mortgage loans to be acquired by Specialty Mortgage Trust. The manager generates mortgage loan originations from referrals from real estate and mortgage loan brokers, referrals from existing customers, new loans made to or refinancing of loans to existing customers and personal solicitations of new borrowers.


     All potential mortgage loans are evaluated to determine if the mortgage loan is of a type eligible for acquisition by Specialty Mortgage Trust. Our policy generally limits the amount of loans to one borrower or affiliated borrowers to $5 million and the loan-to-value ratio for any loan to a maximum of 80%, although in each case exceptions may be approved by the board. As the notes to "Table 1: Mortgage Loan Portfolio" indicate, at September 30, 2000 there were six instances of loans to the same borrower or related parties secured by different parcels of real property. Each of these represented less than 10% of the portfolio. We generally seek personal guarantees from affiliates of the borrower when possible. We do not have specific requirements with respect to credit scores or payment histories. For income producing properties, the net annual estimated cash flow after vacancy, operating expense and mortgage debt service deductions must equal or exceed the annual payments required on the mortgage loan. The manager requires full documentation of all loan application/requests, including complete organizational documents of the borrowing entity, if applicable, credit reports on guarantors and borrowers, current (within 60 days) financial statements, and a minimum of two year's tax returns. A flood zone determination must be provided. A preliminary title report is obtained and reviewed by the underwriter and closer. ALTA surveys, Phase I Environmental reports and geotechnical reports are required on most loans but can be waived on a case-by-case basis upon physical inspection and determination by the President. Liability insurance is required on all loans and hazard insurance is required on any structures. If the loan is to finance a purchase, a copy of the purchase contract must be submitted. If the loan is for refinance, a copy of the closing statement when purchased is reviewed. If a loan is for construction, a copy of plans, specifications and cost breakdown must be reviewed and a construction control company is retained. Our underwriting guidelines are intended to evaluate the capacity and willingness of the borrower to repay the loan and the adequacy of the collateral securing the loan. On a case-by-case basis, exceptions to the underwriting guidelines may be made by the president where there are compensating factors, for example, low loan-to-value ratios or guarantees from parties with strong financial resources or pledges of additional collateral.


     Collateral valuation receives special attention in the manager's underwriting of our mortgage loans. The manager places great emphasis on the ability of our collateral to protect against losses in the event of default by borrowers. In determining the adequacy of the mortgaged property as collateral, the manager obtains independent, on-site appraisals for each mortgage property and the property is inspected by an officer or employee of the manager. All independent appraisers must be licensed or qualified as independent fee appraisers and certified by the state in which the property being appraised is located. The appraiser is required to inspect the property and verify that it is in good condition and that construction, if new, has been completed. The appraisal is based on the market value of comparable properties, the estimated rental income, if applicable, and the cost of replacement. The appraised value of the property being financed, must be such that it currently supports, and is anticipated to support in the event of default, the outstanding mortgage loan balance. The manager generally relies on its own independent analysis and not exclusively on such appraisals in determining whether or not to arrange a particular mortgage loan.

     Servicing. The manager has established its own servicing operation in order to service the mortgage loans. Servicing includes collecting and remitting loan payments, making required advances, accounting for principal and interest, holding escrow or impound funds for payment of taxes and insurance, making required inspections of the property, contacting delinquent borrowers and supervising foreclosures and property disposition in the event of unremedied defaults in accordance with the Company's guidelines. The focus of the manager's servicing operation is on managing credit risk in order to protect our investment in the mortgage loans. The manager intends to use early intervention, aggressive collection and loss mitigation techniques in the servicing process.

     Credit and Market Risk Management. We believe that proper underwriting and efficient servicing of our mortgage loans are the most effective methods of managing our credit risk. The manager's focus as a servicer of mortgage loans it has originated is more on effective credit risk management than on cost control. The manager does not intend to be a low cost servicer, but instead puts the proper resources to work to mitigate losses on the mortgage loans it services.

     Set forth below is a table setting forth our recent delinquency, foreclosure and loss experience:

             TABLE 3: DELINQUENCY, FORECLOSURE AND LOSS EXPERIENCE


                                         DECEMBER 31, 1998               DECEMBER 31, 1999              SEPTEMBER 30, 2000
                                   -----------------------------   -----------------------------   -----------------------------
                                   PRINCIPAL AMOUNT   PERCENT OF   PRINCIPAL AMOUNT   PERCENT OF   PRINCIPAL AMOUNT   PERCENT OF
                                       OF LOANS       PORTFOLIO        OF LOANS       PORTFOLIO        OF LOANS       PORTFOLIO
                                   ----------------   ----------   ----------------   ----------   ----------------   ----------
Total Portfolio..................    $24,675,598        100.0%       $36,105,670        100.0%       $56,523,662        100.0%
                                     ===========        =====        ===========        =====        ===========        =====
Period of Delinquency (excluding
  foreclosures)
  30 - 59 days...................        150,000          .61               None                         365,000        0.065
  60 - 89 days...................           None                            None                            None
  90 days or more................           None                            None                       3,596,000         6.39
                                     -----------                     -----------        -----        -----------        -----
    Total Delinquencies
      (excluding foreclosures)...    $ 2,726,000          .61%       $      None                     $ 3,961,000         7.04%
                                     ===========        =====        ===========        =====        ===========        =====
Foreclosures Pending.............    $ 1,106,000                     $ 1,106,000         3.06%       $ 2,100,000         3.73%
Real Estate Owned (REO)..........           None                            None                            None
Losses Sustained for Period
  Ending on Such Date............           None                            None                            None



     Specialty Mortgage generally institutes foreclosure proceedings on defaulted loans when that action is determined by management to be in the best interests of shareholders. Foreclosure may be appropriate where the project planned for the property has encountered slower than expected development or sales results or where the developer/borrower's financial condition has deteriorated such that completion of the project has been jeopardized. A loan that is nearing maturity or has defaulted may be a candidate for refinancing rather than foreclosure when management determines that the project planned remains viable and the value of the property and other sources of repayment such as personal guarantees are sufficient to support a new loan. In such cases, management often works with marketing and other real estate professionals to assist the developer in modifying the original project to enhance its likelihood of success. The table below shows the status as of December 20, 2000 of mortgage loans in the portfolio at September 30, 2000 that have been, are now or will be past due at maturity after January 1, 2001.

               TABLE 4: DISPOSITION OF LOANS PAST DUE AT MATURITY


                     (LOAN STATUS AS OF DECEMBER 20, 2000)



                                                               PRINCIPAL AMOUNT
                                                                   OF LOANS
                                                              SEPTEMBER 30, 2000
                                                              ------------------
Foreclosures pending........................................      $4,160,564
Loan refinanced.............................................       2,482,849
Loans being refinanced......................................       1,700,000
Loans paid off..............................................         365,000
                                                                  ----------
  Total loans past due at maturity..........................      $8,708,413
                                                                  ==========


     There are no limits on the geographic concentration of the loans we may acquire and properties underlying mortgage loans are located primarily in the State of Nevada. In order to reduce our market risk exposure from investing in mortgage loans to borrowers located primarily in the State of Nevada, we have begun to acquire loans secured by properties in the States of California, Arizona and Colorado. At September 30, 2000, 71% of our $56.5 million mortgage loan portfolio was invested in loans secured by Nevada property, about 33% in the Reno area and about 37% in the Las Vegas area.

     Interest Rate Risk Management. We seek to limit our exposure to changes in interest rates in several ways. We generally acquire short-term loans with fixed interest rates and maturities of less than three years. While our loan terms exceed the terms for interest rate adjustments on our borrowings, the resulting interest rate exposure is mitigated by our leverage policy limits. Under our targeted debt-to-equity ratio of approximately 1 to 1, at least 50% of our earning assets will at all times be funded with equity. The income from these assets will be available to cover increases in interest expense on our borrowings, to the extent not covered by the assets funded with such borrowings. In addition, the higher yielding-higher risk nature of our loans provides a greater net interest cushion that can withstand more interest rate increases on borrowings than lower yielding-lower risk loans.

     We do not hedge our interest rate risk by purchasing interest rate caps, floors or other derivative instruments. We believe that the cost of such hedging instruments would outweigh the potential benefits to be gained by us.

     Prepayment Risk Management. The manager seeks to minimize the effects of faster or slower than anticipated prepayment rates in our portfolio, in part by originating mortgage loans with prepayment penalties. The manager also utilizes the production of new mortgage loans as a hedge against prepayment risk. Through its servicing function, the manager pre-selects borrowers that have an incentive to refinance and recaptures those mortgage loans by soliciting the borrowers directly rather than losing them to another mortgage lender.

OTHER COMPANY POLICIES

     At the present time, we do not intend to invest directly in real property or interests in real property. From time to time, however, we may hold "real estate owned" (REO) as a result of foreclosure of defaulted mortgage loans. Further, we do not intend to invest in mortgage securities or to issue mortgage securities. We do not expect to issue senior securities or to offer our securities in exchange for property.

     Our Board of Directors has established the investment policies and strategies summarized in this prospectus. The Board of Directors has the power to modify or waive such policies and strategies without the consent of the stockholders to the extent that the Board of Directors determines that such modification or waiver is in the best interest of stockholders. Among other factors, developments in the market which affect the policies and strategies mentioned in this prospectus or which change our assessment of the market may cause the Board of Directors to revise our policies and strategies.

LEGAL PROCEEDINGS

     There are no material pending legal proceedings to which Specialty Mortgage Trust or the manager is a party or, except for foreclosure proceedings in the ordinary course of business, to which any property of Specialty Mortgage Trust or the manager is subject.

                                  THE MANAGER

     Gonzo Financial serves as our manager and is responsible for loan originations, loan servicing and our day-to-day operations. Mr. Gonfiantini, a director and our sole executive officer, is also an executive officer, director and the sole stockholder of Gonzo Financial. We have no separate employees from the manager and we share its facilities. We have no ownership interest in the manager. Gonzo Financial has significant operating discretion as to the implementation of our business strategy and policies.

     Gonzo Financial is regulated as a mortgage company by the State of Nevada Financial Institutions Division, Department of Business and Industry, has filed annual reports with that agency and has been profitable each year since commencing operations in 1995. The manager operates from office space located at 6160 Plumas Street, Reno, Nevada 89509, telephone (775) 826-0809, and licenses the use of a servicing software system.

MANAGEMENT FEES

     Pursuant to a management agreement entered into with Specialty Mortgage Trust, Gonzo Financial receives a management fee payable monthly in arrears consisting of:

          (i) The mortgage loan origination fees or points, usually charged to a borrower for and upon the origination, extension or refinancing of a mortgage loan, up to 2.5% of the loan balance (i.e., 2.5 points) with any additional fees or points paid to the benefit of Specialty Mortgage Trust. The amount of this fee is determined by competitive conditions, may vary and may have a direct effect on the interest rate a borrower is willing to pay Specialty Mortgage Trust.

          (ii) A fee for loan servicing, equal to one-half of one percent of the total mortgage loan portfolio held by Specialty Mortgage Trust. Retention of this fee by the manager, in effect, lowers the yield retained by Specialty Mortgage Trust on its loans.

          (iii) All late payment charges from payments made by borrowers.

     We also pay to Gonzo Financial as incentive compensation for each fiscal quarter, an amount equal to 50% of the net income of Specialty Mortgage Trust, before deduction of such incentive compensation, in excess of the annualized return to Specialty Mortgage Trust equal to 12%. The incentive compensation calculation and payment will be made quarterly in arrears. The term "return to Specialty Mortgage Trust" is calculated for the quarter by dividing our taxable income for the quarter by the net worth for the quarter. For such calculations, the "taxable income" of Specialty Mortgage Trust means the taxable income of Specialty Mortgage Trust before the manager's incentive compensation, the deduction for dividends paid and net operating loss deductions arising from losses in prior periods. A deduction for Specialty Mortgage Trust's interest expenses for borrowed money is taken when calculating taxable income. "Net worth" for any period means the sum of the gross proceeds from all prior offerings of its equity securities by Specialty Mortgage Trust, after deducting expenses and costs relating to the offering (or for any period in which new equity securities are issued, the arithmetic weighted average on the prior offering proceeds and the new proceeds for the period), plus Specialty Mortgage Trust's beginning retained earnings (without taking into account any losses incurred in prior periods and excluding amounts reflecting taxable income to be distributed as dividends and amounts reflecting valuation allowance adjustments). The definition "return to Specialty Mortgage Trust" is used only for purposes of calculating the incentive compensation payable, and is not related to the actual distributions received by stockholders. The incentive compensation payments to Gonzo Financial are made before any income distributions are made to our stockholders.

     The manager's base fee is calculated by the manager and delivered to us within 15 days after the end of each month. We are obligated to pay the amount of the final base fee in excess of the amount paid to manager at the beginning of the month pursuant to the manager's good faith estimate within 30 days after the end of each month. We pay the incentive fee with respect to each fiscal quarter within 15 days following the delivery to us of the manager's written statement setting forth the computation of the incentive fee for such quarter. The manager re-computes the quarterly incentive fee within 45 days after the end of each fiscal year, and any required adjustments are paid by us or the manager within 15 days after the delivery of the manager's written computation to us.

     Although no management fees will be payable to the manager solely as a result of issuance of the Notes, to the extent that proceeds of the offering are invested in mortgage loans, the size of the Specialty Mortgage Trust mortgage portfolio will be increased with a corresponding effect on the manager's base fee.

     Set forth below is a breakdown of the management fees actually paid in 1998 and 1999 and estimates of the fees that might be paid in 2000 and 2001.

                          ANNUAL MANAGER COMPENSATION

                                           BASE FEE
                          -------------------------------------------
                          ORIGINATION        LOAN        LATE PAYMENT   TOTAL BASE    INCENTIVE        TOTAL
                             FEES       SERVICING FEES     CHARGES         FEE       COMPENSATION   COMPENSATION
                          -----------   --------------   ------------   ----------   ------------   ------------
1998(1).................   $375,943        $ 73,251        $   660      $  449,854     $ 22,468      $  472,322
1999....................    662,651         148,252         12,539         823,442       18,480         841,922
2000(2).................    557,329         211,860         35,596         804,785           --         804,785
2001(3).................    706,200         353,760         38,610       1,098,570      100,000       1,198,570

-------------------------
(1) Eleven months.

(2) Annualized based on amounts through September 30, 2000.

(3) For illustrative purposes only -- a breakdown of management fees that might be paid to the manager for 2001, under hypothetical circumstances. For purposes of this illustration, the following assumptions have been made: (a) the use of net proceeds from issuance of the Notes results in an increase in the Specialty Mortgage Trust mortgage portfolio to an average balance of $70.752 million; origination fees assume $3.3 million of new loan closings per month; late payment charges are increased over 2000 amounts based on the increase in the loan portfolio; and the Specialty Mortgage Trust net income exceeds the annualized return to Specialty Mortgage Trust of 12% (calculated as described above) by $200,000.

     We emphasize that the foregoing information for 2001 is provided for illustrative purposes only. There will be differences between our actual net income and the compensation paid to the manager for 2001, on the one hand, and the net income and compensation figures for 2001 set forth above, on the other, and those differences may be material. There are significant variables in the determination of actual compensation paid to the manager, including our actual net income, which will be affected by our ability to execute our investment and leveraging strategies.

ADMINISTRATIVE SERVICES PROVIDED BY THE MANAGER

     Gonzo Financial, as manager, is responsible for our day-to-day operations and performs such services and activities relating to the assets and operations of Specialty Mortgage Trust as may be appropriate, including:

          (i) representing Specialty Mortgage Trust in connection with the origination or purchase of mortgage loans;

          (ii) in accordance with the directions of the board of directors, investing or reinvesting any money of Specialty Mortgage Trust;

          (iii) furnishing reports and statistical and economic research to Specialty Mortgage Trust regarding Specialty Mortgage Trust's real estate lending activities and the performance of its portfolio of mortgage loans;

          (iv) administering the day-to-day operations of Specialty Mortgage Trust and performing administrative functions necessary in the management of Specialty Mortgage Trust, including the collection of revenues, the payment of Specialty Mortgage Trust's expenses, debts and obligations and the maintenance of appropriate computer services to perform such administrative functions;

          (v) counseling Specialty Mortgage Trust in connection with policy decisions to be made by the Board of Directors;

          (vi) assisting Specialty Mortgage Trust in its use of leverage to finance mortgage loan acquisitions;

          (vii) overseeing the servicing of Specialty Mortgage Trust's mortgage loans;

          (viii) establishing underwriting, appraisal and quality control procedures for the mortgage loans of Specialty Mortgage Trust;

          (ix) conducting a legal document review of each mortgage loan acquired to verify the accuracy and completeness of the information contained in the mortgage loans, security instruments and other pertinent documents in the mortgage file;

          (x) providing Specialty Mortgage Trust with data processing, legal and administrative services to the extent required to implement the business strategy of Specialty Mortgage Trust;

          (xi) providing all actions necessary for compliance by Specialty Mortgage Trust with all federal, state and local regulatory requirements applicable to Specialty Mortgage Trust in respect of its business activities, including preparing or causing to be prepared all financial statements required under applicable regulations and contractual undertakings;

          (xii) providing all actions necessary to enable Specialty Mortgage Trust to make required federal, state and local tax filings and reports and generally enable Specialty Mortgage Trust to maintain its status as a REIT, including soliciting stockholders for required information to the extent required by the REIT Provisions of the Code;

          (xiii) communicating on behalf of Specialty Mortgage Trust with the stockholders of Specialty Mortgage Trust as required to satisfy any reporting requirements and to maintain effective relations with such stockholders; and

          (xiv) performing such other services as may be required from time to time for management and other activities relating to the assets of Specialty Mortgage Trust as the board of directors shall reasonably request or the manager shall deem appropriate under the particular circumstances.

     The manager may enter into subcontracts with other parties to provide us any such services.

EXPENSES

     The operating expenses required to be borne by the manager include compensation and other employment costs, the cost of office space and equipment and all other administrative incurred in our day-to-day operations. Those expenses do not include debt service or taxes. While most costs are paid through the manager from fees earned by the manager, we do pay directly certain REIT-related expenses such as directors' fees and legal and accounting fees. There are no caps or ceilings on any category of fees, compensation or other expenses payable by us except for compensation payable to the manager and expenses to be borne by the manager as described above.

TERM AND TERMINATION

     The management agreement had an initial term of three years beginning January 30, 1998 and is renewed automatically for successive one year periods unless we timely deliver a notice of nonrenewal. Upon nonrenewal of the management agreement without cause, a termination fee will be payable to the manager in an amount equal to the greater of (i) the fair value of the management agreement as established by an independent appraiser, or (ii) 4% of the mortgage loan portfolio of Specialty Mortgage Trust. At September 30, 2000, 4% of our mortgage loan portfolio would be approximately $2.3 million. In addition, we have the right to terminate the management agreement at any time for cause. A majority of our unaffiliated directors (currently 5 of 6 directors are unaffiliated) may determine that the manager has violated the management agreement in a material respect and, after notice and an opportunity to cure, terminate the agreement. Upon such a termination for cause, no termination fee will be payable to the manager.

POTENTIAL CONFLICTS OF INTEREST AND LIMITS OF RESPONSIBILITY

     Certain provisions of the management agreement raise potential conflicts of interest or limit the manager's responsibilities.

     Origination Fee. The first 2.5% (2 1/2 points) of any origination fees (points) collected from the borrower is paid to the manager as part of the management fee. The size of the mortgage origination fees are market driven but may vary and may have a direct impact upon the interest rate the borrower is willing to pay and, therefore, on the interest income we would receive from the loan.

     Loan Servicing Fee. As part of the management fee, one-half of one percent of the total mortgage loan portfolio is paid to the manager as a loan servicing fee. Payment of this fee, in effect, lowers the yield on our mortgage loans. An undue emphasis on increasing the size of the mortgage loan portfolio, thereby increasing the manager's compensation, could result in the acquisition of riskier or more speculative loans.

     Incentive Fee. We also pay our manager an incentive fee equal to 50% of our quarterly taxable income in excess of an annualized return of 12% on our net worth for that quarter. If the marketplace works as expected, i.e., higher risk, higher reward, the incentive fee structure to the extent it encourages an undue short-term emphasis on the acquisition of higher yielding loans could result in the acquisition of riskier or more speculative loans.

     Services to Others. The management agreement does not limit or restrict the right of the manager to engage in any business or render services of any kind to any other person, including the purchase of, or rendering advice to others purchasing, mortgages that meet our policies and criteria. The management agreement does say that the manager and its officers may not provide services to another mortgage REIT unless a majority of our unaffiliated directors (currently 5 of 6 directors are unaffiliated) confirm that the other mortgage REIT has operating policies and strategies different from ours. Neither Mr. Gonfiantini nor Gonzo Financial provide or intend to provide services to any mortgage REIT that is competitive to us or invests in mortgages which we might invest in, but there is nothing in the management agreement that strictly precludes it.

     No Minimum Time Commitment. The management agreement does not impose a minimum time commitment that the manager and its personnel must devote to providing services to us. The ability of the manager to engage in other business activities could reduce the time and effect spend by the manager on our management.

     Limits of Manager Responsibility. The manager assumes no responsibility other than to render the services called for under the management agreement in good faith and shall not be responsible for any action of the board of directors in following or declining to follow any advice or recommendations of the manager. The manager, its directors, officers, stockholders and employees will not be liable to us, any subsidiary of ours, our subsidiary's stockholders or the unaffiliated directors for any acts or omissions by the manager, its directors, officers, stockholders or employees under or in connection with the management agreement, except by reason of acts or omissions constituting bad faith, willful misconduct, gross negligence or reckless disregard of their duties under the management agreement.

     Indemnification. We have agreed to indemnify the manager, its directors, officers, stockholders and employees with respect to all expenses, losses, damages, liabilities, demands, charges and claims arising from any acts or omissions of the manager made in good faith in the performance of its duties under the management agreement and not constituting bad faith, willful misconduct, gross negligence or reckless disregard of its duties.

                                   MANAGEMENT

DIRECTORS AND OFFICERS

     The directors, executive officers and senior officers of Specialty Mortgage Trust and their positions are:

             NAME                                         POSITION
             ----                                         --------
Nello Gonfiantini III(1)......  Chairman of the board of directors, President, Secretary and
                                Chief Financial Officer of Specialty Mortgage Trust.
George E. Bull(2)(3)..........  Director
Roger M. Peltyn(2)(4).........  Director
Stephen V. Novacek(2)(4)......  Director
Ernest Martinelli(2)(3).......  Director
Harvey C. Fennell(2)..........  Director

-------------------------
(1) Founder and promoter of Specialty Mortgage Trust.

(2) Independent Director.

(3) Member of the Audit Committee.

(4) Member of the Manager Oversight Committee.

     Information regarding the business background and experience of Specialty Mortgage Trust's directors and executive officers follows:

     NELLO GONFIANTINI III, age 46, was the sole founder and promoter of Specialty Mortgage Trust and serves as its Chairman of the Board, President, Secretary and Chief Financial Officer. Mr. Gonfiantini has owned and managed Gonzo Financial, a private mortgage finance and real estate development business in Reno, Nevada, since 1994. From 1986 until 1994, Mr. Gonfiantini was the Chairman, CEO and President of Home Federal Savings Bank of Nevada, where he oversaw the commercial and residential real estate lending operations. Prior to taking that position in 1986, Mr. Gonfiantini was the Executive Vice President of Home Mortgage Company, a mortgage banking firm and predecessor to Home Federal Savings Bank of Nevada. Since June 1994, Mr. Gonfiantini has served as a director of Redwood Trust, Inc., a publicly-traded REIT with mortgage assets currently in excess of $2 billion. Mr. Gonfiantini has a BA and an MBA from the University of Denver.

     GEORGE E. BULL, age 51, is Chairman of the Board and Chief Executive Officer and a founder in 1994 of Redwood Trust, Inc., Mill Valley, California, a mortgage REIT. Mr. Bull was the President of GB Capital until March 1997, and had served in that capacity since he founded the predecessor of GB Capital in 1983. GB Capital assisted banks, insurance companies and savings and loans in managing portfolios of securitized and unsecuritized mortgage loans, in arranging collateralized borrowings, in hedging balance sheet risks and with other types of capital markets transactions. In addition, GB Capital managed and advised troubled commercial real estate and corporate investments. In 1991 and 1992, Mr. Bull served as Acting Chief Investment Officer of First Capital Life Insurance Company, managing its $4 billion securities portfolio and over $200 million in commercial real estate loans. He also worked during this period in various aspects of fixed income portfolio management with Wood Island Associates, Inc. From 1991 through 1993, Mr. Bull oversaw the management of the $350 million portfolio of commercial real estate investments and the $8 billion securities portfolio of Executive Life Insurance Company (in Rehabilitation) on behalf of the California Department of Insurance. Mr. Bull formerly served as a director of EurekaBank in San Francisco and as a director of Home Federal Savings Bank in Nevada.

     ROGER M. PELTYN, age 58, has been President of the structural engineering firm, Martin & Peltyn, Inc., Las Vegas, since 1981. Mr. Peltyn is a director of Southern Nevada Seismic Safety Counsel; a director of Martin & Peltyn, Inc., Civil Engineers; and a member of the American Society of Civil Engineers, American Institute of Steel Construction, and the National Society of Professional Engineers, Las Vegas.

He is a member of the board of trustees of the Nevada Development Authority, President of the Alliance for the Arts, and a director of the Clark County Public Education Foundation.

     STEPHEN V. NOVACEK, age 55, has been a shareholder in the law firm, Hale, Lane, Peek, Dennison, Howard and Anderson, located in Reno, Las Vegas and Carson City, Nevada, since 1978. Mr. Novacek specializes in real estate law and finance representing various institutional lenders in residential and commercial transactions. He is a member of the State Bar of Nevada and the American Bar Association.

     ERNEST MARTINELLI, age 72, retired as Vice Chairman of Bank of America Nevada in 1993 after a career in the banking business in Nevada. He is Vice Chair of the board of directors of St. Mary's Healthcare Network and President of Martinelli Properties, Inc., a commercial real estate development and investment company.

     HARVEY C. FENNELL, age 53, is the President of Dickson Realty, Inc., Reno, and has been a realtor since 1987. Mr. Fennell specializes in land and commercial real estate sales. He is a member of the Reno/ Sparks Association of Realtors and has served on its board of directors. He is a member of the Nevada Real Estate Commission, a state regulatory agency. Prior to 1987, Fennell was a partner in the accounting firm: Peat, Marwick, Main & Company. Mr. Fennell is the past President of the Sierra Nevada Chapter of the American Red Cross and served as Treasurer of the Reno Performing Arts Center and the Nevada Festival Ballet. He formerly served as a director of Home Federal Bank in Reno.

TERMS OF DIRECTORS AND OFFICERS

     Specialty Mortgage Trust's board of directors consists of such number of persons as shall be fixed by the board of directors from time to time by resolution to be divided into three classes, designated Class I, Class II and Class III, with each class to be as nearly equal in number of directors as possible. Currently there are six directors. Messrs. Gonfiantini and Novacek are Class I directors, Messrs. Bull and Martinelli are Class II directors and Mr. Peltyn and Mr. Fennell are Class III directors. Class I, Class II and Class III directors will stand for reelection at the annual meetings of stockholders held in 2002, 2003 and 2001, respectively. At each annual meeting, the successors to the class of directors whose term expires at that time are to be elected to hold office for a term of three years, and until their respective successors are elected and qualified, so that the term of one class of directors expires at each such annual meeting.

     In the case of any vacancy on the board of directors, including a vacancy created by an increase in the number of directors, the vacancy may be filled by election of the board of directors or the stockholders, with the director so elected to serve until the next annual meeting of stockholders, if elected by the board of directors, or for the remainder of the term of the director being replaced, if elected by the stockholders; any newly-created directorships or decreases in directorships are to be assigned by the board of directors so as to make all classes as nearly equal in number as possible. Directors may be removed only for cause and then only by vote of a majority of the combined voting power of stockholders entitled to vote in the election for directors. Subject to the voting rights of the holders of the preferred stock, the Charter may be amended by the vote of a majority of the combined voting power of stockholders, provided that amendments to the Article dealing with directors may only be amended if it is advised by at least two-thirds of the board of directors and approved by vote of at least two-thirds of the combined voting power of stockholders. The effect of the foregoing as well as other provisions of Specialty Mortgage Trust's Charter and Bylaws may discourage takeover attempts and make more difficult attempts by stockholders to change management. Prospective investors are encouraged to review the Charter and Bylaws in their entirety.

     Officers are elected annually and serve at the discretion of the board of directors. There are no family relationships between the executive officers or directors.

COMMITTEES OF THE BOARD

     Audit Committee. The Audit Committee is composed of Messrs. Bull and Martinelli. The Audit Committee makes recommendations concerning the engagement of independent public accountants, reviews with the independent public accountants the plans and results of the audit engagement, approves professional services provided by the independent public accountants, reviews the independence of the independent public accountants, considers the range of audit and non-audit fees and reviews the adequacy of Specialty Mortgage Trust's internal accounting controls.

     Manager Oversight Committee. The Manager Oversight Committee is composed of Messrs. Peltyn and Novacek. The Committee reviews periodically the Management Agreement and the manager's performance under that Agreement.

     Other Committees. The board of directors may establish other committees as deemed necessary or appropriate from time to time, including, but not limited to, an Executive Committee of the board of directors.

     In 1999, the board of directors met 4 times, each time with full attendance. There has not yet been separate committee meetings.

COMPENSATION COMMITTEE INTERLOCKS

     No interlocking relationship exists between our board of directors or officers responsible for compensation decisions and the board of directors or compensation committee of any other company.

COMPENSATION OF DIRECTORS

     None of our directors has received any separate compensation for service on the board of directors or on any committee thereof. We pay directors who are not employed by Specialty Mortgage Trust, independent directors, $500 for each meeting attended in person. In addition, each Independent Director is granted options to purchase 10,000 shares of common stock at the fair market value of the common stock upon becoming a director. We refer you to "-- Executive Compensation -- Stock Option Plan -- Automatic Grants to Non-Employee Directors" in this prospectus for more detail All directors receive reimbursement of reasonable out-of-pocket expenses incurred in connection with meetings of the board of directors. No director who is an employee of Specialty Mortgage Trust or the manager will receive separate compensation for services rendered as a director.

EXECUTIVE COMPENSATION

     Employee salaries and bonuses are paid through the manager, Gonzo Financial, Inc., as part of and not in addition to the management fee. For the years ended December 31, 1999 and 1998, Gonzo Financial earned $148,252 and $73,251, respectively, in fees for loan servicing. Gonzo Financial also received an incentive compensation bonus of $18,480 and $22,468 for the years ended December 31, 1999 and 1998, respectively.

STOCK OPTION PLAN

     General. Specialty Mortgage Trust's 1997 Stock Option Plan provides for the grant of qualified incentive stock options, which meet the requirements of
Section 422 of the Internal Revenue Code, stock options not so qualified, deferred stock, restricted stock, performance shares, stock appreciation and limited stock awards, and dividend equivalent rights.

     Purpose. The stock option plan is intended to provide a means of performance-based compensation in order to attract and retain qualified personnel at the manager or Specialty Mortgage Trust and to afford additional incentive to others to increase their efforts in providing significant services to Specialty Mortgage Trust.

     Administration. The stock option plan will be administered by the Compensation Committee, which shall at all times be composed solely of "disinterested persons" as required by Rule 16b-3 under the Exchange Act. Members of the Compensation Committee are eligible to receive only nonqualified stock options pursuant to automatic grants of stock options discussed below.

     Options and Awards. Options granted under the stock option plan will become exercisable in accordance with the terms of grant made by the Committee. Awards will be subject to the terms and restrictions of the awards made by the Committee. Option and award recipients shall enter into a written stock option agreement with Specialty Mortgage Trust. The Committee has discretionary authority to select participants from among eligible persons and to determine at the time an option or award is granted when and in what increments shares covered by the option or award may be purchased or will vest and, in the case of options, whether it is intended to be a qualified incentive stock option or a stock option not so qualified provided, however, that certain restrictions applicable to qualified incentive stock options are mandatory, including a requirement that qualified incentive stock options not be issued for less than 100% of the then fair market value of the common stock, 110% in the case of a grantee who holds more than 10% of the outstanding common stock, and a maximum term of ten years, five years in the case of a grantee who holds more than 10% of the outstanding common stock. Fair market value means as of any given date, with respect to any option or award granted, at the discretion of the board of directors or the Compensation Committee, (i) the closing sale price of the common stock on such date as reported in the Western Edition of the Wall Street Journal or (ii) the average of the closing price of the common stock on each day of which it was traded over a period of up to twenty trading days immediately prior to such date, or (iii) if the common stock is not publicly traded, e.g., prior to the initial public offering, the fair market value of the common stock as otherwise determined by the board of directors or the Compensation Committee in the good faith exercise of its discretion.

     Eligible Persons. Officers and directors and employees of Specialty Mortgage Trust and other persons (particularly key employees of the manager) expected to provide significant services to Specialty Mortgage Trust are eligible to participate in the stock option plan. Qualified incentive stock options may be granted only to officers and key employees of Specialty Mortgage Trust. Stock options not so qualified and awards may be granted to the directors, officers, key employees, agents and consultants of Specialty Mortgage Trust or any of its subsidiaries.

     Under current law, qualified incentive stock options may not be granted to any director of Specialty Mortgage Trust who is not also an employee, or to directors, officers and other employees of entities unrelated to Specialty Mortgage Trust, such as the manager. No options or awards may be granted under the stock option plan to any person who, assuming exercise of all options held by such person, would own or be deemed to own more than 25% of the outstanding shares of equity stock of Specialty Mortgage Trust.

     Shares Subject to the Plan. The stock option plan authorizes the grant of options to purchase, and awards of, an aggregate of up to 300,000 shares of Specialty Mortgage Trust's common stock. The maximum number of shares covered by the stock option plan will increase to 10% of Specialty Mortgage Trust's total outstanding shares at any time, provided that no more than 300,000 shares of common stock shall be cumulatively available for grant as incentive stock options. If an option granted under the stock option plan expires or terminates, or an award is forfeited, the shares subject to any unexercised portion of such option or award will again become available for the issuance of further options or awards under the stock option plan. In connection with any reorganization, merger, consolidation, recapitalization, stock split or similar transaction, the Compensation Committee shall appropriately adjust the number of shares of common stock subject to outstanding options, awards and dividend equivalent rights and the total number of shares for which options, awards or dividend equivalent rights may be granted under the plan.

     Term of the Plan. Unless previously terminated by the board of directors, the stock option plan will terminate on October 22, 2007, and no options or awards may be granted under the stock option plan thereafter, but existing options or awards remain in effect until the options are exercised or the options or awards are terminated by their terms.

     Term of Options. Each option must terminate no more than ten years from the date it is granted, or five years in the case of qualified incentive stock options granted to an employee who is deemed to own an excess of 10% of the combined voting power of Specialty Mortgage Trust's outstanding equity stock. Options may be granted on terms providing for exercise either in whole or in part at any time or times during their restrictive terms, or only in specified percentages at stated time periods or intervals during the term of the option.

     Dividend Equivalent Rights. The plan provides for granting of dividend equivalent rights in tandem with any options granted under the plan; however, Specialty Mortgage Trust does not expect that dividend equivalent rights will generally be granted. Such dividend equivalent rights accrue for the account of the optionee shares of common stock upon the payment of dividends on outstanding shares of common stock. The number of shares accrued is determined by a formula and such shares may be made transferable to the optionee either upon exercise of the related option or on a "current-pay" basis so that payments would be made to the optionee at the same time as dividends are paid to holders of outstanding common stock. Holders of dividend equivalent rights may be made eligible to participate not only in cash distributions but also in distributions of stock or other property made to holders of outstanding common stock. shares of common stock accrued for the account of the optionee are eligible to receive dividends and distributions. Dividend equivalent rights may also be made "performance based" by conditioning the right of the holder of the dividend equivalent right to receive any dividend equivalent payment or accrual upon the satisfaction of specified performance objectives.

     Option Exercise. The exercise price of any option granted under the stock option plan is payable in full in cash, or its equivalent as determined by the Committee. Specialty Mortgage Trust may make recourse loans available to option holders to fund the exercise of options, which loans will be evidenced by a promissory note executed by the option holder and secured by a pledge of common stock with fair value at least equal to the principal of the promissory note unless otherwise determined by the Committee.

     Automatic Grants to Non-Employee Directors. Each non-employee director of Specialty Mortgage Trust is automatically granted stock options not so qualified to purchase 10,000 shares of common stock upon becoming a director of Specialty Mortgage Trust. Such automatic grants of stock options vest 25% on the anniversary date in the year following the date of the grant and 25% on each anniversary date thereafter. The exercise price for such automatic grants of stock options is the fair market value of the common stock on the date of grant.

     Amendment and Termination of Stock Option Plan. The board of directors may, without affecting any outstanding options or awards, from time to time revise or amend the stock option plan, and may suspend or discontinue it at any time. However, no such revision or amendment may, without stockholder approval, increase the number of shares subject to the stock option plan, modify the class of participants eligible to receive options or awards granted under the stock option plan or extend the maximum option term under the stock option plan.

     Outstanding Options. Options to acquire 161,000 shares of common stock have been granted under Specialty Mortgage Trust's stock option plan. Of these options, 10,000 have been granted to each of the five independent directors and an additional 111,000 have been granted to six current employees, excluding the founder, of Gonzo Financial, Inc. The options were granted without dividend equivalent rights and become exercisable in annual increments over a four-year period. The options were granted at prices ranging from $0.01 to $5.00 per share. No options have been granted to Mr. Gonfiantini.

                           PRINCIPAL SECURITYHOLDERS

BENEFICIAL OWNERSHIP OF CAPITAL STOCK BY LARGE SECURITYHOLDERS

     The following table sets forth certain information known to Specialty Mortgage Trust with respect to beneficial ownership of Specialty Mortgage Trust's capital stock as of November 30, 2000 by each person other than members of management known to Specialty Mortgage Trust to beneficially own more than five percent (5%) of Specialty Mortgage Trust's capital stock. Unless otherwise indicated in the footnotes to the table, the beneficial owners named have, to the knowledge of Specialty Mortgage Trust, sole voting and investment power with respect to the shares beneficially owned, subject to community property laws where applicable.

                                                              BENEFICIAL OWNERSHIP
                                                               OF PREFERRED STOCK
                                                              --------------------
                  NAME OF BENEFICIAL OWNER                     SHARES     PERCENT
                  ------------------------                    --------    --------
Angelo Petrini(1)(4)........................................  334,714       7.24%
Raymond J. Poncia, Jr.(2)(4)................................  300,000       6.49%
Nello Gonfiantini, Jr.(3)(4)................................  299,263       6.47%

-------------------------
(1) Consists of 302,714 shares of preferred stock held by the 1987 Petrini Family Trust of which Mr. Petrini is co-trustee with his wife and 32,000 shares of preferred stock held by Delta Saloon Profit Sharing Plan of which Mr. Petrini is trustee.

(2) Consists of 150,000 shares of preferred stock held by the Raymond J. Poncia, Jr. Family Trust of which Mr. Poncia, Jr. is trustee and 150,000 shares of preferred stock held by the Hotel & Casino Management Inc. of which Mr. Poncia, Jr. is President.

(3) Consists of 159,500 shares of preferred stock held by the Gonfiantini Family Trust of which Mr. Gonfiantini, Jr. is trustee, 77,263 shares of preferred stock held by Mr. Gonfiantini, Jr. individually, 25,000 shares held by Gonzo Properties of which Mr. Gonfiantini, Jr. is a partner and 37,500 shares which represents the Gonfiantini Family Trust's 25% interest, as a tenant in common, in 150,000 shares of preferred stock.

(4) Mailing address: 6160 Plumas Street, Reno, Nevada 89509

BENEFICIAL OWNERSHIP OF CAPITAL STOCK BY DIRECTORS AND MANAGEMENT

     The following tables sets forth certain information known to Specialty Mortgage Trust with respect to beneficial ownership of Specialty Mortgage Trust's capital stock as of November 30, 2000, by each director and by all directors and executive officers as a group. Unless otherwise indicated in the footnotes to the tables, the beneficial owners named have, to the knowledge of Specialty Mortgage Trust, sole voting and investment power with respect to the shares beneficially owned, subject to community property laws where applicable.

A. COMMON STOCK

                                                              BENEFICIAL OWNERSHIP
                                                                OF COMMON STOCK
                                                              --------------------
                  NAME OF BENEFICIAL OWNER                     NUMBER     PERCENT
                  ------------------------                    --------    --------
Nello Gonfiantini III(1)....................................  300,000      90.04%
Ernest Martinelli(2)........................................    5,000       1.50%
George E. Bull III(2).......................................    5,000       1.50%
Roger M. Peltyn(2)..........................................    5,000       1.50%
Stephen V. Novacek(2).......................................    5,000       1.50%
All Directors and Executive Officers as a Group (5
  persons)..................................................  320,000      96.04%

-------------------------
(1) Founders shares.

(2) Consists of 5,000 shares issued upon the exercise of stock options, but does not include 5,000 shares issuable upon the exercise of granted but unvested stock options.

B. PREFERRED STOCK

                                                              BENEFICIAL OWNERSHIP
                                                               OF PREFERRED STOCK
                                                              --------------------
                  NAME OF BENEFICIAL OWNER                     NUMBER     PERCENT
                  ------------------------                    --------    --------
Nello Gonfiantini III(1)....................................  165,758       3.58%
Ernest Martinelli(2)........................................  150,000       3.24%
George E. Bull III(3).......................................   52,500       1.14%
Harvey C. Fennell(4)........................................   25,465          *
Roger M. Peltyn(5)..........................................   10,300          *
Stephen V. Novacek(6).......................................    4,341          *
All Directors and Executive Officers as a Group (6
  persons)..................................................  408,364       8.82%

-------------------------
 *  Less than one percent.

(1) Consists of 103,258 shares of preferred stock held in the Nello Gonfiantini III 1981 Trust of which Nello Gonfiantini III is trustee, and 25,000 shares of preferred stock held by Gonzo Properties of which Nello Gonfiantini III is a partner, and 37,500 shares which represents the Nello Gonfiantini III 1981 Trust's 25% interest, as a tenant in common, in 150,000 shares of preferred stock, but does not include 481,944 shares of preferred stock beneficially owned by persons related by blood or marriage to Nello Gonfiantini III with respect to which he has neither voting nor investment power.

(2) Consists of 110,000 shares of preferred stock held in the Ernest Martinelli Family Trust of which Mr. Martinelli is Trustee, and 40,000 shares of preferred stock held by The Martinelli Family Partnership of which Mr. Martinelli is general partner.

(3) Consists of 52,500 shares of preferred stock held in the Bull Trust of which Mr. Bull is trustee.

(4) Consists of 25,465 shares of preferred stock held by Dickson Realty Profit Sharing Plan of which Mr. Fennell is co-trustee.

(5) Consists of 10,300 shares of preferred stock held by the Peltyn Family Trust of which Mr. Peltyn is a trustee.

(6) Consists of 4,341 shares of preferred stock.

                            DESCRIPTION OF THE NOTES

GENERAL


     Specialty Mortgage Trust's Collateralized Investment Notes are issued under an indenture dated as of January 1, 2001 between Specialty Mortgage Trust and Bankers Trust Company of California, N.A., as trustee. We have filed a copy of the indenture as an exhibit to the registration statement of which this prospectus is a part. The following statements are brief summaries of material provisions of the indenture. You should refer to the indenture for a complete statement of those provisions. Copies of the indenture will also be available for inspection during normal business hours at our principal executive offices located at 6160 Plumas Street, Reno, Nevada 89509.


     We have the right to modify the indenture as described below. Additionally, we reserve the right to terminate this offering, or modify the terms of the offering or the securities offered in this prospectus, at any time, by an appropriate amendment or supplement to this prospectus. No modification will affect the rights of the holders of then outstanding securities.

     The Notes are limited to $50,000,000 aggregate principal amount at any time outstanding and will be direct obligations of Specialty Mortgage Trust secured by collateral pledged to the trustee from time to time, the "pledged assets". We refer you to "Collateral" below for more detail. The Notes are issued on the 20th day of the month or the first business day thereafter. The Notes mature a minimum of one month and a maximum of twelve months from the date of issuance, the "stated maturity", and bear interest upon the unpaid principal amount thereof from the date of issuance of the Notes, at the rate per annum fixed on the date of issuance. From time to time, we will fix the interest rates payable on newly issued and rollover Notes based on market conditions and our financial requirements. Investors may select the term and corresponding interest rate offered in a supplement to this prospectus. In no event will the interest rate be less than the applicable federal rate that is periodically set by the IRS as the minimum for short-term borrowings. Once determined, the rate of interest payable on a Note will remain fixed until the Note matures. Interest is payable to the persons in whose names the Notes are registered at the election of the noteholder either (a) monthly in arrears on the 20th day of each month, each an "interest payment date", or (b) compounding monthly, at stated maturity. Accrued interest is to be computed on the basis of a 360-day year consisting of twelve 30-day months.

     The Notes are issued in minimum denominations of $25,000. The Notes will be uncertificated and evidenced by a confirmation of book entry and a statement issued by us to each holder. These confirmations and statements issued by us are not negotiable instruments. Holders cannot transfer rights of ownership by mere endorsement and delivery of a confirmation or statement. We maintain a register to record the owner(s) of each outstanding Note and shall treat the person(s) whose name(s) is (are) so recorded as the owner(s) of the Note for all purposes. Holders may transfer ownership of a Note on our register only by written notice to us signed by the owner(s), or the owner's authorized representative, on a form to be supplied by us. Holders may not pledge, assign or hypothecate the Notes as collateral for a loan or otherwise.

     Principal and interest on the securities offered in this prospectus will be payable at our office, or at such other place as we may designate for that purpose. However, we may make payments at our option by check mailed to the person entitled to the payments at his or her address appearing in the register.

     We will send notice to investors whose Notes are coming due approximately two weeks prior to the maturity date. We will automatically rollover a maturing Note by issuing a new Note with a term equal to the maturing Note's original term and at the current interest rate being offered by us on Notes of the same term and duration as the maturing Note unless (a) we receive notice from the Noteholder at least one business day before the maturity date of the Note to pay the maturing Note in cash or (b) we gave the holder notice at least five business days before the Note's maturity that the Note will be paid in cash. A Noteholder whose Note is rolled-over will be paid the interest due at maturity in cash; only the principal amount will be rolled-over.

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

     We will withhold 31% of any interest paid to any investor who has not provided us with a fully executed Form W-9 or satisfactory equivalent or where the Internal Revenue Service has notified us that back-up withholding is otherwise required. Any tax or other amounts withheld from interest payments pursuant to the requirements of a taxing authority will be considered as having been paid by Specialty Mortgage Trust to the Noteholder.

     The Indenture limits the ratio of (a) the total indebtedness of Specialty Mortgage Trust, both secured and unsecured, to (b) the total shareholders' equity, to no more than 5:1. The Indenture also requires that at each payment date the Company has and shall maintain sufficient cash and unused credit facilities to pay all interest due and all Notes maturing on the subsequent payment date. On each payment date we will deliver to the trustee a certificate setting forth the calculations of our compliance with these covenants.

     We reserve the right to decline any investment in our sole discretion.

COLLATERAL

     The pledged assets securing the Notes will be held by the trustee and will consist of some of our mortgage loans, short-term money market instruments and/or cash.

     Mortgage Loans. Mortgage loans are evidenced by mortgage notes, each of which is secured by a valid lien on real property located in Nevada or other states including, but not limited to, property of which any portion thereof may be characterized as commercial real estate, raw land or multi-family and nonconforming single-family residential property. Each such lien is duly recorded in the office of the proper recording officer of the county in which the real property described in each such mortgage or deed of trust is located to reflect of record that we are the mortgagee or the beneficiary of the deed of trust, or the assignee of either thereof, and is insured by a lender's title insurance policy of the kind described in the indenture. Participation interests in eligible mortgage loans may also be included in the pledged assets and references herein to mortgage loans shall include participation interests.

     Each mortgage loan included in the pledged assets shall bear a fixed or variable rate of interest and shall, as of the date it is first pledged as collateral under the indenture, among other things:

     - have an unpaid principal balance of not less than $25,000;

     - have had a loan to value ratio at the most recent appraisal date of not more than 85%; and

     - not be delinquent and have not been delinquent more than once during the preceding 12-month period.

     Each pledged mortgage loan or participated portion of a mortgage loan shall be owned by Specialty Mortgage Company. We expect that substantially all of the mortgage loans to be included in the pledged assets shall be serviced by the manager.

     Each mortgage note pledged with the trustee is endorsed without recourse in blank or to the trustee and is delivered to the trustee together with a copy of the deed of trust and an original assignment thereof in recordable form and, among other things, a copy of the ALTA lender's title insurance policy (or, if not yet available, a preliminary title report for a period of 60 days) stating that the mortgage constitutes a valid lien on the underlying real property. The assignments of the mortgage loans will not be recorded prior to the occurrence of an event of default. During the period prior to recordation of the assignments, it might be possible for us to discharge mortgage notes or transfer mortgage notes to bona fide purchasers for value without notice, notwithstanding the trustee's lien. However, as a general matter we would not be able under the terms of the indenture to deliver the original documents evidencing the mortgage notes or mortgage loans, because such documents are to be retained in the possession of the trustee. Generally, a subsequent transferee who failed to obtain delivery of the original evidence of indebtedness would not, in the absence of special facts, be able to defeat the trustee's interest in a mortgage note so long as such evidence of indebtedness remains in the possession of the trustee.

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

     The characteristics of the mortgage notes pledged to secure the Notes may in some circumstances inhibit the liquidity and marketability of such instruments. Such mortgage notes generally have greater principal balances on a loan-by-loan basis, and generally present a higher degree of risk compared with conforming single-family residential loans due, among other things, to the susceptibility of the value of property securing the mortgage loan to changes in the economic conditions that affect business profitability in general. Further, commercial and multi-family residential properties may be subject to increased risk from laws relating to environmental hazards or damages. For these reasons, a review of the commercial or multi-family residential properties underlying the mortgage notes and other relevant information may be required in connection with any sale or liquidation of such properties which would delay any such sale or liquidation; any such sale or liquidation carried out under a time frame which does not permit such a review may result in reduced proceeds from such sale or liquidation. We refer you to "-- Events of Default" in this prospectus for more detail.

     Short-Term Money Market Instruments. "Short-term money market instruments" consist of any of the following instruments, provided that, on the date when such instruments are first pledged as collateral under the indenture, they have remaining terms to maturity of 90 days or less and, provided further, that the obligor of any of such instruments has short-term commercial paper or other unsecured short-term rating in the highest rating category of a recognized rating agency and a long-term debt obligation rating in one of the two highest rating categories: (i) time deposits of, demand deposits in, certificates of deposit of, bankers' acceptances issued by, or next-day federal funds sold by any FDIC-insured depository institution; (ii) repurchase agreements with respect to Government Securities or GNMA, FNMA or FHLMC Certificates entered into with a depository institution (acting as principal); or (iii) commercial paper.

     Cash. "Cash" is coin or currency of the United States of America as at the time shall be legal tender for payment of public and private debts.

CALCULATION OF THE VALUE OF THE COLLATERAL

     The Notes are collateralized by pledged assets consisting of (a) our mortgage loans in an aggregate principal amount at least equal to one and one-half (1 1/2) times the aggregate principal amount outstanding on the Notes,
(b) short-term money market instruments and cash at least equal to the aggregate principal amount outstanding on the Notes or (c) a combination of the foregoing. We are required under the terms of the indenture to calculate, on the 20th day of each month (each a "valuation date"), the value of collateral then pledged to secure the Notes. In that calculation, we determine a "basic maintenance amount" which is an amount equal to the aggregate unpaid principal amount of the Notes outstanding after giving effect to any Notes to be retired or issued on such valuation date. We also determine the "discounted value" of the pledged assets which must at least equal the basic maintenance amount.

     "Discounted value" as of any date means that amount determined with respect to specific collateral included in the pledged assets in the manner set forth below:

          (a) as to mortgage loans that meet the eligibility criteria the aggregate unpaid principal balance under the related mortgage note (as determined by Specialty Mortgage Trust) divided by one and one-half
     (1 1/2);

          (b) as to short-term money market instruments, the outstanding aggregate principal amount evidenced by each such instrument (as determined by Specialty Mortgage Trust by any reasonable method which Specialty Mortgage Trust believes reliable, which may include amounts based upon the most recent report related to each such instrument received by Specialty Mortgage Trust); and

          (c) as to cash, the face value thereof.

     The calculation of the discounted value of the pledged assets in the manner described above is designed to ensure that at all times the pledged assets have an aggregate market value in excess of the amount necessary to repay the outstanding Notes. Continual reductions in the principal amounts of any category of collateral may cause the aggregate discounted value of the pledged assets on future valuation

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

dates to be a lower percentage of the then outstanding principal amount of the Notes than the percentage as of preceding valuation dates.

     The indenture requires that we calculate on each valuation date the basic maintenance amount and the discounted value of the pledged assets within the last five business days and deliver to the trustee on such valuation date a certificate setting forth such calculations. In the event that the discounted value of the pledged assets as calculated by us is less than the basic maintenance amount on any valuation date which any Notes are outstanding, we are obligated not later than the month-end following such valuation date to (i) deliver to the trustee additional eligible collateral and/or (ii) purchase outstanding Notes, such that after taking such actions into account the discounted value of the pledged assets is at least equal to the basic maintenance amount as of such valuation date.

WITHDRAWALS AND SUBSTITUTIONS OF COLLATERAL

     We may, subject to specific requirements set forth more fully in the indenture, at any time and from time to time, upon request to the trustee, withdraw or substitute pledged assets; provided, that the aggregate discounted value of eligible collateral, based upon the most recent valuation date, remaining in the pledged assets following the proposed withdrawal or substitution would at least equal the basic maintenance amount as of such valuation date.

PAYMENTS ON PLEDGED ASSETS

     Unless an event of default has occurred and is continuing with respect to the Notes, we shall be entitled to collect all payments, including, without limitation, payments upon maturity, prepayments, distributions and payments as a result of default, on or in respect of any mortgage notes securing the Notes, and the trustee shall pay over to us any such payments which may be collected or received by the trustee. Upon the occurrence of such an event of default and while it shall be continuing, if we shall receive any payments, including, without limitation, payments upon maturity, prepayments, distributions and payments as a result of default, on or in respect of such mortgage notes, we shall hold such payments in trust for the benefit of the trustee and the holders of the Notes, shall segregate such payments from the other property of Specialty Mortgage Trust, and shall promptly after receipt of such payments deliver them in the form received to the trustee. The trustee shall thereafter release and transfer to us, upon our request, any requested amount of such payments only so long as (i) the aggregate discounted value of the pledged assets, after giving effect to such release and transfer, would be at least equal to the basic maintenance amount and (ii) no event of default shall be continuing.

PURCHASE AND RESALE OF NOTES

     We and our affiliates may at any time and from time to time purchase outstanding Notes on the open market, if any, or by private sale. Notes held by us or an affiliate shall not be deemed to be outstanding for purposes of determining the basic maintenance amount, unless such Notes have been pledged to a party other than us or any of our affiliates. The indenture provides that we shall not, and we shall not permit any affiliate to, sell or pledge any Notes acquired by us or any affiliate unless the discounted value of the pledged assets would not be less than the basic maintenance amount after giving effect to such sale or pledge. During the continuance of any event of default, we will not and to the extent of our authority, will not permit any of our affiliates to, sell or pledge any Notes owned by us or any affiliate without the prior written consent of the trustee.

REDEMPTION

     The Notes are not subject to redemption at our option. Although holders have no contractual right to redeem a Note before maturity, we, in our sole discretion, may honor a written request for early termination by acquiring the Note from the holder.

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

FINANCIAL REPORTS

     Our financial statements for each year during which any Notes are outstanding, as certified by the our independent accountants, will disclose the unpaid principal amount of the outstanding Notes and the unpaid principal amount of the eligible collateral included in the pledged assets as of the last day of our fiscal year. We will covenant in the Indenture to maintain our reporting obligations under the Securities Exchange Act of 1934 for so long as any of the Notes remain outstanding or could be issued under the Registration Statement.

EVENTS OF DEFAULT

     Any of the following will constitute an "event of default" with respect to the Notes: (a) the failure to pay interest on any Note within five days after such payment is due; (b) the failure to pay the principal of any Note at the stated maturity thereof; (c) a default in our performance of the covenant in the indenture to maintain an amount of pledged assets having an aggregate discounted value at least equal to the basic maintenance amount; (d) the failure to deliver a certificate calculating the basic maintenance amount and the discounted value of the pledged assets within three business days of the date on which either is required to be delivered pursuant to the indenture; (e) a material breach or inaccuracy of any warranty or representation made by us in or under the indenture as of the date of which such representation or warranty was made and five business days after written notice thereof to us by the trustee or to us and the trustee by the holders of at least two-thirds in aggregate principal amount of the outstanding Notes and the circumstances or connection in respect of which such representation or warranty was breached or inaccurate has not been cured; (f) a default in our performance of a financial or any other covenant in the indenture and the continuation of such default for 30 days after written notice to us by the trustee or to us and the trustee by the holders of at least two-thirds in aggregate principal amount of the outstanding Notes; and (g) an occurrence of insolvency or similar event of Specialty Mortgage Trust.

     In case an event of default should occur and be continuing, the trustee or the holders of at least two-thirds in aggregate principal amount of outstanding Notes may or, in the case of an event of default of the type described in clauses (a), (b), (c) or (d) or (g) of the preceding paragraph, the trustee immediately after it has knowledge thereof shall, declare the principal and accrued interest on the Notes to be immediately due and payable by providing written notice to us. Such declaration and its consequences may be rescinded and annulled by the holders of a majority of the in aggregate principal amount of such outstanding Notes if amounts sufficient to cure any payment default and pay all related expenses incurred by the Trustee and its agents have been deposited with the Trustee and any nonpayment defaults have been cured. If any event of default shall occur and not be cured or waived within thirty days thereafter, the rate of interest borne by each outstanding Note shall be increased by 0.50% per annum effective on the date of the event of default.

     If an event of default has occurred and is continuing, the trustee, directly or through an agent, is permitted: (a) to sell the pledged assets; (b) to institute litigation to enforce payment of the Notes, or to realize on the pledged assets and otherwise to protect the interest of the noteholders; (c) to notify third parties including mortgagors, servicing companies, trustees and paying agents of the trustee's interest in the pledged assets and to require that all payments made on such pledged assets be paid directly to it; and (d) to otherwise exercise all rights and remedies of a secured party under the Uniform Commercial Code as in effect in the State of Nevada.

     The trustee is also authorized to institute suits against us for the collection of amounts due on the Notes, to collect the deficiency, if any, after the sale of the pledged assets and to file proofs of claim in any bankruptcy, insolvency or similar proceeding involving us. The trustee may also, upon written request of the holders of a majority of the aggregate principal amount of the Notes, be required to institute suits to take other appropriate action to enforce payment of the Notes and to enforce any of the rights or powers of the trustee or noteholders under the indenture, but shall have the right to decline to follow any such request if the trustee determines in good faith that such action would involve the trustee in personal liability or expenses or would not be in the best interests of the noteholders.

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

     The power to effect any sale of any portion of the pledged assets shall not be exhausted by any one or more sales as to any portion of the pledged assets remaining unsold, but shall continue unimpaired until all of the pledged assets shall have been sold or all amounts payable on the Notes shall have been paid, whichever shall first occur. The trustee shall not in any sale sell all or any portion of the pledged assets unless either (a) two-thirds of the noteholders consent to the sale or (b) the proceeds of the sale would not be less than the entire amount which would be distributable to the noteholders. In connection with a sale of all or any portion of the pledged assets, any noteholder may bid for and purchase the property offered for sale, and may, in paying the purchase money therefor, deliver Notes to the trustee.

     There can be no assurance that the trustee will be able to dispose of the pledged assets without a significant delay following an event of default or that the proceeds obtained from the pledged assets will be sufficient to pay all amounts owing to the noteholders.

     Subject to the provisions of the indenture relating to the duties of the trustee, in the case an event of default shall occur and be continuing, the trustee shall be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any of the noteholders unless such holders shall have offered to the trustee reasonable security or indemnity. The trustee is not required to expend or risk its own funds or incur financial liability if it has reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured.

     Subject to the provisions for indemnification of the trustee and other limitations contained in the indenture, the holders of a majority in aggregate principal amount of the outstanding Notes shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to such Notes.

PRIORITY

     If, following an event of default, the proceeds of liquidation of the pledged assets were insufficient to pay the entire remaining amount payable on the Notes, the holders of such Notes would be general creditors of the Company to the extent of the deficiency and, upon any liquidation of Specialty Mortgage Trust, such holders would rank on parity with our general creditors.

MERGER

     The indenture provides that we shall not consolidate with or merge into any other corporation or convey, or transfer its properties and assets substantially as an entirety unless (i) the successor corporation is incorporated in the United States and a supplemental indenture is signed by such successor corporation by which it expressly assumes the obligations of the Company under the Notes and the indenture; (ii) the successor corporation shall, by supplemental indenture or agreement, confirm that the pledged assets shall secure its obligations under the Notes and the indenture; (iii) immediately after giving effect to such transaction, no event of default or event which with notice or lapse of time or both would become an event of default has occurred and is continuing and (iv) the Company shall have delivered to the trustee an officers' certificate and an opinion of counsel, each stating that such consolidation, merger, conveyance or transfer complies with the indenture and that all conditions precedent therein provided for relating to such transaction have been complied with.

THE TRUSTEE

     The indenture contains provisions limiting the liability of the trustee and provides for the indemnification of the trustee by Specialty Mortgage Trust under specific circumstances. The trustee may resign at any time by giving written notice to us, such resignation to be effective upon the appointment of a successor trustee. The trustee may be removed by the holders of a majority in principal amount of outstanding Notes or by board resolution by us unless an event of default has occurred and is continuing.

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

MODIFICATION

     A supplemental indenture may be entered into by Specialty Mortgage Trust and the trustee without the consent of the holder of any Note, which modifies or amends the indenture (including the terms and conditions of the Notes) for the following purposes: (a) to evidence the succession of another corporation to Specialty Mortgage Trust; (b) to add to the covenants of Specialty Mortgage Trust for the benefit of the noteholders or to surrender any right or power conferred upon Specialty Mortgage Trust under the indenture; (c) to convey, transfer and assign to the trustee and to subject to the lien of the indenture additional eligible collateral of Specialty Mortgage Trust and to correct or amplify the description of any property at any time subject to the lien of the indenture; (d) to cure any ambiguity in, to correct or supplement any provision that may be defective or inconsistent with any other provision or to make any other provisions with respect to matters or questions arising under the indenture which are not inconsistent with the provisions of the indenture; provided, that such action will not adversely affect the interests of the noteholders; (e) to modify, eliminate or include provisions required or permitted by the Trust Indenture Act of 1939, as amended, or other federal statutes hereinafter enacted; and (f) to provide for the appointment of a co-trustee.

     Additional modifications and amendments may be made to the indenture, including the modification of the noteholders' rights thereunder, with the consent of the holders of not less than a majority of the aggregate principal amount of the Notes then outstanding. No such modification or amendment to the indenture may, without the consent of the holder of each Note so affected, change the stated maturity of the principal of or any installment of interest on any such Note; reduce the principal of or interest on any such Note; change the coin or currency in which any Note or the interest thereon is payable; impair the right to institute suit for the enforcement of any payment on or after the stated maturity or any redemption date with respect to any such Note; permit the creation of any lien prior to or pari passu with the lien of the indenture with respect to any such Note; permit the creation of any lien of the indenture with respect to any of the pledged assets or terminate the lien of the indenture with respect to any pledged assets (except in such cases as permitted by, and pursuant to, the indenture); deprive the Notes of the security afforded by the lien of the indenture; or reduce the percentage in principal amount of the outstanding Notes the consent of whose holders is required for any supplemental indenture, or the consent of whose Holders is required for any waiver of compliance with specific provisions of the indenture or defaults thereunder and their consequences provided for in the indenture. The indenture also permits the holders of a majority of the aggregate principal amount of the then outstanding Notes to waive specified past defaults and their consequences and to rescind in some circumstances the declaration of the acceleration of the amounts due under the Notes after an event of default has occurred.

LIST OF NOTEHOLDERS

     Three or more holders of the Notes who have held such Notes for a period of at least six months may, by written request to the trustee, obtain access to the list of all holders of the Notes, as specified in the request, maintained by the trustee for the purpose of communicating with other noteholders with respect to their rights under the indenture. The trustee may elect not to afford the requesting noteholders access to the list of noteholders if it agrees to mail the desired communication or proxy, on behalf of the requesting noteholders, to all such noteholders.

ANNUAL COMPLIANCE STATEMENT

     Specialty Mortgage Trust will be required to file annually with the trustee a written statement as to fulfillment of its obligations under the indenture.

TRUSTEE'S ANNUAL REPORT

     The trustee will be required to mail each year to all holders of Notes a brief report relating to its eligibility and qualifications to continue as the trustee under the indenture, any amounts owing by Specialty Mortgage to it in the trustee's individual capacity, the property and funds physically held by the

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

trustee as such, any additional issue of Notes not previously reported, the release or release and substitution of any property subject to the lien of the indenture, and any action taken by it which materially affect the Notes or the Collateral and which has not been previously reported.

TRUSTEE

     The Bankers Trust Company of California, N.A., a subsidiary of Deutsche Bank, located in Santa Ana, California, will be the trustee for the Notes. The trustee also serves as the trustee under another indenture for our Class A Collateralized Mortgage Notes.

                        FEDERAL INCOME TAX CONSEQUENCES

     The following discussion summarizes the anticipated material federal income tax consequences of your purchase, ownership and disposition of our Notes as an initial purchaser. It has been reviewed by our tax counsel, GnazzoThill, A Professional Corporation, and is based on their conclusions as to the likely interpretation of applicable legal authorities to an investment in the Notes. This discussion is based upon the Internal Revenue Code of 1986, as amended, and related regulations, administrative rulings and court decisions in effect as of the date of this prospectus, all of which are subject to change, possibly retroactively. This discussion does not address every aspect of the federal income tax laws that may be relevant to all categories of investors and it assumes that the Notes are being held by you as property held for investment (i.e., as a capital asset). Moreover, it does not address state, local or foreign tax concerns. Accordingly, you are urged to consult your own tax advisor regarding your specific federal, state, local and foreign tax consequences to you of investing in our Notes.

     Please be advised that we have not received any rulings, and will not seek any rulings, from the Internal Revenue Service with respect to the federal income tax consequences discussed below. Thus, there can be no complete assurance that the Service will agree with our statements. You should also be aware that under applicable Treasury regulations a provider of advice on anticipated transactions is generally not considered an income tax return preparer. Accordingly, in preparing your tax return you are advised to consult with your own tax advisor regarding the specific consequences to you of your purchase, ownership and disposition of our Notes, including any potential changes in applicable tax laws.

TAX CLASSIFICATION OF THE NOTES

     Our tax counsel has advised us that, in their opinion, the Notes will be classified as debt for federal income tax purposes, and not as an ownership interest in the collateral securing the Notes or as equity in Specialty Mortgage Trust. By your acceptance of a Note, and any person that is a beneficial owner of any interest in a Note, by virtue of that person's acquisition of a beneficial interest in a Note, you or any beneficial owner will agree with us to treat the Notes as debt for all tax purposes.

     Our characterization of the Notes as debt is not binding on the Service and the Service could assert that our Notes represent an ownership interest in the equity of Specialty Mortgage Trust or an ownership interest in the mortgage collateral. Successful treatment of our Notes as equity interests could adversely affect our ability to maintain our REIT status and could result in collateral tax consequences to our Note investors, including changes in the characterization and timing of income received with respect to the Notes and an adverse effect on our cash flow. The remainder of this discussion assumes that our Notes are treated as debt for federal income tax purposes.

TAX CLASSIFICATION OF SPECIALTY MORTGAGE TRUST

     The Internal Revenue Code of 1986, as amended, provides special tax treatment for organizations that qualify and elect to be taxed as REITs. We have made an election to be taxed as a REIT under the Code commencing with our taxable year ending December 31, 1998. Assuming we maintain our qualification, we generally will be permitted to deduct our dividend distributions to stockholders from our taxable income, thereby effectively eliminating the "double taxation" that normally results when a corporation earns

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

income and distributes that income to its stockholders in the form of dividends. In order to maintain our qualification as a REIT, however, we must satisfy numerous tests with respect to the sources of our income, the nature and diversification of our assets, the amount of our distributions to our stockholders and the ownership of our stock. If we fail to meet those requirements in a given year, and do not qualify for relief under the Code, we will be subject to federal income tax as a regular, domestic corporation, thereby losing the benefit of the dividends received deduction. As a result, we would incur potentially substantial income tax liabilities that would reduce the cashflow available to make payments on the Notes.

     Our tax counsel has advised us in connection with our election to be taxed as a REIT. Based on existing law and certain representations made to our tax counsel by us, including (without limitation) that: (i) this prospectus accurately reflects the methods of operation of Specialty Mortgage Trust and
(ii) the fees payable to our manager, including any incentive or termination fees, are reasonable compensation for our services, comparable to that paid to others performing similar duties, and assuming that we continue to operate in the manner described in this prospectus, in the opinion of our tax counsel, commencing with our taxable year ending December 31, 1998, Specialty Mortgage Trust has been organized in conformity with the requirements for qualification as a REIT under the Code and our actual and proposed method of operation described in this prospectus and as represented by us to our tax counsel should enable us to continue to qualify as a REIT. However, whether we will in fact so qualify will depend on actual operating results and compliance with the various tests for qualification as a REIT relating to our income, assets, distributions, ownership and certain administrative matters, the results of which may not be reviewed by our tax counsel. Moreover, certain aspects of our method of operations and structure for compensating our manager have not been considered by the courts or the Internal Revenue Service. There can be no assurance that the courts or the Internal Revenue Service will agree that Specialty Mortgage Trust qualifies as a REIT. In addition, qualification as a REIT depends on future transactions and events that cannot be known at this time. Accordingly, our tax counsel is unable to opine whether Specialty Mortgage Trust will in fact qualify as a REIT under the Code in all events.

TAX CLASSIFICATION OF THE COLLATERAL POOL

     The Code also contains special rules applicable to entities that issue debt secured by real estate mortgages. These rules are known as the taxable mortgage pool rules and, if applicable, can result in entity level federal income taxation. An entity will be classified as a taxable mortgage pool if it does not make an election to be classified as a real estate mortgage investment conduit, called a "REMIC", and (i) substantially all of its assets consist of debt obligations and more than 50% of such debt obligations are real estate mortgages or interests therein, (ii) the entity issues debt obligations with two or more maturities and (iii) payments on the debt obligations issued by it bear a relationship to payments received on the debt obligations owned by it. In certain situations, a pool of assets pledged to secure debt of an entity could also be treated as separate taxable mortgage pool.

     It is possible that the pool of collateral pledged to secure the Notes could be treated as a taxable mortgage pool. However, it is likely that any such taxable mortgage pool would nonetheless qualify as a "qualified REIT subsidiary" within the meaning of Section 856(i) of the Code and would therefore not be subject to entity level federal income taxes. Thus, only Specialty Mortgage Trust or its shareholders would be required to include in income any "excess inclusion income" generated by the taxable mortgage pool. On the other hand, if the pool of collateral securing the Notes was classified as a taxable mortgage pool but did not satisfy or maintain status as a "qualified REIT subsidiary", it would not be permitted to be included in the consolidated federal income tax return of any other corporation and its net income would be subject to entity level federal income taxes, thereby reducing cashflow available to pay the Notes.

     Specialty Mortgage Trust does not intend to make an election to treat the mortgage and other collateral securing the Notes as a REMIC. Our tax counsel has advised us that the pool of mortgages and other collateral securing the Notes will not be classified as a taxable mortgage pool.

TAX CONSEQUENCES TO NOTEHOLDERS

     Status as Real Property Loans. Assuming the Notes are treated as debt issued by us, for federal income tax purposes: (i) Notes held by a thrift institution taxed as a domestic building and loan association will not constitute "loans . . . secured by an interest in real property" within the meaning of Code Section 7701(a)(19)(C)(v) and (ii) interests on the Notes held by a real estate investment trust will not be treated as "interest on obligations secured by mortgages on real property or on interest in real property" within the meaning of Code Section 856(c)(4)(B) and the Notes will not constitute "real estate assets" or "government securities" within the meaning of Code Section 856(c)(5)(A).

     Taxation of interest income on the Notes. Because all Notes are expected to be issued at par, interest paid or accrued on the Notes generally will be treated as ordinary income to you, and will be includible in your income in accordance with your regular method of accounting.

     Sale of Notes. Generally, if you sell or otherwise dispose of your Note, you will recognize gain or loss in an amount equal to the difference between the amount you realize on the sale and your adjusted tax basis in your Note. Any such gain or loss recognized will be capital gain or loss if your Note is held as a "capital asset" (generally, property held for investment) with the meaning of Code Section 1221, and will be short term capital gain or loss if your investment has been held for not more than one year. However, certain types of investors (such as banks, thrifts and other financial institutions), and certain investors engaged in risk reduction strategies with respect to the Notes, may not qualify to treat the Notes as capital assets, or the gain or loss therefrom as capital gain or loss.

     In addition, someone that purchases a Note from you at a discount may become subject to the market discount rules of sections 1276 - 1278 of the Code. As a result, some or all of the principal paid or the gain recognized upon the disposition of the Note by such holder could be taxed as ordinary interest income.

     Foreign Investors. Assuming the Notes are respected as debt, interest paid on the Notes to a holder that is a nonresident alien individual, foreign corporation or other non-United States person, referred to as a "foreign person", will be exempt from United States federal income and withholding taxes under the "portfolio interest" provisions so long as (i) the interest is not effectively connected with a trade or business of the recipient in the United States, (ii) the foreign person is not (a) a direct or indirect ten percent or greater shareholder of our company, (b) a controlled foreign corporation, as that term is defined in the Code, related to our company, or (c) a bank receiving interest on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business. Interest paid to a foreign person that is not engaged in a United States trade or business and that does not qualify under the portfolio interest exemption will generally be subject to a 30% United States withholding tax unless the foreign person qualifies to claim a lower rate under an applicable United States income tax treaty.

     In all events, a holder that is a foreign person must provide required information certifications in order to claim any exemptions or reductions from withholding tax. Foreign investors are urged to consult their tax advisors concerning recently finalized regulations on withholding and related certification requirements generally applicable to payments made after December 31, 2000.

     If a Note were recharacterized as ownership of an equity interest in Specialty Mortgage Trust, or if exemptions from withholding tax are not available, certain payments related to the Notes made to foreign persons would become subject to withholding tax at the rate of 30% and, in the hands of a corporate investor, could become subject to the branch profits tax. We are not required to indemnify you, or gross-up payments on the Notes, for any withholding taxes.

     Backup Withholding. Payments on the Notes, or proceeds from a disposition of the Notes, may become subject to backup withholding of federal income tax if you fail to furnish certain information, including your taxpayer identification number, or otherwise fail to establish an exemption from backup withholding. If required, backup withholding is currently made at a rate of 31%. Any amounts so deducted and withheld would be allowed as a credit against the noteholder's federal income tax. Furthermore, certain penalties may be imposed by the Service on a noteholder that is required to supply information but does not do so in the proper manner.

                       STATE AND LOCAL TAX CONSIDERATIONS

     In addition to the federal income tax consequences described above, you should also consider the potential state and local income tax consequences of any investment in the Notes. State and local income tax laws may differ substantially from the corresponding federal tax laws, and the above discussion does not purport to describe any state or local income tax consequences of investing in the Notes. Accordingly, as a prospective noteholder, you should consult your own tax advisers concerning state and local tax matters applicable to your investment in the Notes.

                                ERISA INVESTORS

     A fiduciary of a pension, profit-sharing, stock bonus plan or individual retirement account, including a plan for self-employed individuals and their employees or any other employee benefit plan subject to the prohibited transaction provisions of the Code or the fiduciary responsibility provisions of the Employee Retirement Income Security Act of 1974, known as "ERISA" and, collectively, a "plan", should consider:

          (a) whether the ownership of our Notes is in accordance with the documents and instruments governing the plan,

          (b) whether the ownership of our Notes is consistent with the fiduciary's responsibilities and satisfies the applicable requirements of ERISA, in particular, the diversification, prudence and liquidity requirements of section 404 of ERISA,

          (c) the prohibitions under ERISA on improper delegation of control over, or responsibility for "plan assets" and ERISA's imposition of co-fiduciary liability on a fiduciary who participates in, or permits, by action or inaction, the occurrence of, or fails to remedy, a known breach of duty by another fiduciary with respect to plan assets, and

          (d) the need to value the assets of the plan annually.

     You should understand the illiquid nature of your investment in our Notes and that no secondary market will exist for them.

                              PLAN OF DISTRIBUTION

     We may sell securities offered in this prospectus (1) directly to purchasers; (2) through agents; (3) through underwriters; (4) through dealers; or (5) through a combination of any of these methods of sale.

     Except as otherwise indicated in the prospectus supplement, we will sell these securities directly, without an underwriter or selling agent, and the securities will be sold by employees of the manager who, under Rule 3a4-1(a) of the Exchange Act, are deemed not to be brokers. In accordance with the provisions of Rule 3a4-1(a), employees who sell securities will not be compensated by commission, will not be associated with any broker or dealer and will limit their activities so that, among other things, they do not engage in oral solicitations of, and comply with specified limitations when responding to inquiries from, potential purchasers.

     Unless otherwise stated in the prospectus supplement, no selling commissions will be deducted from the proceeds received by us from the issuance of the Notes. Other expenses of issuance and distribution payable by us are estimated to be $251,000.

     We may distribute the securities offered in this prospectus in one or more transactions: (1) at a fixed price or prices, which may be changed; (2) at market prices prevailing at the time of sale; (3) at prices related to the prevailing market prices; or (4) at negotiated prices.

     We may solicit directly, or agents designated by us from time to time may solicit, offers to purchase securities offered in this prospectus. We will disclose in the applicable prospectus supplement any agent, which may be deemed to be an underwriter as that term is defined in the Securities Act, involved in the offer or sale of securities offered in this prospectus and any commission payable by us to that agent. Unless otherwise indicated in the prospectus supplement, any agent will be acting on a reasonable efforts basis.

     If we use an underwriter or underwriters in the sale of the securities offered in this prospectus, we will execute an underwriting agreement with the underwriter(s) at the time of sale to it or them. We will disclose the name(s) of the underwriter(s) and the terms of the transaction in the prospectus supplement, which will be used by the underwriter(s) to make resales of the securities in respect of which this prospectus and the prospectus supplement are delivered to the public.

     If we use a dealer in the sale of securities offered in this prospectus, we will sell those securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale.

     The underwriters, dealers or agents used by us in any offering of securities under this prospectus may be customers of, including borrowers from, engage in transactions with, and perform services for, us or one or more of our affiliates in the ordinary course of business.

     Underwriters, dealers, agents and other persons may be entitled, under agreements that they may enter into with us, to indemnification against civil liabilities, including liabilities under the Securities Act.

     If indicated in the applicable prospectus supplement, we will authorize agents and underwriters to solicit offers by institutions to purchase securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on the date stated in the prospectus supplement. Each contract will be for an amount not less than, and, unless we otherwise agree, the aggregate principal amount of securities sold pursuant to contracts shall be not less nor more than, the respective amounts stated in the prospectus supplement. Institutions with whom contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and other institutions, but shall in all cases be subject to our approval. Contracts will not be subject to any conditions except that the purchase by an institution of the securities covered by its contract shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which that institution is subject. A commission indicated in the prospectus supplement will be paid to the underwriters and agents soliciting purchases of debt securities pursuant to contracts accepted by us.

     Until the distribution of the securities is completed, rules of the SEC may limit the ability of the underwriters and selling group members, if any, to bid for and purchase the securities. As an exception to these rules, the representatives of the underwriters, if any, are permitted to engage in transactions that stabilize the price of the securities. Such transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of securities.

     Neither we nor the underwriters, if any, make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the securities. In addition, neither we nor the underwriters, if any, make any representation that the representatives of the underwriters, if any, will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

                                 LEGAL MATTERS

     Legal matters relating to the Notes being offered hereby will be passed upon for the Company by Tobin & Tobin, a professional corporation, San Francisco, California. Tax matters will be passed on by GnazzoThill, A Professional Corporation, San Francisco, California.

                                    EXPERTS

     Our balance sheets as of December 31, 1999 and 1998 and our statement of earnings, stockholders' equity and cash flows for the year ended December 31, 1999 and the eleven month period ended December 31, 1998, have been included herein, in reliance on the report of Grant Thornton LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

     We expect to file annual, quarterly and special reports, and other information with the SEC. Our SEC filings will be available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York, and Chicago, Illinois. Please call the SEC at 1-800-SEC-0300 for further information on the public reference rooms.

     This prospectus is part of a registration statement on Form S-11 which we have filed with the SEC (Registration No. 333-44860). You may request a free copy of any of the above filings by writing or calling:

                                  Specialty Mortgage Trust, Inc.
                                  6160 Plumas Street
                                  Reno, Nevada 89509
                                  (775) 826-0809

     You should rely only on the information provided in this prospectus. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus is accurate as of any date other than the date on the cover page of this prospectus.

                                SALES LITERATURE

     In addition to this prospectus, a brochure has been prepared by us for use in the solicitation of offers to purchase notes. When so utilized, such brochure must be accompanied or preceded by this prospectus. Media advertisements may also be used to solicit interest in the notes. The offering of the notes is made only by means of this prospectus.

                                    GLOSSARY

     As used in this prospectus, the capitalized and other terms listed below have the meanings indicated.

     "adjustable rate mortgage" means a mortgage loan, including any mortgage loan underlying a mortgage security, that features adjustments of the underlying interest rate at predetermined times based on an agreed margin to an established index. An adjustable rate mortgage is usually subject to periodic interest rate and/or payment caps and a lifetime interest rate cap.

     "basic maintenance amount" means the dollar amount equal to one hundred percent of the aggregate principal amount of all outstanding Notes, determined as of the valuation date.

     "capital stock" means the shares of capital stock issuable by Specialty Mortgage Trust under its Charter, and includes common stock and preferred stock.

     the "Code" means the Internal Revenue Code of 1986, as amended.

     "company" means Specialty Mortgage Trust, Inc., a Maryland corporation.

     "conforming mortgage loans" means mortgage loans that either comply with requirements for inclusion in credit support programs sponsored by FHLMC or FNMA or are FHA or VA Loans, all of which are secured by first mortgages or deeds of trust on single-family (one to four units) residences; "nonconforming mortgage loans" vary in one or more respects from those requirements.

     "ERISA" means the Employee Retirement Income Security Act of 1974.

     "ERISA plan" or "plan" means a pension, profit-sharing, retirement or other employee benefit plan which is subject to ERISA.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "FHA" means the United States Federal Housing Administration.

     "FHLMC" or "Freddie Mac" means the Federal Home Loan Mortgage Corporation.

     "FNMA" or "Fannie Mae" means the Federal National Mortgage Association.

     "GAAP" means generally accepted accounting principles.

     "GNMA" or "Ginnie Mae" means the Government National Mortgage Association.

     "HUD" means the Department of Housing and Urban Development.

     "independent director" or "unaffiliated director" means a director of Specialty Mortgage Trust who is not an officer or employee of Specialty Mortgage Trust or any affiliate or subsidiary of Specialty Mortgage Trust.

     "interest payment date" means the date each month upon which accrued interest on the Notes shall be paid, specifically the twentieth day of calendar month after issuance of the Notes or, if such day is not a business day (i.e., Saturday, Sunday or a holiday observed by banking institutions in Nevada), then the next succeeding business day.

     "LTV" or "loan-to-value ratio" means the percentage obtained by dividing the principal amount of a loan by the lower of the sales price or appraised value of the mortgaged property when the loan is originated.

     "manager" means Gonzo Financial, Inc., a Nevada corporation wholly owned by Nello Gonfiantini III.

     "pledged assets" means the assets used as collateral for the Notes, consisting initially of various mortgage loans, but which may also include short-term money market instruments and cash.

     "REIT" means a real estate investment trust as defined under Section 856 of the Code.

     "REMIC" means a real estate mortgage investment conduit as defined under the Code.

     "Securities Act" means the Securities Act of 1933, as amended.

     the "Service" means the Internal Revenue Service.

     "single family" means, with respect to mortgage loans, loans secured by one- to four-unit residential property.

     "stated maturity" means the date upon which Notes will mature, ranging from one to twelve months from the date of issuance (the applicable date will be stated on the face of each Note).

     "tax-exempt entity" means a qualified pension, profit-sharing or other employee retirement benefit plan, Keogh plans, bank commingled trust funds for such plans, IRAs and any other entity intended to be exempt from Federal income taxation.

     "taxable income" means for any year the taxable income of Specialty Mortgage Trust for such year (excluding any net income derived either from property held primarily for sale to customers or from foreclosure property) subject to certain adjustments provided in Section 857 of the Code.

     "VA" means the United States Department of Veterans Affairs.

     "valuation date" means the date the Notes are issued and the twentieth day of each succeeding calendar month thereafter for so long as the Notes remain outstanding.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors
Specialty Mortgage Trust, Inc.

     We have audited the accompanying balance sheets of Specialty Mortgage Trust, Inc. as of December 31, 1999 and 1998, and the related statements of earnings, stockholders' equity, and cash flows for the year and the eleven months then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Specialty Mortgage Trust, Inc. as of December 31, 1999 and 1998, and the results of its operations and its cash flows for the year and the eleven months then ended in conformity with accounting principles generally accepted in the United States of America.

                                                /s/ GRANT THORNTON LLP

Reno, Nevada
January 21, 2000

                         SPECIALTY MORTGAGE TRUST, INC.

                                 BALANCE SHEETS

                                                             DECEMBER 31,
                                                      --------------------------    SEPTEMBER 30,
                                                         1998           1999            2000
                                                      -----------    -----------    -------------
                                                                                     (UNAUDITED)
ASSETS
  Cash and cash equivalents.........................  $    17,317    $ 7,998,709     $    70,115
  Accrued interest receivable.......................      253,352        343,333         492,830
  Investments.......................................           --             --         228,833
  Mortgage loans held for investment, net of
     allowance for loan losses of $100,000,
     $350,000, $625,000 at December 31, 1998, 1999,
     and September 30, 2000, respectively...........   29,500,401     35,755,670      55,898,660
  Deferred charges..................................       64,236         30,338         121,250
  Prepaid expenses..................................           --          4,650           6,972
  Other assets......................................                                     150,000
                                                      -----------    -----------     -----------
     Total assets...................................  $29,835,306    $44,132,700     $56,968,660
                                                      ===========    ===========     ===========
LIABILITIES
  Dividends payable.................................  $        --    $ 1,079,875     $        --
  Accounts payable..................................       49,562         17,717          10,591
  Deposits..........................................           --        225,000              --
  Accrued interest payable..........................       31,996             --          23,077
  Lines of credit...................................    6,518,000             --       3,040,000
  Collateralized notes..............................    1,694,000      5,217,467       7,643,888
  Deferred revenue..................................        5,219         24,237          13,750
                                                      -----------    -----------     -----------
     Total liabilities..............................    8,298,777      6,564,296      10,731,306
                                                      -----------    -----------     -----------
STOCKHOLDERS' EQUITY
  Class A Convertible Preferred Stock; $0.01 par
     value; 5,000,000 shares authorized; 2,169,588,
     3,799,700 and 4,585,695 shares issued and
     outstanding as of December 31, 1998, December
     31, 1999 and September 30, 2000, respectively
     ($45,857,000 liquidation preference at
     September 30, 2000)............................       21,696         37,997          45,857
  Common stock, $0.01 par value; 45,000,000 shares
     authorized; 300,000, 320,200, and 333,200
     shares issued and outstanding as of December
     31, 1998, December 31, 1999 and September 30,
     2000, respectively.............................        3,000          3,202           3,332
  Additional paid-in capital........................   21,597,108     37,842,979      45,677,605
  Accumulated (deficit)/earnings....................      (85,275)      (315,774)        531,201
  Accumulated other comprehensive loss..............           --             --         (20,641)
                                                      -----------    -----------     -----------
     Total stockholders' equity.....................   21,536,529     37,568,404      46,237,354
                                                      -----------    -----------     -----------
     Total liabilities and stockholders' equity.....  $29,835,306    $44,132,700     $56,968,660
                                                      ===========    ===========     ===========

The accompanying notes are an integral part of these statements.

                         SPECIALTY MORTGAGE TRUST, INC.

                             STATEMENTS OF EARNINGS


                                          ELEVEN MONTHS                          NINE MONTHS ENDED
                                              ENDED         YEAR ENDED     ------------------------------
                                          DECEMBER 31,     DECEMBER 31,    SEPTEMBER 30,    SEPTEMBER 30,
                                              1998             1999            1999             2000
                                          -------------    ------------    -------------    -------------
                                                                                    (UNAUDITED)
REVENUES
  Interest and dividend income
     Mortgage loans.....................   $2,068,265       $4,312,092      $3,175,738       $3,719,708
     Cash accounts......................      201,881          121,453          59,380          122,839
     Discount on loans..................        8,906           16,648          12,953           24,854
     Dividends..........................           --               --              --           21,291
                                           ----------       ----------      ----------       ----------
       Total interest and dividend
          income........................    2,279,052        4,450,193       3,248,071        3,888,692
                                           ----------       ----------      ----------       ----------
  Interest expense
     Lines of credit....................       61,308           54,528          53,490           49,721
     Collateralized notes...............       15,569          209,105         130,624          315,476
                                           ----------       ----------      ----------       ----------
       Total interest expense...........       76,877          263,633         184,114          365,197
                                           ----------       ----------      ----------       ----------
       Net interest and dividend
          income........................    2,202,175        4,186,560       3,063,957        3,523,495
  Provision for loan losses.............      100,000          250,000         175,000          275,000
                                           ----------       ----------      ----------       ----------
       Net revenues.....................    2,102,175        3,936,560       2,888,957        3,248,495
                                           ----------       ----------      ----------       ----------
EXPENSES
  General and administrative............       37,963           93,664          64,153           83,052
  Management and directors' fees........       38,342           30,480          30,372           10,500
                                           ----------       ----------      ----------       ----------
       Total expenses...................       76,305          124,144          94,525           93,552
                                           ----------       ----------      ----------       ----------
       Earnings before income taxes.....    2,025,870        3,812,416       2,794,432        3,154,943
  Income taxes..........................           --            2,992           3,000               --
                                           ----------       ----------      ----------       ----------
       NET EARNINGS.....................    2,025,870        3,809,424       2,791,432        3,154,943
  Preferred stock dividend..............    2,111,145        4,039,923       1,827,526        2,307,968
                                           ----------       ----------      ----------       ----------
       NET (LOSS) EARNINGS ATTRIBUTABLE
          TO COMMON STOCK...............   $  (85,275)      $ (230,499)     $  963,906       $  846,975
                                           ==========       ==========      ==========       ==========
Basic Earnings Per Share................         (.28)            (.73)           3.09             2.62
Diluted Earnings Per Share..............         (.28)            (.73)            .76              .71


The accompanying notes are an integral part of these statements.

                         SPECIALTY MORTGAGE TRUST, INC.

                       STATEMENTS OF STOCKHOLDERS' EQUITY


                                   CLASS A
                                 CONVERTIBLE                                                       ACCUMULATED
                               PREFERRED STOCK       COMMON STOCK     ADDITIONAL    ACCUMULATED       OTHER
                             -------------------   ----------------     PAID-IN      (DEFICIT)    COMPREHENSIVE
                              SHARES     AMOUNT    SHARES    AMOUNT     CAPITAL      EARNINGS        INCOME          TOTAL
                             ---------   -------   -------   ------   -----------   -----------   -------------   -----------
BALANCE, JANUARY 1, 1998...         --   $    --   300,000   $3,000   $        --   $       --      $     --      $     3,000
Preferred Stock issued (net
  of offering costs of
  $77,076).................  1,160,467    11,605        --      --     11,515,988           --            --       11,527,593
Mortgages received for
  Preferred Stock..........  1,009,121    10,091        --      --     10,081,120           --            --       10,091,211
Net earnings...............         --        --        --      --             --    2,025,870            --        2,025,870
Dividends declared.........         --        --        --      --             --   (2,111,145)           --       (2,111,145)
                             ---------   -------   -------   ------   -----------   -----------     --------      -----------
BALANCE, DECEMBER 31,
  1998.....................  2,169,588    21,696   300,000   3,000     21,597,108      (85,275)           --       21,536,529
Stock options exercised....         --        --    20,200     202            828           --            --            1,030
Preferred Stock issued (net
  of offering costs of
  $39,776).................  1,454,824    14,548        --      --     14,493,912           --            --       14,508,460
Mortgages and
  collateralized notes
  received for Preferred
  Stock....................    175,288     1,753        --      --      1,751,131           --            --        1,752,884
Net earnings...............         --        --        --      --             --    3,809,424            --        3,809,424
Dividends declared.........         --        --        --      --             --   (4,039,923)           --       (4,039,923)
                             ---------   -------   -------   ------   -----------   -----------     --------      -----------
BALANCE, DECEMBER 31,
  1999.....................  3,799,700    37,997   320,200   3,202     37,842,979     (315,774)           --       37,568,404
Comprehensive income
  (unaudited):
  Net earnings.............         --        --        --      --             --    3,154,943            --        3,154,943
  Net unrealized loss on
    investment
    available-for-sale.....         --        --        --      --             --           --       (20,641)         (20,641)
                             ---------   -------   -------   ------   -----------   -----------     --------      -----------
        Total comprehensive
          income...........         --        --        --      --             --    3,154,943       (20,641)       3,134,302
                             ---------   -------   -------   ------   -----------   -----------     --------      -----------
Stock options exercised....                         13,000     130            200           --            --              330
Preferred stock issued (net
  of offering costs of
  $13,389).................    569,890     5,699        --      --      5,679,812           --            --        5,685,511
Collateralized Notes
  received for Preferred
  Stock....................    119,430     1,194        --      --      1,193,106           --            --        1,194,300
Dividends reinvested for
  Preferred Stock (net of
  offering costs of $4,275)
  (unaudited)..............     96,675       967        --      --        961,508           --            --          962,475
Dividends declared
  (unaudited)..............         --        --        --      --             --   (2,307,968)           --       (2,307,968)
                             ---------   -------   -------   ------   -----------   -----------     --------      -----------
BALANCE, SEPTEMBER 30, 2000
  (UNAUDITED)..............  4,585,695   $45,857   333,200   $3,332   $45,677,605   $  531,201      $(20,641)     $46,237,354
                             =========   =======   =======   ======   ===========   ===========     ========      ===========


The accompanying notes are an integral part of these statements.

                         SPECIALTY MORTGAGE TRUST, INC.

                            STATEMENTS OF CASH FLOWS

                                                            ELEVEN MONTHS                        NINE MONTHS ENDED
                                                                ENDED        YEAR ENDED    -----------------------------
                                                            DECEMBER 31,    DECEMBER 31,   SEPTEMBER 30,   SEPTEMBER 30,
                                                                1998            1999           1999            2000
                                                            -------------   ------------   -------------   -------------
                                                                                            (UNAUDITED)     (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net earnings............................................  $  2,025,870    $ 3,809,424    $  2,791,432    $  3,154,943
                                                            ------------    ------------   ------------    ------------
  Adjustment to reconcile net earnings to net cash
    provided by operating activities:
    Amortization..........................................        10,189         56,398          47,278          35,755
    Provision for loan losses.............................       100,000        250,000         175,000         275,000
    Non-cash collateralized notes interest reinvested.....            --         38,467           4,052         225,415
    Changes in assets and liabilities:
      Accrued interest receivable.........................      (253,352)       (89,981)       (107,607)       (149,497)
      Prepaid expenses....................................            --         (4,650)         (2,250)         (2,322)
      Other assets........................................            --             --              --        (150,000)
      Accounts payable....................................        49,562        (31,845)        (32,342)         (7,126)
      Deposits............................................            --        225,000              --        (225,000)
      Accrued interest payable............................        31,996        (31,996)        (31,996)         23,077
      Deferred revenue....................................         5,219         19,018          20,015         (10,487)
                                                            ------------    ------------   ------------    ------------
        Total adjustments.................................       (56,386)       430,411          72,150          14,815
                                                            ------------    ------------   ------------    ------------
        Net cash provided by operating activities.........     1,969,484      4,239,835       2,863,582       3,169,758
                                                            ------------    ------------   ------------    ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of mortgage loans held for investment..........   (22,548,000)   (22,968,157)    (22,253,499)    (33,247,111)
  Principal repayments of mortgage loans held for
    investment............................................     3,038,810     17,961,772      13,691,232      12,829,121
  Purchase of investments.................................            --             --              --        (249,474)
                                                            ------------    ------------   ------------    ------------
        Net cash used in investing activities.............   (19,509,190)    (5,006,385)     (8,562,267)    (20,667,464)
                                                            ------------    ------------   ------------    ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from Preferred Stock offering, net.............    11,527,593     14,262,180      14,261,551       5,685,511
  Proceeds from Common Stock options exercised............            --          1,030           1,030             330
  Cash dividends paid.....................................    (2,111,145)    (2,713,768)     (1,827,526)     (2,425,368)
  Net (payments)/proceeds on line of credit...............     6,518,000     (6,518,000)     (6,518,000)      3,040,000
  Proceeds on collateralized notes........................     1,694,000      4,523,000       3,177,000       4,627,694
  Principal payments on collateralized notes..............            --       (784,100)       (606,000)     (1,232,388)
  Debt issue costs........................................       (74,425)       (22,500)        (17,500)       (126,667)
                                                            ------------    ------------   ------------    ------------
        Net cash provided by financing activities.........    17,554,023      8,747,942       8,470,555       9,569,112
                                                            ------------    ------------   ------------    ------------
        NET INCREASE (DECREASE) IN CASH AND CASH
          EQUIVALENTS.....................................        14,317      7,981,392       2,771,870      (7,928,594)
Cash and cash equivalents at beginning of year............         3,000         17,317          17,317       7,998,709
                                                            ------------    ------------   ------------    ------------
Cash and cash equivalents at end of year..................  $     17,317    $ 7,998,709    $  2,789,187    $     70,115
                                                            ============    ============   ============    ============
SUPPLEMENTAL CASH FLOW INFORMATION:
  Cash paid for interest..................................  $     44,881    $   253,403    $    213,058    $    116,705
SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND
  FINANCING ACTIVITIES:
  Mortgage loans exchanged for the issuance of Preferred
    Stock.................................................  $ 10,091,211    $ 1,498,884    $  1,498,884    $         --
  Collateralized notes exchanged for the issuance of
    Preferred Stock.......................................  $         --    $   254,000    $    254,000       1,194,300
  Collateralized notes refinanced at maturity.............  $         --    $ 4,147,000    $  1,920,000    $  9,083,292
  Collateralized notes interest reinvested................  $         --    $    38,467    $      4,052    $    225,415
  Dividends declared but not paid.........................  $         --    $ 1,079,875    $         --    $         --
  Dividends reinvested for Preferred Stock................  $         --    $   246,280    $         --    $    962,475

The accompanying notes are an integral part of these statements.

                         SPECIALTY MORTGAGE TRUST, INC.

                         NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 1999 AND 1998
           (DATA RELATED TO SEPTEMBER 30, 2000 AND 1999 IS UNAUDITED)

NOTE A -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     The financial statements of Specialty Mortgage Trust, Inc. are prepared in conformity with generally accepted accounting principles (GAAP). In preparing the financial statements in accordance with GAAP, management is required to make estimates and assumptions that affect the reported amounts. Actual results could differ from those estimates. The following is a summary of significant accounting and reporting policies used in preparing the financial statements.

     1. NATURE OF BUSINESS

     Specialty Mortgage Trust, Inc. (the Company) is a Maryland corporation which acquires and holds mortgage loans secured by property located in Nevada, California, Arizona and Colorado. The Company's strategy is to focus on small commercial mortgage loans (generally less than $5 million per loan), land loans, and nonconforming single-family and small multi-family (generally less than 20 units) residential mortgage loans. The Company has elected to be a real estate investment trust (REIT) under the Internal Revenue Code of 1986, as amended. The mortgage loans are originated and serviced by Gonzo Financial, Inc. (the Manager), a private mortgage finance business operating in Nevada and wholly owned by the Company's President and Chairman of the Board of Directors. The Company was incorporated on October 21, 1997 and began operations on January 31, 1998 following the initial closing of the Company's private placement.

     The Company operates as one business segment. The Company will evaluate the applicability of SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, which requires reporting business segments and information, including how the segments are determined, products and services provided, and changes in the measurement of segment accounts from period to period.

     2. INTERIM FINANCIAL STATEMENTS

     The financial statements as of September 30 and for the nine months ended September 30, 2000 and 1999 are unaudited; however, in the opinion of management, all adjustments, consisting of normal recurring adjustments necessary for a fair presentation of the Company's financial position and results of operations for such period have been included. The results for the nine months ended September 30, 2000 are not necessarily indicative of the results that may be expected for the year ending December 31, 2000.

     3. CASH EQUIVALENTS

     For purposes of the Statement of Cash Flows, the Company considers money market accounts to be cash equivalents.

     4. INVESTMENTS

     The Company's investments in marketable equity securities are held for an indefinite period and thus are classified as available-for-sale.
Available-for-sale securities are recorded at fair value on the balance sheet, with the change in fair value during the period excluded from earnings as a component of other comprehensive income.

     5. MORTGAGE LOANS

     The Company has both the intent and ability to hold mortgage loans until maturity and, therefore, mortgage loans are classified and accounted for as held for investment and are carried at cost.

                         SPECIALTY MORTGAGE TRUST, INC.

                           DECEMBER 31, 1999 AND 1998
           (DATA RELATED TO SEPTEMBER 30, 2000 AND 1999 IS UNAUDITED)


     Mortgage loans exchanged for preferred stock from affiliated enterprises were recorded at fair value.


     Substantially all the mortgage loans are originated by the Manager, in the name of the Manager, and simultaneously sold to the Company servicing retained.

     The Company follows the Financial Accounting Standards Board's Statement No. 114, Accounting by Creditors for Impairment of a Loan, and No. 118, Accounting by Creditors for Impairment of a Loan-Income Recognition and Disclosures. Under Statement No. 114, a loan is impaired when, based on current information and events, it is probable that a creditor will be unable to collect the contractual interest and principal payments of a loan according to the contractual terms of the loan agreement. Statement No. 114 requires that impaired loans be measured on the present value of expected future cash flows discounted at the loan's effective interest rate or, as a practical expedient, at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. Statement No. 118 clarifies interest income recognition and disclosures of Statement No. 114.

     The Company does not recognize interest income on loans once they are determined to be impaired until the interest is collected in cash. Cash receipts are allocated to interest income, except when such payments are specifically designated as principal reduction or when management does not believe the Company's investment in the loan is fully recoverable.

     6. REVENUE RECOGNITION

     Interest is recognized as revenue when earned according to the terms of the loan. Points are deferred and amortized over the life of the loan.


     Mortgage loan origination fees or points, charged to a borrower for and upon the origination extension or refinancing of a mortgage loan, in excess of 2.5% are paid to the Company effectively discounting the purchase price of the loan and are amortized principally by the effective interest method over the contractual life of the loan. Mortgage loan origination fees or points up to 2.5% are earned by the manager, prior to the purchase of the mortgage loans by the Company.


     7. DEFERRED CHARGES


     Deferred charges are costs associated with origination of collateralized notes and line of credit fees, which are amortized principally by the effective interest method over the contractual life of the related obligation.


     8. INCOME TAXES

     The Company has qualified as a REIT and generally is not subject to federal income taxes on the portion of taxable income which is distributed to its stockholders. The Company is, however, subject to federal income taxes for taxable income not distributed.

     Taxable income that is distributed is taxable to the shareholders as ordinary income.

     9. ALLOWANCE FOR LOAN LOSSES

     The Company maintains an allowance for possible credit losses on mortgage loans. Additions to the reserve are based on an assessment of certain factors including, but not limited to, estimated future losses on the loans, and general economic conditions. Additions to the reserve are provided through a charge to earnings. Actual losses on loans are recorded as a charge-off or a reduction to the loan loss reserve. Subsequent recoveries of amounts previously charged off are added back to the reserve.

                         SPECIALTY MORTGAGE TRUST, INC.

                           DECEMBER 31, 1999 AND 1998
           (DATA RELATED TO SEPTEMBER 30, 2000 AND 1999 IS UNAUDITED)

     10. FAIR VALUE OF FINANCIAL INSTRUMENTS

     The Financial Accounting Standards Board's Statement No. 107, disclosures about fair value of financial instruments, requires the determination of fair value of certain of the Company's assets. The following methods and assumptions were used to estimate the fair value of financial statements included in the following categories:

          (a) CASH AND CASH EQUIVALENTS. The carrying amount approximates fair value because of the relatively short maturity of these instruments.

          (b) INVESTMENTS. Carried at quoted market value.

          (c) MORTGAGE LOANS HELD FOR INVESTMENT. The carrying value of these instruments approximates the fair value. The fair value is estimated based upon projected cash flows discounted at the estimated current interest rates at which similar loans would be made. The allowance for loan losses should also be considered in evaluating the fair value of mortgage loans.

          (d) LINES OF CREDIT AND COLLATERALIZED NOTES. The fair value of the Company's lines of credit and collateralized notes are estimated based on the quoted market prices for the same or similar issues or on the current rates offered to the Company for debt of the same remaining maturities.

     11. RECENT ACCOUNTING PRONOUNCEMENTS

     In December 1999, the SEC issued Staff Accounting Bulletin ("SAB") 101, "Revenue Recognition," which outlines the basic criteria that must be met to recognize revenue and provides guidance for presentation of revenue and for disclosure related to revenue recognition policies in financial statements filed with the SEC. The Company believes the adoption of SAB 101 will not have a material impact on the Company's financial position and results of operation.

     In March 2000, the FASB issued Interpretation No. 44 ("FIN 44"), Accounting for Certain Transactions Involving Stock Compensation -- an Interpretation of APB 25. This Interpretation clarifies (a) the definition of employee for purposes of applying Opinion 25, (b) the criteria for determining whether a plan qualifies as a noncompensatory plan, (c) the accounting consequence of various modifications to the terms of a previously fixed stock option or award, and (d) the accounting for an exchange of stock compensation awards in a business combination. This Interpretation is effective July 1, 2000, but certain conclusions in this Interpretation cover specific events that occur after either December 15, 1998, or January 12, 2000. To the extent that this Interpretation covers events occurring during the period after December 15, 1998, or January 12, 2000, but before the effective date of July 1, 2000, the effects of applying this Interpretation are recognized on a prospective basis from July 1, 2000.

     In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivatives and Hedging Activities" ("SFAS 133"). SFAS 133 is effective for all fiscal quarters of all fiscal years beginning after June 15, 1999. SFAS 133 establishes accounting and reporting standards of derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. In July 1999, the Financial Accounting Standards Board issued SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities -- Deferral of the Effective Date of FASB Statement No. 133" ("SFAS 137"). SFAS 137 deferred the effective date until the next fiscal year beginning after June 15, 2000. We will adopt SFAS 133 in our quarter ending March 31, 2001 and do not expect such adoption to have a material effect on our financial statements.

                         SPECIALTY MORTGAGE TRUST, INC.

                           DECEMBER 31, 1999 AND 1998
           (DATA RELATED TO SEPTEMBER 30, 2000 AND 1999 IS UNAUDITED)

     12. EARNINGS PER SHARE

     Basic Earnings Per Share (EPS) is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding for the year. In arriving at income available to common stockholders, preferred stock dividends were deducted in each year presented. Diluted EPS reflects the potential dilution that could occur if dilutive securities were exercised or converted into common stock.

NOTE B -- FINANCIAL INSTRUMENTS AND CONCENTRATIONS OF CREDIT RISK

     Financial instruments with concentration of credit and market risk include cash and mortgage notes.

     The Company maintains cash deposit accounts which, at times, may exceed federally insured limits.

     Substantially all of the loans purchased by the Company are fixed rate loans secured by the first deed of trust on small commercial, land, nonconforming, and small multi-family properties. Maturities on the mortgage loans range from one to seven years.

     Concentration of mortgage loans exist in northern Nevada and southern Nevada with approximately 49% and 33% for 1999, and 84% and 10% for 1998. At September 30, 2000, 71% of the Company's $56.5 million mortgage loan portfolio was invested in loans secured by Nevada property, approximately 33% in the Reno area and 37% in the Las Vegas area. As such, the Company has a significant geographic concentration of credit risk that may be adversely affected by periods of economic decline.

     Concentration of mortgage loan products consists in land and construction loans. As such, the Company has a significant product concentration of credit risk that may be adversely affected by periods of economic decline. The following table illustrates the concentration percentages by product type:

                                               DECEMBER 31,    DECEMBER 31,    SEPTEMBER 30,
                                                   1998            1999            2000
                                               ------------    ------------    -------------
Land.........................................       57%             84%              77%
Construction.................................       24%              4%               9%
Commercial Building..........................        7%              2%               8%
Other........................................       12%             10%               6%
                                                   ---             ---              ---
  Total......................................      100%            100%             100%
                                                   ===             ===              ===

     A significant portion of the Company's mortgage loans will require the borrower to make a balloon payment of the principal at maturity. To the extent that a borrower has an obligation to pay a mortgage loan in a large lump sum payment, its ability to satisfy this obligation may be dependent upon its ability to refinance or raise a substantial amount of cash. An increase in interest rates over the mortgage rate applicable at origination of the loan may have an adverse effect on the borrower's ability to refinance.


     Group concentration of credit risk exists in borrowers of mortgage loans. At December 31, 1998, December 31, 1999, and September 30, 2000, 45.3%, 40.6%,
and 45.6% of mortgage loans were concentrated with three, five and six borrowers, respectively. There are five, ten and eight loans included above at December 31, 1998, December 31, 1999 and September 30, 2000 with cross default provisions with the aggregate value of $5,825,329, $11,634,839 and $8,408,418, respectively. No other security other than the collateral property supports these financial instruments. As such the company has a significant borrower concentration of credit risk that may be adversely affected by periods of economic decline. The amount of loss is limited to the recorded amounts of the loans of $12,341,329, $16,367,548 and $25,760,478 at December 31, 1998, December
31, 1999 and September 30, 2000, respectively.

                         SPECIALTY MORTGAGE TRUST, INC.

                           DECEMBER 31, 1999 AND 1998
           (DATA RELATED TO SEPTEMBER 30, 2000 AND 1999 IS UNAUDITED)

NOTE C -- INVESTMENTS

     Available-for-sale investments at September 30, 2000 consist of:

                                                           GROSS
                                                         UNRELATED      FAIR
                                                          LOSSES       VALUE
                                                         ---------    --------
Preferred stock........................................   $20,641     $228,833
                                                          =======     ========

NOTE D -- BANK LINE OF CREDIT

     At December 31, 1999, the Company maintained a revolving line of credit that bore interest at prime (8.5% at December 31, 1999) and expired June 15, 2000. The terms of the credit agreement allowed the Company to borrow up to $5,000,000 to provide funding for new loans originated by the Company. No balance was outstanding on this line as of December 31, 1999. Under the terms of this agreement, the Company was required to maintain certain financial covenants including maintaining a debt to equity ratio no greater than .5:1. At December 31, 1999, the Company was in compliance with the covenants. The credit facility was collateralized by a pledge of promissory notes evidencing indebtedness of mortgages held by the Company.

     At December 31, 1998, the Company maintained two revolving lines of credit that both expired in 1999. Both lines bore interest at the prime rate (7.75% at December 31, 1998), with a maximum borrowing base of $8,000,000. $6,518,000 was outstanding on these lines at December 31, 1998.

     At September 30, 2000, the Company maintained three revolving lines of credit. One line of credit allows the Company to borrow up to $2,500,000 to provide funding for new loans. This line bears interest indexed on the bank's base rate (9.5% at September 30, 2000) and matures July 1, 2001. The other two lines of credit allow the Company to borrow up to $5,000,000 each. These lines bear interest at the bank's prime rate (9.5% at September 30, 2000) and mature July 1, 2001 and October 1, 2001. On September 30, 2000, $3,040,000 was
outstanding on these lines of credit. All lines of credit are collateralized by secured interest in mortgage loans and require the Company to maintain certain financial covenants including maintaining a debt to equity ratio of 1:1. The Company was in compliance with these covenants as of September 30, 2000.

NOTE E -- COLLATERALIZED NOTES

     The Company has issued Class A collateralized notes (the notes) due in two to six months from the date of issue. These notes bear a fixed rate of interest (6% to 8.75% for periods ending December 31, 1999, December 31, 1998, and September 30, 2000) and are payable on the 20th of each month. The notes are collateralized by the Company's mortgage loans in an aggregate principal amount at least equal to two times the aggregate principal amount outstanding on the notes. A UCC financing statement is held by a trustee for the collateral of the notes receivable. At December 31, 1999, December 31, 1998 and September 30, 2000, $12,797,393, $5,166,294, and $9,706,336 of mortgage notes were used as collateral, respectively.

NOTE F -- STOCKHOLDERS' EQUITY

     The Preferred Stock will convert to the Company's Common Stock, par value $.01 per share ("Common Stock") on a 1 to 1 basis: (1) upon the closing of a firm commitment underwritten initial public offering of the Common Stock resulting in aggregate gross proceeds to the Company of at least

                         SPECIALTY MORTGAGE TRUST, INC.

                           DECEMBER 31, 1999 AND 1998
           (DATA RELATED TO SEPTEMBER 30, 2000 AND 1999 IS UNAUDITED)

$20 million and at a price per share of at least $10 or such lesser amount of proceeds and/or lower price per share as may be approved by holders of two-thirds of the Preferred Stock (a "Qualified IPO"); (2) after March 31, 2000 when and if the return on equity for the previous four quarters exceeds 13%; or
(3) after March 31, 2001 when and if the return on equity for the previous four quarters exceeds 12%.

     The Preferred Stock has a liquidation preference over Common Stock at an amount equal to the original purchase price of $10 per share, plus any declared but unpaid dividends. Therefore, to the extent any assets remain in the Company, such assets shall be distributed in equal amounts per share to holders of common stock and Preferred Stock on an "as converted" basis, that is, as if the Preferred Stock had converted into shares of Common Stock.

     As long as Preferred Stock remains outstanding, the holders of Common Stock are not entitled to dividends or distributions. The Preferred stockholders and Common stockholders vote together as a class.

NOTE G -- STOCK OPTIONS

     In October 1997, the Company adopted the 1997 Executive and Non-Employee Director Stock Option Plan (the Plan) pursuant to which 300,000 shares of the Common Stock have been reserved for issuance upon the exercise of options granted. Options granted may be designated as either (a) incentive stock options (ISO's) under the Internal Revenue Code of 1986, as amended, at 100% fair market value, or (b) nonqualified options at a Board of Director determined option price. ISO's and nonqualified options may be granted by the Board of Directors to participating directors, officers, other key employees of the Company or its manager, agents and consultants that are linked directly to increases in stockholder value. Fair market value is determined periodically by the Board of Directors.

     25% of the shares subject to such stock options shall become exercisable on the first anniversary of the date of grant of the stock option, and an additional 25% shall become exercisable on each of the next three anniversaries of the date of grant. In general, vested options must be exercised within three months after an employee leaves the Company. There are no employees benefiting under this plan.

     The Company has adopted SFAS No. 123, Accounting for Stock-Based Compensation, which calls for companies to measure non-employee stock compensation expense based upon the fair value method of accounting. The Company also adopted SFAS 123 for directors.

     Presented below is a summary of the Company's stock options and the related transactions for the year ended December 31, 1999 and for the eleven months ended December 31, 1998.

                                                                         WEIGHTED
                                                                         AVERAGE
                                                                         EXERCISE
                                                              SHARES      PRICE
                                                              -------    --------
BALANCE AT JANUARY 1, 1998..................................   75,000     $ .01
Granted.....................................................   30,000      1.08
Exercised...................................................       --        --
Forfeited/expired...........................................       --        --
                                                              -------     -----
BALANCE AT DECEMBER 31, 1998................................  105,000       .32
Granted.....................................................   20,000      5.00
Exercised...................................................  (20,200)      .05
Forfeited/expired...........................................       --        --
                                                              -------     -----
BALANCE AT DECEMBER 31, 1999................................  104,800     $1.26
                                                              =======     =====

                         SPECIALTY MORTGAGE TRUST, INC.

                           DECEMBER 31, 1999 AND 1998
           (DATA RELATED TO SEPTEMBER 30, 2000 AND 1999 IS UNAUDITED)

                                                   STOCK OPTIONS           STOCK OPTIONS
                                                    OUTSTANDING             EXERCISABLE
                                              -----------------------    ------------------
                                               WEIGHTED      WEIGHTED              WEIGHTED
                                                AVERAGE      AVERAGE               AVERAGE
                                              CONTRACTUAL    EXERCISE              EXERCISE
    RANGE OF EXERCISE PRICES       SHARES        LIFE         PRICE      SHARES     PRICE
    ------------------------       -------    -----------    --------    ------    --------
DECEMBER 31, 1998:
  $ .01..........................   75,000       8.82          $.01      18,750      $.01
    .05..........................   20,000       9.09           .05          --        --
   3.15..........................   10,000       9.58          3.15          --        --
                                   -------                               ------
     Totals......................  105,000                               18,750
                                   =======                               ======
DECEMBER 31, 1999:
  $ .01..........................   60,000       7.82          $.01      22,500      $.01
    .05..........................   15,000       8.09           .05          --        --
   3.15..........................    9,800       8.58          3.15       2,300      3.15
   5.00..........................   20,000       9.81          5.00          --        --
                                   -------                               ------
     Totals......................  104,800                               24,800
                                   =======                               ======

     The fair value of the Company's stock options was estimated as of the grant date using the Black-Scholes Option Pricing Model with the following weighted average assumptions for the eleven months ended December 31, 1998 and the year ended December 31, 1999: Dividend yield of 0.0%, expected volatility of 0.0%, weighted average risk free interest rate of 5.98% and 5.4%, respectively, and an expected holding period of four years. Based on these assumptions, compensation expense was immaterial for the year ended December 31, 1999 and for the eleven months ended December 31, 1998.

NOTE H -- CAPITAL TRANSACTIONS

     The Company was incorporated in the State of Maryland in October 1997 and was capitalized by its founder purchasing 300,000 shares of Common Stock at $.01 per share. The Company began operations in January 1998. The Common Stock of the Company is not entitled to any dividends as long as Preferred Stock is outstanding.

     In March 1998, the Company completed its initial private placement of 2,169,588 shares of Class A Convertible Preferred Stock, $.01 par value, for cash of $11,604,669 and mortgage loans of $10,091,211. The mortgage loans were originated by the Manager prior to 1998. Mortgage loans of $1,186,367 at adjusted cost basis were contributed by the Manager or officers of the Company.

     On April 1, 1999, the Company completed a private placement of 1,084,794 shares at $10 per share of its Class A Convertible Preferred Stock, par value $0.01 per share, for cash of $9,443,940, mortgage loans of $1,330,000 and collateralized notes at $74,000.

     On July 1, 1999, the Company completed a private placement of 520,690 shares at $10 per share of its Class A Convertible Preferred Stock, par value $0.01 per share, for cash of $4,858,016, collateralized notes of $180,000 and mortgage loans of $168,884.

     In October 1999 the Company issued 24,628 shares of Preferred Stock under a dividend reinvestment plan at $10 per share for cash of $246,280.

                         SPECIALTY MORTGAGE TRUST, INC.

                           DECEMBER 31, 1999 AND 1998
           (DATA RELATED TO SEPTEMBER 30, 2000 AND 1999 IS UNAUDITED)


     On July 1, 2000 the Company issued 689,320 additional shares of Preferred Stock at $10 per share for total cash proceeds of $5,685,511 and collateralized notes of $1,194,300.



     Assets received for the purchase of Preferred Stock from officers, directors or other related parties, are recorded at fair value. Assets received by non-related parties are recorded at fair value.


NOTE I -- EARNINGS PER SHARE

     The following data shows the amounts used in computing earnings per share and the effect on income and the weighted average number of shares of dilutive potential common stock:

                                                                                 NINE MONTHS ENDED
                                   ELEVEN MONTHS                           ------------------------------
                                       ENDED             YEAR ENDED        SEPTEMBER 30,    SEPTEMBER 30,
                                 DECEMBER 31, 1998    DECEMBER 31, 1999        1999             2000
                                 -----------------    -----------------    -------------    -------------
Net Earnings...................     $ 2,025,870          $ 3,809,424        $ 2,791,432      $ 3,154,943
Less: Preferred Dividends......      (2,111,145)          (4,039,923)        (1,827,526)      (2,307,968)
                                    -----------          -----------        -----------      -----------
Income available to common
  stockholders used in basic
  EPS..........................         (85,275)            (230,499)           963,906          846,975
                                    -----------          -----------        -----------      -----------
Preferred Dividends............       2,111,145            4,039,923          1,827,526        2,307,968
Income available to common
  stockholders after assumed
  conversions of dilutive
  securities...................       2,025,870            3,809,424          2,791,432        3,154,943
                                    -----------          -----------        -----------      -----------
Weighted average number of
  common shares used in basic
  EPS..........................         300,000              314,244            312,207          323,429
Effect of dilutive securities:
  Stock Options................                                                  74,571           65,422
  Convertible Preferred
     Stock.....................                                               3,265,165        4,082,081
                                    -----------          -----------        -----------      -----------
Weighted average number of
  common shares and dilutive
  potential common shares used
  in diluted EPS...............         300,000              314,244          3,651,944        4,470,933
                                    ===========          ===========        ===========      ===========
Antidilutive Securities:
  Stock Options................          80,187               67,174                 --               --
  Convertible Preferred
     Stock.....................       2,169,588            3,402,081                 --               --

NOTE J -- RELATED PARTY

     On October 23, 1997, the Company entered into a Management Agreement with the Manager. The Manager will be responsible for the day-to-day operations of the Company and will perform such services and activities relating to the assets and operations of the Company. The Manager originates the mortgage loans in the name of the Manager, and sells the loans to the Company. The Manager retains the servicing of the mortgage loans.


     The Manager receives the mortgage placement fees or points, usually charged to the borrower for and upon origination, extension or refinancing of loans, up to 2.5% of the loan balance with any additional fees or points paid to the Company effectively discounting the purchase price of the loan from the Manager. The Manager will also receive a fee for loan servicing equal to one-half of one percent per annum of the

                         SPECIALTY MORTGAGE TRUST, INC.

                           DECEMBER 31, 1999 AND 1998
           (DATA RELATED TO SEPTEMBER 30, 2000 AND 1999 IS UNAUDITED)

total mortgage loans serviced and any late payment charges. These fees are earned directly by the Manager and deducted from the interest or late payments to cover costs to manage the portfolio, effectively reducing the yield to the Company. In addition, the Manager will receive, as incentive compensation for each fiscal quarter, an amount equal to 50% of the taxable net income before the dividend deduction of the Company in excess of the annualized return to the Company equal to 12%. For the eleven months ended December 31, 1998, the year ended December 31, 1999, and the nine months ended September 30, 2000, the Manager earned the following:

                                       DECEMBER 31,    DECEMBER 31,    SEPTEMBER 30,
                                           1998            1999            2000
                                       ------------    ------------    -------------
Loan Origination Fees................    $375,943        $662,651        $669,808
Loan Servicing Fees..................      73,251         148,252         146,020
Late Payment Charges.................         660          12,539          40,451
Incentive Compensation Bonus.........      22,468          18,480              --

NOTE K -- MORTGAGE LOAN PRODUCTS

     The Company has four mortgage loan products consisting of land, construction, commercial building and other. Substantially all mortgage loans have similar effective interest rates ranging from 12% to 13%. Revenue by product will fluctuate based upon relative balances during the period. Due to the similar nature of the effective interest rates the Company does not compile and report revenues by product type. The following table sets forth balances of mortgage loans by product type:

                                     DECEMBER 31,    DECEMBER 31,    SEPTEMBER 30,
                                         1998            1999            2000
                                     ------------    ------------    -------------
Land...............................  $16,784,829     $30,238,839      $43,723,912
Construction.......................    7,175,000       1,339,170        4,969,037
Commercial Building................    1,930,000         653,688        4,390,929
Other..............................    3,710,572       3,873,993        3,439,782
                                     -----------     -----------      -----------
  Totals...........................  $29,600,401     $36,105,690      $56,523,660
                                     ===========     ===========      ===========

        REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS ON SCHEDULES

Board of Directors
Specialty Mortgage Trust, Inc.

     In connection with our audit of the financial statements of Specialty Mortgage Trust, Inc. referred to in our report dated January 21, 2000, which is included in the S-11 filing, we have also audited Schedule II and Schedule IV for the year ended December 31, 1999 and for the eleven months ended December 31, 1998. In our opinion, these schedules present fairly, in all material respects, the information required to be set forth herein.

                                                /s/ GRANT THORNTON LLP

Reno, Nevada
January 21, 2000

                                                                     SCHEDULE II

                         SPECIALTY MORTGAGE TRUST, INC.

                       VALUATION AND QUALIFYING ACCOUNTS
                     PROVISION FOR LOAN LOSSES ROLLFORWARD

BALANCE JANUARY 1, 1998.....................................  $     --
  Charges to costs and expenses.............................   100,000
  Deductions................................................        --
                                                              --------
BALANCE AT DECEMBER 31, 1998................................   100,000
  Charges to costs and expenses.............................   175,000
  Deductions................................................        --
                                                              --------
BALANCE AT SEPTEMBER 30, 1999...............................   275,000
  Charges to costs and expenses.............................    75,000
  Deductions................................................        --
                                                              --------
BALANCE AT DECEMBER 31, 1999................................   350,000
  Charges to costs and expenses (unaudited).................   275,000
  Deductions (unaudited)....................................        --
                                                              --------
BALANCE AT SEPTEMBER 30, 2000 (UNAUDITED)...................  $625,000
                                                              ========

                                                                     SCHEDULE IV

                         SPECIALTY MORTGAGE TRUST, INC.

                         MORTGAGE LOANS ON REAL ESTATE
                           MORTGAGE LOAN ROLLFORWARD

BALANCE JANUARY 1, 1998.....................................  $        --
                                                              -----------
  Additions during the period
     New mortgage loans.....................................   22,548,000
     Mortgage loans exchanged for issuance of preferred
      stock.................................................   10,091,211
                                                              -----------
                                                               32,639,211
                                                              -----------
  Deductions during the period
     Collections of principal...............................    3,038,810
                                                              -----------
BALANCE AT DECEMBER 31, 1998................................   29,600,401
                                                              -----------
  Additions during the period
     New mortgage loans.....................................   22,253,499
     Mortgage loans exchanged for issuance of preferred
      stock.................................................    1,498,884
                                                              -----------
                                                               23,752,383
                                                              -----------
  Deductions during the period
     Collections of principal...............................   13,691,232
                                                              -----------
BALANCE AT SEPTEMBER 30, 1999...............................   39,661,552
                                                              -----------
  Additions during the period New mortgage loans............      714,658
                                                              -----------
  Deductions during the period
     Collections of principal...............................    4,270,540
                                                              -----------
BALANCE AT DECEMBER 31, 1999................................   36,105,670
  Additions during the period
     New mortgage loans (unaudited).........................   33,397,111
  Deductions during the period
     Collections of principal (unaudited)...................   12,829,121
                                                              -----------
BALANCE AT SEPTEMBER 30, 2000 (UNAUDITED)...................  $56,673,660
                                                              ===========

                                                                     SCHEDULE IV

                         SPECIALTY MORTGAGE TRUST, INC.

                         MORTGAGE LOANS ON REAL ESTATE
                       MORTGAGE LOANS BY TYPE OF PROPERTY
                               DECEMBER 31, 1999

                                                         CARRYING                         AMOUNT
                          INTEREST       FACE AMOUNT      AMOUNT         MATURITY       SUBJECT TO
  TYPE OF PROPERTY          RATE         OF MORTGAGE    OF MORTGAGE        DATE         DELINQUENCY
  ----------------     --------------    -----------    -----------    -------------    -----------
Commercial...........  8.75% - 12.00%    $ 2,240,000    $ 2,223,688    02/00 - 04/03    $       --
Construction.........    12% - 12.25%      1,610,000        569,170    11/00 - 04/00            --
Land.................    12% - 19.00%     65,389,771     31,008,839    09/99 - 05/03     5,756,000
Other................    12% - 13.50%      3,407,500      2,303,993     4/00 - 12/06       706,000
                       --------------    -----------    -----------
          Total......                    $72,647,271    $36,105,690
                                         ===========    ===========

                                                                     SCHEDULE IV

                         SPECIALTY MORTGAGE TRUST, INC.

                         MORTGAGE LOANS ON REAL ESTATE
                        MORTGAGE LOANS BY LIEN POSITION
                               DECEMBER 31, 1999

                       FACE AMOUNT     INTEREST     CARRYING AMOUNT      MATURITY       AMOUNT SUBJECT
    LIEN POSITION      OF MORTGAGE       RATE         OF MORTGAGE          DATE         TO DELINQUENCY
    -------------      -----------    ----------    ---------------    -------------    --------------
1st..................  $68,830,000     8.5% - 13%     $30,618,677      08/99 - 04/03      $2,806,000
1st and 3rd..........      365,000         12.50%         365,000              11/99              --
2nd..................    2,479,000    12% - 13.5%       2,335,993      04/00 - 12/06         870,000
3rd..................    3,400,000            12%       2,786,000              12/99       2,786,000

                                                                     SCHEDULE IV

                         SPECIALTY MORTGAGE TRUST, INC.

                         MORTGAGE LOANS ON REAL ESTATE
                    MORTGAGE LOANS THAT EXCEED THREE PERCENT
                                OF THE PORTFOLIO
                               DECEMBER 31, 1999

                                                                   FACE       CARRYING       AMOUNT
                            INTEREST    MATURITY      LIEN      AMOUNT OF     AMOUNT OF    SUBJECT TO
   DESCRIPTION OF LOAN        RATE        DATE      POSITION     MORTGAGE     MORTGAGE     DELINQUENCY
   -------------------      --------    --------    --------    ----------    ---------    -----------
Residential land dev./
  infrastructure..........   12.00%      4/1/03       1st       $1,100,000    1,100,000    $       --
Residential
  subdivision/land only...   12.25%      8/1/01       1st        2,000,000    1,200,000            --
Residential land
  dev./infrastructure.....   12.00%      7/1/00       1st        2,540,000    1,286,689            --
Commercial land...........   12.25%      4/1/00       1st        6,000,000    1,377,791            --
Commercial land...........   12.00%     11/1/00       1st        1,500,000    1,500,000            --
Motels/weekly rentals.....   12.00%      4/1/03       1st        1,570,000    1,570,000            --
Residential land
  dev./infrastructure.....   12.00%      6/1/02       1st        6,500,000    1,625,704            --
Commercial/residential
  land....................   12.25%      4/1/01       1st        4,400,000    1,694,934            --
Residential land dev./
  infrastructure..........   12.00%      6/1/00       1st        2,260,200    1,700,000     1,700,000
Residential land dev./
  infrastructure..........   12.00%     12/1/99       3rd        3,400,000    2,786,000     2,786,000
Commercial land...........   12.50%      6/1/01       1st        3,500,000      300,000            --
Commercial land...........   13.00%      7/1/00       1st        5,625,000    3,125,000            --
Residential land dev./
  infrastructure..........   12.50%      8/1/01       1st        7,000,000    4,485,000            --

------------------------------------------------------
------------------------------------------------------

     YOU SHOULD RELY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION.

     WE ARE NOT OFFERING THE SECURITIES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED.

     WE DO NOT CLAIM THAT THE INFORMATION IN THIS PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE STATED ON THE COVER.

------------------------------------------------------
------------------------------------------------------
------------------------------------------------------
------------------------------------------------------

                               Up to $250,000,000

                               SPECIALTY MORTGAGE
                                  TRUST, INC.

                        Collateralized Investment Notes

                                [SPECIALTY LOGO]

                           -------------------------

                                   PROSPECTUS
                              DECEMBER [  ], 2000
                           -------------------------

------------------------------------------------------
------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 31. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The expenses to be incurred in connection with the issuance and distribution of the securities being registered are as set forth below. All such expenses, except for the SEC registration and filing fees, are estimated:

    SEC Registration............................................  $ 66,000
    Legal Fees and Expenses.....................................  $ 80,000
    Accounting Fees and Expenses................................  $ 30,000
    Blue Sky Qualification Fees and Expenses (including counsel fees).....................................................  $  5,000
    Printing Fees...............................................  $ 52,000
    Trustee Fees and Expenses...................................  $ 15,000
    Miscellaneous...............................................  $  3,000
                                                                  --------
              Total.............................................  $251,000
                                                                  ========

ITEM 32. SALES TO SPECIAL PARTIES.

     Not applicable.

ITEM 33. RECENT SALES OF UNREGISTERED SECURITIES.

     On October 23, 1997, we sold and issued 300,000 "founder's shares" of common stock to Nello Gonfiantini III at a price of $0.01 per share or an aggregate of $3000.

     On March 31, 1998, we completed our initial private placement of 2,169,588 shares of Class A Convertible Preferred Stock, par value $0.01 per share, for approximately $21.7 million. Purchasers were primarily investors in notes and deeds of trust managed by our manager Gonzo Financial who invested in those trust deeds before our formation and exchanged their beneficial interests aggregating to approximately $10.1 million for our stock on a dollar for dollar basis. Those investors and new investors also purchased shares for cash at $10.00 per share, which cash purchases aggregated to approximately $11.5 million. There were 146 investors, of which 122 were accredited pursuant to Regulation D. In the placement, 1,806,298 shares were issued to individuals (including self-directed retirement accounts and estate planning entities such as family trusts), 275,790 shares were issued to pension plans and 87,500 shares were issued to corporate or partnership business entities.

     On April 1, 1999, we completed a private placement of 1,084,794 shares of Class A Convertible Preferred Stock at $10.00 per share for approximately $10.8 million to existing shareholders only, 24 of whom were unaccredited. Assignments of an investor's interest in notes and deeds of trust aggregated to approximately $1.3 million in this placement. In the placement, 883,224 shares were issued to individuals (including self-directed retirement accounts and estate planning entities such as family trusts), 131,570 shares were issued to pension plans and 70,000 shares were issued to corporate or partnership business entities.

     On July 1, 1999, we completed a private placement of 520,690 shares of Class A convertible preferred stock at $10.00 per share for approximately $5.2 million to new and existing investors, 9 of whom were unaccredited. Assignments of an investor's interest in notes and deeds of trust aggregated to approximately $169,000 in this placement. In the placement, 406,790 shares were issued to individuals (including self-directed retirement accounts and estate planning entities such as family trusts), 68,900 shares were issued to pension plans and 45,000 shares were issued to corporate or partnership business entities.

     On July 1, 2000, we completed a private placement of 689,320 shares of Class A Convertible Preferred Stock at $10.00 per share for approximately $6.9 million to new and existing investors, 14 of whom were unaccredited. In the placement, 616,500 shares were issued to individuals (including self-directed retirement accounts and estate planning entities such as family trusts), 1,500 shares were issued to pension plans and 130,000 shares were issued to corporate or partnership business entities.

     In October 1998, we began to offer to accredited investors on a monthly basis our Class A Collateralized Mortgage Notes secured by our mortgage loans for terms that may range from one month to twelve months. The maximum principal amount outstanding at any time could not exceed $20 million. As of September 20, 2000, 67 Notes in aggregate the principal amount of $7,578,000 were outstanding, bearing interest at rates of 7.00% to 8.75%. Of the outstanding principal amount, $6,371,000 was held by individuals (including their self-directed retirement accounts and estate planning entities), $41,000 by profit-sharing plans and $1,166,000 by corporate or partnership business entities. The Notes were sold only to accredited investors, as defined in Regulation D, Rule 501(a)(4), (5) or (6) under the 1933 Securities Act. Sales of such Notes were terminated as of August 21, 2000.

     The sales of stock and issuance of Notes were exempt from the registration requirements of the Securities Act of 1933 pursuant to Section 4(2) thereof. Appropriate legends were placed on each stock certificate and promissory note. No underwriters were involved and no underwriting commissions were paid in any of the transactions. No form of general solicitation or general advertising was used in any of the transactions. Each investor in our stock or Notes signed a subscription agreement which included representations that they had sufficient knowledge and experience in financial and business matters to be capable of evaluating the merits and risks of investments generally, and of their investment in our stock and Notes, and that they were able to bear the economic risk of the investment. Each investor further acknowledged they understood they could lose their entire investment.

     Options to acquire 135,000 shares of common stock have been granted under Specialty Mortgage Trust's stock option plan. Of these options, 10,000 have been granted to each of the five independent directors and an additional 85,000 have been granted to six current employees (excluding the founder) of the manager. The options were granted without dividend equivalent rights and become exercisable in annual increments over a four-year period. The options were granted at prices ranging from $0.01 to $5.00 per share. As of September 30, 2000, options to purchase 33,200 shares of common stock had been exercised, and shares of common stock issued, for an aggregate consideration of $1,360.

ITEM 34. INDEMNIFICATION OF OFFICERS AND DIRECTORS.

     Section 2-418 of the Corporations and Associations Article of the Annotated Code of Maryland provides that a Maryland corporation may indemnify any director of the corporation and any person who, while a director of the corporation, is or was serving at the request of the corporation as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, or other enterprise or employee benefit plan, is made a party to any proceeding by reason of service in that capacity unless it is established that the act or omission of the director was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty; or the director actually received an improper personal benefit in money, property or services; or, in the case of any criminal proceeding, the director had reasonable cause to believe that the act or omission was unlawful. Indemnification may be against judgments, penalties, fines, settlements, and reasonable expenses actually incurred by the director in connection with the proceeding, but if the proceeding was one by or in the right of the corporation, indemnification may not be made in respect of any proceeding in which the director shall have been adjudged to be liable to the corporation. Such indemnification may not be made unless authorized for a specific proceeding after a determination has been made, in the manner prescribed by law, that indemnification is permissible in the circumstances because the director has met the applicable standard of conduct. On the other hand, the director must be indemnified for expenses if he has been successful in the defense of the proceeding or as otherwise ordered by a court. The law prescribes the circumstances under which the corporation may advance expenses to, or obtain insurance or similar protection for, directors.

     The law also provides for comparable indemnification for corporate officers and agents.

     The Registrant's Articles of Incorporation provide that our directors and officers shall, and our agents in the discretion of the Board of Directors may, be indemnified to the fullest extent required or permitted from time to time by the laws of Maryland.

     The Maryland GCL permits the charter of a Maryland corporation to include a provision limiting the liability of our directors and officers to the corporation and our stockholders for money damages except to the extent that (1) it is proved that the person actually received an improper benefit or profit in money, property or services for the amount of the benefit or profit in money, property or services actually received, or (2) a judgment or other final adjudication is entered in a proceeding based on a finding that the person's action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. Our Articles of Incorporation contain a provision providing for elimination of the liability of our directors and officers or our stockholders for money damages to the maximum extent permitted by Maryland law from time to time.

ITEM 35. TREATMENT OF PROCEEDS FROM NOTES BEING REGISTERED.

     Not applicable.

ITEM 36. FINANCIAL STATEMENTS AND EXHIBITS.

     (a)Financial Statements:

        Balance Sheets
        Statement of Operations
        Statement of Shareholder's Equity
        Statement of Cash Flows

     (b) Exhibits


         3.1*     Articles of Incorporation
         3.2*     Articles Supplementary
         3.3*     Bylaws
         3.3.1*   Amendment to Bylaws
         4.1      Indenture (including form of Note)
         4.2*     Form of Investment Application
         5.1*     Opinion of Tobin & Tobin, a professional corporation, as to legality (including consent of such firm)
         8.1      Opinion of GnazzoThill, a Professional Corporation, as to
                  certain tax matter (including consent of such firm)
        10.1*     Amended and Restated Management Agreement
        10.2*     Master Loan Participation and Servicing Agreement
        12.1      Statement regarding Computation of Ratios
        23.1*     Consent of Tobin & Tobin (see Item 5.1 above)
        23.2*     Consent of GnazzoThill (see Item 8.1 above)
        23.3      Consent of Grant Thornton LLP
        24.1*     Power of Attorney (set forth on signature page)
        25.1*     Form T-1, Statement of Eligibility and Qualification Under
                  the Trust Indenture Act of 1939 of Bankers Trust of
                  California, N.A., Designated to Act as Trustee
        27.1*     Financial Data Schedule


-------------------------

 * Previously filed.

ITEM 37. UNDERTAKINGS.


     (a) The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by Section 10(a)(3) of the securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of the securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     provided, however, that the undertakings set forth in clauses (i) and (ii) of this paragraph do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

          (2) That, for the purpose of determining any liability under the securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Registrant, pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES



     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this Amendment No. 3 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Reno, County of Washoe, State of Nevada, on December 26, 2000.


                                          SPECIALTY MORTGAGE TRUST, INC.

                                          By:   /s/ NELLO GONFIANTINI III
                                            ------------------------------------
                                                   Nello Gonfiantini III
                                               Chairman, President and Chief
                                                      Financial Officer
                                              and Principal Accounting Officer


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 3 to Registration Statement has been signed by the following persons in the capacities and on the dates indicated:



                  SIGNATURE                                 POSITION                      DATE
                  ---------                                 --------                      ----
          /s/ NELLO GONFIANTINI III             Chairman of the Board, President    December 26, 2000
---------------------------------------------                  and
            Nello Gonfiantini III                    Chief Financial Officer
                                                and Principal Accounting Officer

             /s/ GEORGE E. BULL*                            Director                December 26, 2000
---------------------------------------------
               George E. Bull

            /s/ ROGER M. PELTYN*                            Director                December 26, 2000
---------------------------------------------
               Roger M. Peltyn

           /s/ STEPHEN V. NOVACEK*                          Director                December 26, 2000
---------------------------------------------
             Stephen V. Novacek

           /s/ ERNEST MARTINELLI*                           Director                December 26, 2000
---------------------------------------------
              Ernest Martinelli

           /s/ HARVEY C. FENNELL*                           Director                December 26, 2000
---------------------------------------------
              Harvey C. Fennell

          /s/ NELLO GONFIANTINI III
---------------------------------------------
   *By Nello Gonfiantini, attorney-in-fact

                                 EXHIBIT INDEX


EXHIBIT
 NUMBER                      DESCRIPTION OF DOCUMENT
--------                     -----------------------
 3.1*      Articles of Incorporation
 3.2*      Articles Supplementary
 3.3*      Bylaws
 3.3.1*    Amendment to Bylaws
 4.1       Indenture (including form of Note)
 4.2*      Form of Investment Application
 5.1*      Opinion of Tobin & Tobin, a professional corporation, as to legality (including consent of such firm)
 8.1       Opinion of GnazzoThill, a Professional Corporation, as to
           certain tax matter (including consent of such firm)
10.1*      Amended and Restated Management Agreement
10.2*      Master Loan Participation and Servicing Agreement
12.1       Statement regarding Computation of Ratios
23.1*      Consent of Tobin & Tobin (see Item 5.1 above)
23.2*      Consent of GnazzoThill (see Item 8.1 above)
23.3       Consent of Grant Thornton LLP
24.1*      Power of Attorney (set forth on signature page)
25.1*      Form T-1, Statement of Eligibility and Qualification Under
           the Trust Indenture Act of 1939 of Bankers Trust of
           California, N.A., Designated to Act as Trustee
27.1*      Financial Data Schedule


-------------------------
 * Previously filed.